AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2015

REGISTRATION STATEMENT NO. 333-178325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3

ON

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SINOCOKING COAL AND COKE

CHEMICAL INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	3312	65-0420146
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Kuanggong Road and Tiyu Road, 10th Floor,

ChengshiXin Yong She, Tiyu Road,

Xinhua District, Pingdingshan, Henan Province

People’s Republic of China

467000

Telephone No. +86-3752882999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

(Name, address and telephone number of agent for service)

Approximate Date of Proposed Sale to the Public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

The Registrant filed a shelf registration statement on Form S-3 (Registration No. 333-178325) (the “Original Registration Statement”) declared effective by the Securities and Exchange Commission on May 10, 2012, which registered shares of common stock of the Registrant. This Post-Effective Amendment No. 2 to Form S-3 on Form S-1 Registration Statement is being filed to amend the Original Registration Statement into a registration statement on Form S-1 to maintain the registration of certain securities previously registered on the Original Registration Statement. Due to a late filing of a quarterly report for the quarter ended March 31, 2014 on Form 10-Q, SinoCoking Coal & Coke Chemical Industries, Inc. (the “Company”) was unable to continue to use its existing Form S-3. Consequently, the Registrant is not currently eligible to use Form S-3 in connection with the current offering. The Registrant is filing this Post-Effective Amendment No. 2 to Form S-3 on Form S-1 to amend the Original Registration Statement into a registration statement on Form S-1 to (i) continue the registration of: (a) 1,409,423 Shares of Common Stock issuable upon exercise of the Series A Warrants issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement, (b) 1,644,737 Shares of Common Stock issuable upon exercise of the Series B Warrants issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement, (c) 1,644,737 Shares of Common Stock issuable upon exercise of options issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement, (d) 822,369 Series C Warrants issuable upon exercise of options issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement; (e) 822,369 Shares of Common Stock issuable upon exercise of the Series C Warrants subject to the options issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement, (f) 225,268 Shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the September 2014 offering subject to the September 9, 2014 Placement Agent Agreement and the September 18, 2014 Securities Purchase Agreement, and (g) up to 131,579 Placement Agent Warrants and 131,579 Shares of Common Stock issuable upon exercise of the options described above, all previously registered on the Original Registration Statement. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 10, 2015

PRELIMINARY PROSPECTUS

SINOCOKING COAL AND COKE

CHEMICAL INDUSTRIES, INC.

5,878,113 Shares of Common Stock

This prospectus covers the sale of up to:

•	1,409,423 Shares of Common Stock issuable upon exercise of the Series A Warrants sold in our September 24, 2014 offering which may be exercised at a price of $6.38 per share.
•	1,644,737 Shares of Common Stock issuable upon exercise of the Series B Warrants sold in our September 24, 2014 offering which may be exercised at a price of $6.08 per share.
•	1,644,737 Shares of Common Stock issuable upon exercise of option issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement.
•	822,369 Series C Warrants issuable upon exercise of option issued in the September 2014 offering subject to the September 19, 2014 Prospectus Supplement.
•	822,369 Shares of Common Stock issuable upon exercise of the Series C Warrants subject to the options issued in our September 24, 2014 offering which may be exercised at a price of $6.08 per share.
•	225,268 Shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the September 24, 2014 offering subject to the September 9, 2014 Placement Agent Agreement and the September 18, 2014 Securities Purchase Agreement.
•	131,579 Placement Agent Warrants and 131,579 Shares of Common Stock issuable upon exercise of the options described above.

Our common stock became eligible for trading on the NASDAQ Capital Market February 17, 2010. Our common stock trades on the NASDAQ Capital Market under the symbol “SCOK”. The closing price of our stock on March 9, 2015 was $2.62.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

i

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

References to “we,” “our,” “us,” the “Company,” the “registrant,” or “SinoCoking” refer to SinoCoking Coal and Coke Chemical Industries, Inc., a Florida corporation, including its consolidated subsidiaries and VIE controlled entities.

Our Business

We are a vertically-integrated coal and coke producer based in Henan Province, People’s Republic of China (“PRC” or “China”). Our products currently include raw coal, washed coal, “medium” or mid-coal, coal slurries, coke, coal tar and crude benzol, although we anticipate continuing to reduce our reliance on coal products and expand into the clean energy industry. We also generate electricity from gas emitted during the coking process, which we use primarily to power our operations.

In May 2014, we commenced plans to further extend our coal and coke operations into the clean-burning synthetic gas field. During the beginning of July 2014, we started an investment plan of approximately $7.8 million or RMB 48 million to build a coke gasification facility for the conversion of carbon dioxide into a clean-burning synthetic gas (“syngas”). The construction was completed near the end of September 2014 and commenced its production in the middle of October 2014. The annual capacity of the coke gasification facility is designed at 219,000,000 cubic meters of syngas or 25,000 cubic meters of syngas per hour.

On August 28, 2014, we also entered into a cooperative agreement with North China Institute of Science and Technology regarding underground coal gasification development to refine and implement a technology to convert our coal mines with 2.3 million tons of coal recovery reserves into syngas. At the first phase of this cooperation, we will invest $18 million in building an underground coal gasification facility with an annual production capacity of 525,600,000 cubic meters of syngas or 60,000 cubic meters of syngas per hour. The construction commenced in October 2014 and is expected to be complete in March 2015. Our target is to build an underground coal gasification facility with an annual production capacity of 7,708,800,000 cubic meters of syngas or 880,000 cubic meters of syngas per hour. The required funding is expected to come from our operations and loans from financial institutions.

With the coke and coal gasification implementation plans, we plan to transition from being a producer of coal and coke products to a multifunctional energy company engaged in providing coal, coke, and clean-burning syngas.

Our business operations are conducted by Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), which we control through contractual arrangements that Hongli and its owners have entered into with Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), a wholly-owned subsidiary of Top Favour Limited (“Top Favour”), a British Virgin Island company and our wholly owned subsidiary. These contractual arrangements provide for management and control rights, and in addition entitle us to receive the earnings and control the assets of Hongli. Other than our interests in the contractual arrangements, we do not own any equity interests in Hongli.

As of December 31, 2014:

•	Coking related operations, including coke gasification, are carried out by Hongli and its branch, Baofeng Coking Factory (“Baofeng Coking”).

•	Coal related operations, including underground coal gasification, are under the following three subsidiaries of Hongli, although all mining activities are currently on hold pending the ongoing mining moratorium:

(1)	Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”);
(2)	Baofeng Shuangrui Coal Mining Co., Ltd. (“Shuangrui Coal”), which is wholly owned by Hongchang Coal; and
(3)	Baofeng Xingsheng Coal Mining Co., Ltd. (“Xingsheng Coal”).

•	Electricity generation is carried out by Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd. (“Hongguang Power”), also a wholly owned subsidiary of Hongli.

The coal-related activities for the periods discussed below are those of Hongchang Coal only, although its mining operations were halted in September 2011. Our other coal mine companies have halted operations since the provincial-wide mining moratorium was imposed in June 2010. As of the date of this report, we do not know when the mining moratorium will be lifted, or when we can resume our mining operations, if at all.

We intend to transfer all coal mining operations from Hongli’s subsidiaries to a joint-venture established with Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”), a state-owned enterprise and qualified provincial-level coal mine consolidator. The joint-venture, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd. (“Hongyuan CSG”), has been established, although our planned transfer of coal related activities to Hongyuan CSG has not been carried out as of the date of this Report. Our interests in Hongyuan CSG are held by Henan Zhonghong Energy Investment Co., Ltd. (“Zhonghong”), which equity interests are presently held on Hongli’s behalf and for its benefit by three nominees pursuant to share entrustment agreements.

General Information

Our principal executive offices are located at Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, China 467000, and our telephone number is +86-3752882999.

2

The Offering

Issuer	SinoCoking Coal and Coke Chemical Industries, Inc.

Securities offered	This prospectus covers the sale of up to:

• 1,409,423 Shares of Common Stock issuable upon exercise of the Series A Warrants which may be exercised at a price of $6.38 per share;

• 1,644,737 Shares of Common Stock issuable upon exercise of the Series B Warrants which may be exercised at a price of $6.08 per share;

• 1,644,737 Shares of Common Stock issuable upon exercise of option;

• 822,369 Series C Warrants issuable upon exercise of option;

• 822,369 Shares of Common Stock issuable upon exercise of the Series C Warrants which may be exercised at a price of $6.08 per share;

• 225,268 Shares of Common Stock issuable upon exercise of the Placement Agent Warrants issued in the September 24, 2014 offering subject to the September 9, 2014 Placement Agent Agreement and the September 18, 2014 Securities Purchase Agreement; and

• 131,579 Placement Agent Warrants and 131,579 Shares of Common Stock issuable upon exercise of the options described above.

Common stock to be outstanding after this offering	29,838,330 shares (assuming all the warrants and options are exercised)

Use of Proceeds	We will receive proceeds from the exercise of the warrants if the warrants are exercised for cash. See “Use of Proceeds”.

Risk Factors	You should carefully read and consider the information set forth under “Risk Factors,” together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

NASDAQ Capital Market symbol	We list our common stock on the NASDAQ Capital Market under the symbol “SCOK”.

The number of shares of common stock outstanding before and after the offering is based on 23,960,217 shares outstanding as of December 31, 2014 and excludes:

•	4,101,797 shares of common stock issuable upon the exercise of warrants outstanding at December 31, 2014 with a weighted average exercise price of $6.18 per share,

•	1,644,737 shares of common stock issuable upon the exercise of options outstanding at December 31, 2014 with a weighted average exercise price of $6.08 per share,

•	131,579 shares of common stock issuable upon the exercise of placement agent warrants issuable to the extent of exercise of options outstanding at December 31, 2014 with a weighted average exercise price of $6.08 per share for such placement agent warrants, and

•	2,000,000 shares of common stock reserved for future grants and awards under our equity incentive plans as of December 31, 2014.

3

Risk Factors

The reader should carefully consider the risks described below together with all of the other information included in this Report. The statements contained in or incorporated into this Report that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Related To Our Business

If we cannot continue as a going concern, you will lose your entire investment.

In their report in connection with our financial statements for the fiscal year ended June 30, 2014, our independent registered public accounting firm included an explanatory paragraph stating that because we require additional funds to meet our obligations, there is substantial doubt as to our ability to continue as a going concern. If we cannot continue as a going concern, your entire investment may be worthless. Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing or extend the terms of our existing financing, neither of which prospect is certain.

If we do not raise additional capital or refinance our debt, we will not be able to achieve our objectives and we may need to curtail or even discontinue operations.

At December 31, 2014, our current liabilities exceeded current assets by over $26 million. On September 18, 2014, we sold 2,818,845 shares of our common stock for $14.3 million. However, our cash balance was $0.3 million as of December 31, 2014. Our ability to continue as a going concern depends upon our expenditure requirements and repayments of our short-term and long-term loan facilities with Bairui Trust Co., Ltd. (“Bairui Trust”) as and when they fall due. At present, we have no firm commitments for investment capital and no debt facilities. Additional capital may not be available to us or may be available only on terms that are unfavorable. If capital is not available on satisfactory terms, or is not available at all, we may be unable to continue to fully develop our business. In addition, our results of operations may decline from previous levels or may fail to meet expectations. As a result, the price of our publicly traded securities may decline, causing you to lose all or part of your investment.

Our business and results of operations are dependent on China's coal and coke markets, which may be cyclical.

Since our principal revenue source is from the sale of coal and coke in China, our business and operating results are highly dependent on China’s supplies and demands. The Chinese coal and coke markets are cyclical and exhibit fluctuation in supply and demand from year to year. They are subject to numerous factors beyond our control, including, but not limited to, general economic conditions in the PRC and fluctuations in industries with high demand for coal, such as the power and steel industries. These factors are also linked to or influenced by global economic conditions. Supply and demand fluctuations can affect prices, which in turn affect our operating and financial performance. We have seen substantial price fluctuations in the past and believe that such fluctuations may continue. Demand is primarily influenced by the pace of domestic economic growth and development, as measured by the requirements of the power, steel, and construction industries. Supply, on the other hand, is primarily affected by geography, the domestic and international production volumes, tariffs duties and trade controls, value-added taxes imposed on imports, and international freight costs. Alternative fuels such as natural gas, oil and nuclear power, and alternative energy sources, such as hydroelectric power, wind, geothermal and solar, also have influences on supply and demand. Excess supply or significant reduction in demand can adversely affect pricing, which would in turn cause a significant decline in our profitability.

4

Our coal and coke operations are inherently subject to changing conditions that can affect our profitability.

Our coal and coke operations are inherently subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in profitability. We are exposed to commodity price risk related to the purchase of diesel fuel, wood, explosives and steel. In addition, weather and natural disasters (such as earthquakes, landslides, flooding, and other similar occurrences), unexpected maintenance problems, key equipment failures, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials, variations in rock and other natural materials and variations in geological conditions can be expected in the future to have a significant impact on our operating results. Prolonged disruption of production at the mines would result in a decrease in our revenues and profitability, which could be material (see “We may not be able to resume our coal mining operations in the near future” below). Other factors affecting coal and coke production and/or sale that could adversely affect our profitability include:

•	changes in the laws and/or regulations that we are subject to, including permitting, safety, labor and environmental requirements; and

•	labor shortages.

Our coal and coke operations are extensively regulated by the PRC government and government regulations may limit its activities and adversely affect its business operations.

Our coal and coke operations, like those of other Chinese natural resources and energy companies, are subject to extensive regulations administered by the PRC government. Central governmental authorities, such as the National Development and Reform Commission, the State Environmental Protection Administration, the Ministry of Land and Resources, the State Administration of Coal Mine Safety, the State Bureau of Taxation, and provincial and local authorities and agencies exercise extensive control over various aspects of our industry, which affect the following material aspects of our operations:

•	exploration, exploitation and mining rights and licensing;
•	rehabilitation of mining sites after mining is completed;
•	recovery rate requirements;
•	industry-specific taxes and fees;
•	target of our capital investments;
•	pension funds appropriation; and
•	environmental and safety standards.

We believe that our operations are in compliance with applicable legal and regulatory requirements. However, there can be no assurance that the central, provincial or local governments in the PRC will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures by us to comply (see “We may not be able to resume our coal mining operations in the near future” below). We may face significant constraints on our ability to implement our business strategies or to carry out or expand business operations. We may also be materially and adversely affected by future changes in certain regulations and policies of the PRC government in respect of the coal or coke industry. New legislation or regulations may be adopted that may materially and adversely affect our operations, our cost structure or demand for our products. In addition, new legislation or regulations or different or more stringent interpretation of existing laws and regulations may also require us to substantially change our existing operations or incur significant costs.

5

We may not be able to resume our coal mining operations.

With the PRC government’s increasing concern regarding mine safety issues, particularly in light of several recent accidental explosions in coal mines (operated by other companies) due to inadequate internal safety measures, and the implementation of the State Council’s Regulation on Phase-out of Small Coal Mines, industry-wide coal mine safety inspections have been ongoing in Henan since June 2010. During the course of these inspections, all coal mines in Henan have been shut down. We continued to operate our only mine at that time, Hongchang coal mine, at approximately 50% capacity until September 2011, when we halted operation in order to complete certain engineering and safety upgrades. Operations at our other three mines (Shuangrui, Xingsheng and Shunli) were already halted when we acquired controlling interests in them in May 2011, and have not resumed since (see “Our Products and Operations – Coal – Coal Mining Moratorium” above). At this time, we do not know whether or when we can obtain clearance to resume operations at these mines.

Such interruption to our coal mining operations has had a material and adverse effect on our financial results and operations. Moreover, additional new legislation or regulations may be adopted, or the enforcement of existing laws could become more stringent, either of which may have a significant impact on our mining operations or customers’ ability to use coal and may require our customers to significantly change operations or to incur substantial costs.

Our future success may depend substantially upon our ability to complete and operate the new coking plant.

A central element of our business plan involves the construction and operation of our new coking plant. As of the date of this Report, however, construction has not yet been completed. As of June 30, 2014, total amount due for the plant’s construction was approximately $125.4 million, of which approximately $87 million has been paid, and the remaining $38.4 million will be paid based on construction progress. In light of downturns in the coke market, however, we have had stoppage previously, and have currently slowed down construction. While we intend to resume construction at full pace when market conditions improve, there can be no assurance as to when that will occur.

Our business operations may be adversely affected by present or future environmental regulations.

As a producer of coal and coke products, we are subject to significant, extensive, and increasingly stringent environmental protection laws and regulations in China. These laws and regulations:

•	impose fees for the discharge of waste substances;
•	require the establishment of reserves for reclamation and rehabilitation;

•	require the payment of fines for serious environmental offences; and
•	allow the Chinese government, at its discretion, to close any facility that fails to comply with environmental regulations or government orders.

Our operations produce waste water, gas and solid waste materials. Currently, the PRC government is moving toward more rigorous enforcement of applicable laws and regulations as well as the adoption and enforcement of more stringent environmental standards. Our current expenditure for environmental regulatory compliance may not be sufficient if additional regulations are imposed and we may need to allocate additional funds for such purpose. If we fail to comply with current or future environmental laws and regulations, we may be required to pay penalties or fines or take corrective actions, any of which may have a material adverse effect on our business operations and financial condition.

In addition, China is a signatory to the 1992 United Nations Framework Convention on Climate Change and the 1997 Kyoto Protocol, which are intended to limit emissions of greenhouse gases. Efforts to control greenhouse gas emission in China could result in reduced use of coal and coke if customers switch to sources of fuel with lower carbon dioxide emissions, which in turn could reduce the revenues of our businesses and have a material adverse effect on results of operations.

Demand for coal and coke and their respective prices are closely linked to consumption patterns of the power and steel industries in China. Any changes in consumption patterns could affect our operations and profitability.

Demand for coal and coke and the prices that we will be able to obtain for these products are closely linked to consumption patterns of the power generation and steel industries in China. These consumption patterns are influenced by factors beyond our control, including the demand for electricity; demand for steel; government regulation; technological developments and the location, availability, quality and price of competing sources of coal and coke; alternative fuels, such as natural gas, oil and nuclear power, and alternative energy sources, such as hydroelectric power, wind, geothermal and solar. Any reduction in the demand for coal or coke by the domestic power and steel industries may cause a decline in demand and revenue from our products which would reduce our profitability. For much of fiscal 2013 and 2014, the steel industry especially has suffered from tighter governmental control of real estate and land developments, resulting in a soft coke market. Likewise, the general slowdown in the Chinese economy has negatively impacted the coal market, especially in the second half of fiscal 2013 and throughout fiscal 2014.

6

If transportation becomes unavailable or uneconomic for our customers, our ability to sell coal or coke could suffer.

Transportation costs represent a significant portion of the total cost of coal and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in transportation costs could make our products a less competitive source of energy or could make some of our offerings less competitive than other sources of coal or coke. We rely upon trucking, national, provincial and local highways and roadways, and the national railway system to transport our products. Regulation of, and the overall cost of using these forms of transportation may be outside of our control. Further changes in the accessibility and cost of these forms of transportation could affect our ability to deliver our products to our customers, and which, in turn, could affect the attractiveness of our products relative to competing alternatives. In addition, these modes of transportation depend upon the support of the national, provincial and local governments for their maintenance and operation, and their reliability will depend on the actions and resources of these governments.

Risks inherent to mining could increase the cost of operating our business.

Our mining operations are subject to conditions beyond our control that can delay coal deliveries or increase the cost of mining for varying lengths of time. These conditions include weather and natural disasters (such as earthquakes, landslides, flooding, and other similar occurrences), unexpected maintenance problems, key equipment failures, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials, variations in rock and other natural materials and variations in geological conditions.

As with all companies that have coal mining operations, our operations are affected by mining conditions such as a deterioration in the quality or thickness of faults and/or coal seams, pressure in mine openings, presence of gas and/or water inflow and propensity to spontaneous combustion, as well as operational risks associated with industrial or engineering activity, such as mechanical breakdowns. Although we have conducted geological investigations to evaluate such mining conditions and adapt our mining plans to address them, there can be no assurance that the occurrence of any adverse mining conditions would not result in an increase in our costs of production, a reduction of coal output or the temporary suspension of operations.

We may suffer losses resulting from industry-related accidents and lack of insurance.

We operate coal mines and related facilities that may be affected by water, gas, fire or structural problems. As a result, our operations, like other coal mining and coking companies, could experience accidents that cause property damage and personal injuries. Although we have implemented safety measures at our operations, and provide on-the-job training for our employees, and, in accordance with relevant laws set aside approximately 9.6% of employees’ total remuneration for employees’ health insurance, there can be no assurance that industry-related accidents will not occur in the future.

We currently do not maintain fire, or other property insurance covering our properties, equipment or inventories. In addition, we do not maintain any business interruption insurance or any third party liability insurance to cover claims in respect of personal injury, property or environmental damage arising from accidents on our properties. Any uninsured losses and liabilities incurred by us could have a material adverse effect on our financial condition and results of operations. For instance, if it occurred, a major mining accident could prompt government-mandated closure of some or all of our mining operations, which would then require us to spend significant resources on remediation which could consume our available capital resources. Further, until such remediation is completed, we would be required to obtain our raw coal inputs from other third party suppliers at a higher price, which would adversely affect our gross margins on coal and coke products. Although the likelihood of a major mining accident is extremely difficult to predict, we note that we have never suffered a casualty or major mining-related accident since inception, we have never been found to be out of compliance with government safety standards, and management believes our mining operations are safer than the industry average in China.

7

Our ability to operate effectively could be impaired if we loses key personnel or fails to attract qualified personnel.

Our business is managed by a number of key personnel, the loss of any of which could have a material adverse effect on operations. In addition, as business develops and expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified personnel. We cannot assure that key personnel will continue to be employed by us or that we will be able to attract and retain qualified personnel in the future. We employ our key personnel on an at-will basis, which means that either the Company or the employee may generally terminate the employment relationship at any time for any reason. Accordingly, if we are not able to effectively fill vacancies of departing key persons, our business may be impaired. Further, we note that our management is heavily dependent on the skills, experience, contacts, and business relationships of our founder and Chief Executive Officer, Mr. Jianhua Lv. Accordingly, the loss of Mr. Lv could cause significant impairment to the business of our Company.

A downturn in global economic conditions may materially adversely affect our business and results of operations.

Our business and results of operations are affected by international, national and regional economic conditions. Financial markets in the United States, Europe and Asia have experienced significant disruption in the past year, including among other things, heightened volatility in security prices, constrained liquidity and credit availability, rating downgrades of certain investments and declining values of others. We are unable to predict the likely duration and severity of the current disruptions in financial markets, credit availability, and adverse economic conditions throughout the world. These economic developments affect businesses in a number of ways that could result in unfavorable consequences to us. Adverse global economic conditions, including within the PRC, could negatively affect commodity prices, or may cause our current or potential customers to delay or reduce purchases which could, in turn, result in reductions in sales volumes or prices, materially and adversely affecting results of operations and cash flows. Volatility and disruption of global financial markets could limit our customers' abilities to obtain adequate financing to maintain operations and proceed with planned or new capital spending initiatives, leading to a reduction in sales volume that could materially and adversely affect results of operations and cash flow. In addition, a decline in our customers' abilities to pay as a result of an economic downturn may lead to increased difficulties in the collection of accounts receivable, higher levels of reserves for doubtful accounts and write-offs of accounts receivable, and higher operating costs as a percentage of revenues.

Certain of our shareholders control a significant amount of our common stock.

As of December 31, 2014, approximately 33% of our outstanding common stock was controlled by our founder and Chief Executive Officer, Mr. Jianhua Lv, and one holding entity, of which Mr. Jianhua Lv is a director and beneficiary. Accordingly, Mr. Lv presently has significant relative voting power and influence over any action requiring shareholder approval, including the election of our directors.

Our acquisitions may disrupt or have a negative impact on our business.

We could have difficulty integrating personnel and operations of Shuangrui Coal, Xingsheng Coal and Shunli Coal with our own. In addition, their key personnel may not be willing to work for us. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the effect of any government regulations which relate to the business acquired;
•	delays and waiting periods associated with required safety inspections, as well as government licensing or permitting procedures;
•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

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•	potential unknown liabilities associated with acquired businesses and the associated operations, or the need to spend significant amounts to retool, reposition or modify the existing operations; and
•	the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to the acquisition.

For instance, as a required part of the process of consolidating mines in China, a consolidator is required to undergo safety inspections which apply to its existing and operating mines as well as acquired mines. These government inspections, as well as the required permitting and permitting process, may require substantial time to complete, and this may cause interruptions our coal mining operations. In light of the mining moratorium, we do not know when such clearance will be issued, if at all (see “Our Products and Operations – Coal – Coal Mining Moratorium” above). Further, if safety issues are identified by government mine inspection authorities, we may be required to undertake costly and time-consuming remedial measures in order to restore production.

Our business could be impaired to the extent that management is unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract the management and employees, increase our expenses and adversely affect our results of operations.

A large portion of our current revenue is derived from relatively few customers.

We depended on two major customers for a substantial portion of our revenue in fiscal 2014. Nonrenewal or termination of our arrangements with these customers may have a materially adverse effect on our revenue. In the event that any one of our major customers does not renew or terminates its arrangement with us, there can be no assurance that we will be able to enter into another arrangement similar in scope. Additionally, there can be no assurance that our business will not remain largely dependent on a limited customer base accounting for a substantial portion of revenue.

Risks Related to Our Corporate Structure

If the Chinese government determines that the contractual arrangements through which we control Hongli do not comply with applicable regulations, our business could be adversely affected. If the PRC regulatory bodies determine that such agreements do not comply with PRC regulatory restrictions on foreign investment, we could be subject to severe penalties. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Hongyuan and Hongli. Although we have been advised by our PRC counsel that based on their understanding of the current PRC laws, rules and regulations, the contractual arrangements with Hongli and its owners, as well our ability to enforce our rights thereunder, comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, they will become invalid or unenforceable. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

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If we, Hongyuan or Hongli are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses of Hongli and/or voiding the contractual arrangements;
•	discontinuing or restricting the operations of Hongli;
•	imposing conditions or requirements with which we or Hongyuan or Hongli may not be able to comply;
•	requiring us to restructure the relevant ownership structure or operations;
•	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or
•	imposing fines or other forms of economic penalties.

As we do not have direct ownership of Hongli, the imposition of any of these penalties may have a material adverse effect on our financial condition, results of operations and prospects.

Our contractual arrangements with Hongli and its owners as well as our ability to enforce our rights thereunder may not be as effective in providing control over Hongli as direct ownership.

We have no equity ownership interest in Hongli, and rely on contractual arrangements to control the company. We cannot assure you that the Owners will always act in our best interests, and these contractual arrangements may not be as effective in providing control over the company as direct ownership. For example, Hongli could fail to take actions required for our business despite its contractual obligation to do so. If Hongli fails to perform under its agreements with us, we are required by the terms of these agreements to enforce our rights by arbitration before the China International Economic and Trade Arbitration Commission (“CIETAC”). According to the Rule of CIETA, to initiate such proceeding, we must first prepare and submit an arbitration request to CIETAC for its acceptance. Once accepted, CIETAC will form an arbitration tribunal to hear the matter, set a hearing date and notify Hongli of the proceeding. Hongli will have 45 days from the receipt of such notice to prepare its statement of defense. While we have been advised by our PRC counsel that current CIETAC rules requires a decision to be rendered within six months from the selection of the arbitration tribunal, the passage of any prolong period of time without resolution may disrupt and negatively affect our business operations. Further, we must borne half of CIETAC’s fees in addition to our own expenses incurred to prepare for such proceeding, which fees may become prohibitively expensive as the arbitration must take place in Shanghai and be conducted in Chinese. As we are also contractually bound by CIETAC’s decision, in the event such decision is unfavorable to us, we may effectively lose our control over Hongli, which could materially and adversely affect our business, financial conditions and results of operations.

Management members of Hongli have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Mr. Jianhua Lv, our Chief Executive Officer, is also the Chairman of Hongli and owns 85.4% of its equity ownership interests. Conflict of interest between his duties to our company and Hongli may arise. As our director and executive officer, he has a duty of loyalty and care to us under U.S. law when there are any potential conflicts of interests between our company and Hongli. We cannot, however, assure you that when conflicts of interest arise, he will act completely in our interests, or that conflicts of interests will be resolved in our favor. For example, he may determine that it is in Hongli’s interests to sever the contractual arrangements with Hongyuan irrespective of the effect such action may have on us. Because we derive our income entirely from the contractual arrangements with Hongli, we would have no or minimal operations and assets if these contractual arrangements are severed. In addition, Mr. Lv could violate his legal duties by diverting business opportunities from us to others, thereby reducing the amount of payment that Hongli is obligated to remit to us under the consulting services agreement.

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In the event that you believe that your rights have been infringed under the U.S. securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against Hongli or our officers or directors, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Hongli and its management, all of which are located in China.

Our principal shareholder may be subject to registration requirements under current regulations relating to offshore investment activities by PRC residents, the non-compliance of which may subject us to fines and sanctions that could adversely affect our business.

In October 2005 and June 2011, the State Administration of Foreign Exchange (“SAFE”) promulgated the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular 75, and its implement rule, respectively, that state that if PRC citizens residing in the PRC, or PRC residents, use assets or equity interests in their PRC entities as capital contributions to establish offshore companies or inject assets or equity interests of their PRC entities into offshore companies to raise capital overseas, they must register with local SAFE branches with respect to their overseas investments in offshore companies. They must also file amendments to their registrations if their offshore companies experience material events involving capital variation, such as changes in share capital, share transfers, mergers and acquisitions, spin-off transactions, long-term equity or debt investments or uses of assets in China to guarantee offshore obligations. Under this regulation, their failure to comply with the registration procedures set forth in such regulation may result in restrictions being imposed on the foreign exchange activities of the relevant PRC entity, including the payment of dividends and other distributions to its offshore parent, as well as restrictions on the capital inflow from the offshore entity to the PRC entity.

Risks Related To Doing Business in China

Our operations are primarily located in China and may be adversely affected by changes in the policies of the PRC government.

The political environment in the PRC and the policies of the PRC government may adversely affect our business operations. The PRC has operated as a socialist state since 1949. In recent years, however, the government has introduced economic reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. These effects could substantially impair our business, profits or prospects. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

The PRC government exerts substantial influence over the manner in which companies in China must conduct their business activities.

The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and if this were to occur, we could be required to divest the interests we then hold in Chinese properties or joint-ventures. Any such developments could have a material adverse effect on our business, operations, financial condition and prospects.

Future inflation in China may inhibit economic activity and adversely affect our operations.

In recent years, the Chinese economy has experienced periods of rapid expansion and within which some years with high rates of inflation and deflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect our business operations and prospects.

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We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that we will not be able to achieve our business objectives. There can be no assurance that we will be able to enforce any legal rights we may have under our contracts or otherwise.

We depend upon the acquisition and maintenance of licenses to conduct our business in the PRC.

In order to conduct business in the PRC, we need licenses from the appropriate government authorities, including general business licenses and licenses and/or permits specific to our industry. The loss or failure to obtain or maintain these licenses in full force and effect will have a material adverse impact on our ability to conduct our business and on our financial condition. Mining licenses in China are generally subject to periodic renewal, and license fees associated with renewal may be subject to negotiation between the Company and the relevant government authorities. The government may in the future decide to increase these fees, or impose levies or surcharges on coal mine and mining rights. No assurance can be given regarding the timing or magnitude of these types of government actions.

Price controls may affect both our revenues and net income.

The laws of the PRC provide the government broad power to fix and adjust prices. Although coal and coke are not presently subject to direct price controls by the PRC government, we cannot give any assurance that these products will not be made subject to such controls in the future. To the extent that these products are subject to price controls, our revenue, gross profit, gross margin and net income may be adversely affected since the revenue we derive may become limited and we may face no limitation on our costs. In such a scenario, we may not be able to pass on any increases in costs to our customers. Further, if price controls affect both the revenue and the costs, our ability to operate profitably and the extent of the profitability will be effectively subject to determination by the applicable PRC regulatory authorities.

Since our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in the PRC.

Our directors and executive officers reside in the PRC and all of our assets are located in the PRC. It may therefore be difficult or impossible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, there are no extradition treaties now in effect between the United States and the PRC, which may limit the effective enforcement against us or our officers and directors of criminal penalties under the U.S. federal securities law or otherwise.

Since our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds we deposit in PRC banks. Depending upon the amount of money we maintain in a PRC bank that fails, our inability to have access to cash could impair operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

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Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which SinoCoking might be held responsible. If our employees or other agents are found to have engaged in such practices, SinoCoking could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

We may be restricted from freely converting the RMB to other currencies in a timely manner.

The RMB is not a freely convertible currency at present. We receive all of our revenue in RMB, which may need to be converted to other currencies, primarily U.S. dollars, in order to be remitted outside of the PRC. Effective July 1, 1996, foreign currency “current account” transactions by foreign investment enterprises, including Sino-foreign joint-ventures, are no longer subject to the approval of SAFE, but need only a ministerial review, according to the Administration of the Settlement, Sale and Payment of Foreign Exchange Provisions promulgated in 1996 (the “FX regulations”). “Current account” items include international commercial transactions, which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint-venture parties also are considered “current account transactions.” Other non-current account items, known as “capital account” items, remain subject to SAFE approval. Under current regulations, we can obtain foreign currency in exchange for RMB from swap centers authorized by the government. We do not anticipate problems in obtaining foreign currency to satisfy our requirements; however, there is no assurance that foreign currency shortages or changes in currency exchange laws and regulations by the PRC government will not restrict us from freely converting RMB in a timely manner.

Fluctuations in the exchange rate could have an adverse effect upon our business and reported financial results.

We conduct our business in RMB, thus our functional currency is the RMB, while our reporting currency is the U.S. dollar. The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, the political situation as well as economic policies and conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 20% appreciation of the RMB against the U.S. dollar between July 21, 2005 and June 30, 2014. However, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse effect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

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Our PRC subsidiary and controlled entities are subject to restrictions on making payments to us, which could adversely affect our cash flow and our ability to pay dividends on our capital stock.

We are a holding company incorporated in the State of Florida and do not have any assets or conduct any business operations other than our investment in the VIEs that we control in China. As a result of our holding company structure, we rely entirely on contractual payments from the VIEs and dividends from our PRC subsidiary for our cash needs, including the funds necessary to pay any dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities established in China is subject to limitations. Regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Each of our PRC subsidiary and VIEs is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. As a result, they are restricted in their ability to transfer a portion of their net assets to us in the form of dividends, loans or advances. We anticipate that in the foreseeable future our PRC subsidiary and VIEs will need to continue to set aside 10% of their respective after-tax profits to their statutory reserves. Further, our PRC subsidiary and VIEs may incur debt on their own in the future, and the instruments governing such debt may restrict their ability to make contractual or dividend payments to us. If we are unable to receive all of the funds we require for our operations through contractual or dividend arrangements with our PRC subsidiary and VIEs, we may not have sufficient cash flow to fund our corporate overhead and regulatory obligations in the United States and may be unable to pay dividends on our shares of capital stock.

Risks Related to an Investment in Our Securities

The rights of the holders of common stock may be impaired by the potential issuance of dilutive securities, namely preferred stock, convertible debt, and additional common stock.

Our board of directors has the right, without shareholder approval, to issue other dilutive securities with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of our common stock. These additional securities could be issued with the right to more than one vote per share, and/or could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of the common stock. Although we have no present intention to issue any additional dilutive securities for financing purposes, we may issue such shares in the future.

Under our charter and relevant corporate and securities law, the board of directors may approve the issuance of common stock in connection with certain types of transactions such as of acquisitions of other companies or mining assets, without obtaining shareholder approval. As a result, additional securities may be issued in the event of such transactions, resulting in dilution of the holdings of all pre-transaction shareholders, even though one or more of our shareholders may disagree with our decision to acquire a target or assets.

The market price for our common stock may be volatile and subject to wide fluctuations, which may adversely affect the price at which you can sell our shares.

The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operations results;
•	changes in financial estimates or projections developed by us or securities research analysts;
•	conditions in foreign or domestic coal or coke markets;
•	changes in the economic performance or market valuations of other meat processing companies;
•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint-ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between the RMB and the U.S. dollar;
•	intellectual property litigation; and
•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

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Our common stock has a limited public float. As a result, in the near future and beyond, liquidity in our shares may be limited, and you may be unable to sell at or near the purchased price or at all if you need to sell your shares or otherwise liquidate your holdings.

We cannot predict the extent to which an active public market for our common stock will be sustained. Our common stock became listed on NASDAQ in February 2010 and has a limited public float. As a result, we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. As a consequence, there have been and may be periods of several days or more when trading activity in the shares is or will be minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot provide any assurance that a broader or more active public trading market for our common stock will develop or be sustained in the future, or that any particular level of trading volume in our stock will be sustained.

The market for our common stock is expected to be characterized by significant price volatility when compared to seasoned issuers, and we anticipate that our share price will continue to be more volatile than a seasoned issuer for some time. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. Volatility in share prices is attributable to a number of factors. In the near future, our common stock is expected to be sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on our share price. The following factors also may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; additions to or departures of key personnel, as well as other items discussed under this Risk Factor section, as well as elsewhere in our reports, filings and public disclosures. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain any particular trading price, or as to what effect the sale of shares or the availability of common shares for sale at any time will have on the then prevailing market price.

Volatility in our common stock price may subject us to securities litigation.

The future market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect our share price will be more volatile than a seasoned issuer for the indefinite future. There are periods during which the trading volume of our stock is relatively low, which may exacerbate volatility and result in exaggerated price changes in the common stock. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of our securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Techniques employed by manipulative short sellers in Chinese small cap stocks may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has, supposedly, borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is therefore in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short. While traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firm and independent research analysts. These short attacks have, in the past, led to selling of shares in the market, on occasion in large scale and broad base. Issuers with business operations based in the PRC and who have limited trading volumes and are susceptible to higher volatility levels than U.S. domestic large-cap stocks, can be particularly vulnerable to such short attacks.

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These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the SEC in Regulation Analyst Certification and, accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, fabrications of facts. In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, oftentimes we are constrained, either by principles of freedom of speech, applicable state law (often called “Anti-SLAPP statutes”), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller. You should be aware that in light of the relative freedom to operate that such persons enjoy – oftentimes blogging from outside the U.S. with little or no assets or identity requirements – should we be targeted for such an attack, our stock will likely suffer from a temporary, or possibly long term, decline in market price should the rumors created not be dismissed by market participants.

We have incurred and will continue to incur increased costs as a public company which may affect our profitability.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses. We are subject to the SEC’s rules and regulations relating to public disclosure. SEC disclosures generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC and NASDAQ, has required changes in corporate governance practices of public companies. For example, we are required to maintain independent board committees and adopt policies regarding internal controls and disclosure controls and procedures. Such practices have significantly increased our legal and financial compliance costs and made some activities more time-consuming and costly. Management may also need to increase compensation for senior executive officers, engage senior financial officers able to adopt financial reporting and control procedures, allocate a budget for an investor and public relations program, and increase our financial and accounting staff in order to meet the demands and financial reporting requirements as a public reporting company. Such additional personnel, public relations, reporting and compliance costs will affect our financial results.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and shareholders could lose confidence in our financial reporting.

Internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not required to have an auditor’s report on internal controls over financial reporting under current SEC regulations, our management is required to and has assessed our internal control implementation and concluded that our internal controls were ineffective for the fiscal years ended June 30, 2014 and 2013.

Generally, we have not paid any cash dividends to our shareholders and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and it may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide or may be unable to pay any dividends. We intend to retain all earnings for our operations.

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Activities prior to the Share Exchange relating to our prior business then known as “Ableauctions.com, Inc.” may lead to future liability.

Prior to our acquisition of Top Favour on February 5, 2010, we were known as “Ableauctions.com, Inc.,” and engaged in businesses unrelated to our current operations. Although certain previously controlling shareholders of Ableauctions.com and its related liquidating trust have provided certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations, warranties and covenants made regarding such acquisition, including a $1 million reserve fund set aside by a liquidating trust for purposes of paying any indemnification claims by us, any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on us (and indirectly our shareholders) may not be able to benefit from any funds in reserve.

Reverse merger transactions of the type conducted between us and Top Favour are often heavily scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.

Historically, the SEC has not generally favored transactions in which a privately-held company merges into a public reporting company with listed securities. The SEC or other regulatory authorities may unexpectedly assert a different interpretation of existing rules than the interpretation we or our advisors relied upon, used and/or considered reasonable, which could increase the cost of, or adversely affect our ability to, file and achieve effectiveness for our registration statements, or interfere with or negate the ability of our shareholders to rely upon Rule 144 or similar rules.

Future sales of our common stock may decrease the price for such shares.

Actual sales, or the prospect of sales by our shareholders, may have a negative effect on the market price of the shares of our common stock. We may also register certain shares of our common stock that are subject to outstanding convertible securities, if any, or reserved for issuance under our stock option plans. Once such shares are registered, they can be freely sold in the public market upon exercise of the options. At any given time, if any of our shareholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

The elimination of monetary liability against our directors, officers and employees under state law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of incorporation contain specific provisions that eliminate or limit the liability of directors for monetary damages to us and our shareholders, and we are prepared to give such indemnification to our directors and officers to the extent permissible under state law. We may also maintain or enter into, from time to time, agreements that obligate us to indemnify our officers and directors. Such indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against any such officer or director, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our officers and directors for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our officers and directors even though such actions, if successful, might otherwise benefit us and our shareholders.

We will need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our shareholders.

We will require additional cash resources to meet our ongoing obligations. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit, although we have no firm commitments to do so. The sale of additional equity securities could result in additional dilution to our shareholders. Incurring indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to it, if at all.

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The registration and potential sale, either pursuant to our prospectus or pursuant to Rule 144, by certain selling security holders of a significant number of shares could encourage short sales by third parties.

There may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares by certain of selling security holders pursuant to our effective registration statement on Form S-1 and prospectus or under Rule 144, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock. If the selling security holders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale of the offered securities pursuant to the prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Use of Proceeds

We received approximately $13.1 million from the sale of stock to certain investors (the “Investors”), after deducting estimated offering expenses of approximately $1.2 million. If all the Investors fully exercise their option to subscribe for additional shares during any time after six months and one day from September 24, 2014 and prior to the ten month anniversary thereof (the “Option Period”), we would receive additional aggregate proceeds of $10 million. We will not receive any proceeds from the sale of common stock issuable upon exercise of the Warrants that we are offering unless and until such Warrants are exercised.

If all of the (a) Series A Warrants to purchase 1,409,423 Shares for $6.38 per share and (b) Placement Agent Warrants to purchase 225,268 Shares for $6.08 per share issued in connection with the initial closing are fully exercised for cash, we would receive aggregate proceeds of $10,361,748. If all of the (a) Series A Warrants to purchase 1,409,423 Shares for $6.38 per share, (b) Series B Warrants to purchase 1,644,737 Shares for $6.08 per share, (c) options to purchase 1,644,737 Shares for $6.08 per share, (d) Series C Warrants to purchase 822,369 Shares for $6.08 per share, and (e) Placement Agent warrants to purchase an aggregate of 356,847 Shares for $6.08 per share to be issued upon a full exercise of investor options during the Option Period are exercised in full, we would receive aggregate proceeds of $36,161,754.

We intend to use the net proceeds from the sale of common stock to the Investors (both as to the initial sale and upon any exercise of options or warrants) for general corporate purposes and working capital, including for research and development, general and administrative expenses, and potential ordinary course acquisitions of technologies that complement our business. In the Securities Purchase Agreement we entered into with the investors, we have, subject to certain exceptions, specifically agreed not to use the proceeds to satisfy any existing debt (other than ordinary course trade payables), to redeem any of our outstanding securities, or to settle any litigation.

We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors. Subject to any agreed upon contractual restrictions under the terms of the purchase agreement, our management will have some discretion in the application of the net proceeds from this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for purposes that may not result in our being profitable or increase our market value.

Dilution

Our net tangible book value as of December 31, 2014 was $106,877,203 or $4.46 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale in this offering of 1,409,423 warrants to purchase common stock at an exercise price of $6.38 per share, 2,823,953 warrants to purchase common stock at an exercise price of $6.08 per share, and options to purchase 1,644,737 shares of common stock at a price of $6.08 per share, our net tangible book value as of December 31, 2014 would have been $143,038,957, or $4.79 per share. The following table illustrates this calculation.

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Offering price per share of common stock (weighted average price)	$6.15

Net tangible book value per share as of December 31, 2014	$4.46

Increase per share attributable to this offering	$0.31

As adjusted tangible book value per share after this offering	$4.79

Dilution per share to new investors in this offering	$1.36

The number of shares of common stock outstanding used for existing stockholders in the table and calculations above are based on 23,960,217 outstanding as of December 31, 2014 and exclude:

•	4,101,797 shares of common stock issuable upon the exercise of warrants outstanding at December 31, 2014 with a weighted average exercise price of $6.18per share;

•	1,644,737 shares of common stock issuable upon the exercise of options outstanding at December 31, 2014 with a weighted average exercise price of $6.08 per share;

•	131,579 shares of common stock issuable upon the exercise of placement agent warrants issuable to the extent of exercise of options outstanding at December 31, 2014 with a weighted average exercise price of $6.08 per share for such placement agent warrants; and

•	2,000,000 shares of common stock reserved for future grants and awards under our equity incentive plans as of December 31, 2014.

Capitalization

The following table sets forth our capitalization as of December 31, 2014:

•	on an actual basis; and

•	on a pro forma basis to give effect to:

o	the issuance of 4,233,616 warrants and 1,644,737 options to purchase common stock, and our receipt of $36,163,213 in cash proceeds from that issuance

You should read the information in this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes.

	December 31, 2014
	Actual	Pro forma
	(Unaudited)
Cash and cash equivalents	$36,316,967	$36,478,721

Stockholders’ equity:
Common stock, $0.001 par value: 100,000,000 shares authorized, 23,960,217 shares issued and outstanding, actual; 29,838,570 shares issued and outstanding, pro forma	$23,096	$29,383
Additional paid-in capital	6,845,636	41,391,129
Total stockholders’ equity	139,195,832	173,747,203

Total capitalization	$138,878,865	$137,268,482

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The number of shares of common stock outstanding used for existing stockholders is based on 23,960,217 shares outstanding as of December 31, 2014 and excludes:

•	4,101,797 shares of common stock issuable upon the exercise of warrants outstanding at December 31, 2014 with a weighted average exercise price of $6.18 per share,

•	1,644,737 shares of common stock issuable upon the exercise of options outstanding at December 31, 2014 with a weighted average exercise price of $6.08 per share,

•	131,579 shares of common stock issuable upon the exercise of placement agent warrants issuable to the extent of exercise of options outstanding at December 31, 2014 with a weighted average exercise price of $6.08 per share for such placement agent warrants, and

•	2,000,000 shares of common stock reserved for future grants and awards under our equity incentive plans as of December 31, 2014.

Business

General Overview

We are a vertically-integrated coal and coke producer based in Henan Province, People’s Republic of China (“PRC” or “China”). Our products currently include raw coal, washed coal, “medium” or mid-coal, coal slurries, coke, coal tar and crude benzol, although we anticipate continuing to reduce our reliance on coal products and expand into the clean energy industry. We also generate electricity from gas emitted during the coking process, which we use primarily to power our operations.

In May 2014, we commenced plans to further extend our coal and coke operations into the clean-burning synthetic gas field. During the beginning of July 2014, we started an investment plan of approximately $7.8 million or RMB 48 million to build a coke gasification facility for the conversion of carbon dioxide into a clean-burning synthetic gas (“syngas”). The construction is expected to completed near the end of September 2014 and commence its production by the middle of October 2014. The annual capacity of the coke gasification facility is designed at 219,000,000 cubic meters of syngas or 25,000 cubic meters of syngas per hour.

On August 28, 2014, we also entered into a cooperative agreement with North China Institute of Science and Technology at underground coal gasification development to refine and implement a technology at converting our coal mines with 2.3 million tons of coal recovery reserves into syngas. At the first phase of this cooperation, we will invest $18 million in building an underground coal gasification facility with an annual production capacity of 525,600,000 cubic meters of syngas or 60,000 cubic meters of syngas per hour. The construction is scheduled to be commenced by October 2014 and completed by March 2015. Our target is to build an underground coal gasification facility with an annual production capacity of 7,708,800,000 cubic meters of syngas or 880,000 cubic meters of syngas per hour. The required funding may come from our operations and loans from financial institutions.

With the plans at coke and coal gasification implementation, we will be able to transition from a producer of coal and coke products to a multifunctional energy company engaged in providing coal, coke, and clean-burning synthetic gas (“syngas”).

Our business operations are conducted by Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), which we control through contractual arrangements that Hongli and its owners have entered into with Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), a wholly-owned subsidiary of Top Favour Limited (“Top Favour”), a British Virgin Island company and our wholly owned subsidiary. These contractual arrangements provide for management and control rights, and in addition entitle us to receive the earnings and control the assets of Hongli. Other than our interests in the contractual arrangements, we do not own any equity interests in Hongli.

Currently:

•	Coking related operations, including coke gasification, are carried out by Hongli and its branch, Baofeng Coking Factory (“Baofeng Coking”).

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•	Coal related operations, including underground coal gasification, are under the following three subsidiaries of Hongli, although all mining activities are currently on hold pending the ongoing mining moratorium (see “Our Products and Operations – Coal – Coal Mining Moratorium” below):

(1)	Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”);

(2)	Baofeng Shuangrui Coal Mining Co., Ltd. (“Shuangrui Coal”), which is wholly owned by Hongchang Coal; and

(3)	Baofeng Xingsheng Coal Mining Co., Ltd. (“Xingsheng Coal”).

•	Electricity generation is carried out by Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd. (“Hongguang Power”), also a wholly owned subsidiary of Hongli.

We intend to transfer all coal mining operations from Hongli’s subsidiaries to a joint-venture established with Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”), a state-owned enterprise and qualified provincial-level coal mine consolidator. The joint-venture, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd. (“Hongyuan CSG”), has been established, although our planned transfer of coal related activities to Hongyuan CSG has not been carried out as of the date of this Report. Our interests in Hongyuan CSG are held by Henan Zhonghong Energy Investment Co., Ltd. (“Zhonghong”), which equity interests are presently held on Hongli’s behalf and for its benefit by three nominees pursuant to share entrustment agreements.

In addition, once we complete construction of our new coking plant with an annual production capacity of 900,000 metric tons, we intend to operate the plant through Baofeng Hongrun Coal Chemical Co., Ltd. (“Hongrun Coking”), a wholly-owned subsidiary of Hongli. As of the date of this Report, however, construction is not actively proceeding (see “Our Products and Operations – Coke – New Coking Facility” below), and Hongrun Coking has not commenced operations.

On December 9, 2013, we entered into a tripartite agreement with Fangda Special Steel Technology Co., Ltd. (“Fangda Steel”), China’s largest automobile spring steel producer, and Henan Shenhuo Group (“Shenhuo Group”), one of the six largest state-owned coal enterprises in Henan Province (the “tripartite agreement”). Pursuant to the tripartite agreement, we have agreed to supply up to 6,000 metric tons of grade II coke and 3,000 metric tons of clean coke to Fangda Steel each month at Fangda Steel’s order. As of the date of this report, we have received 23,000 metric tons of coal from Shenhuo Group while delivering 36,000 metric tons of Grade II coke to Fangda Steel. Management currently estimates that we will require an additional 367,000 metric tons of washed coal in order to hit our targeted amount of grade II coke available for delivery by the end of calendar year 2014.

On April 8, 2014, we renewed our lease of a coking facility (the “Hongfeng plant”) from Pingdingshan Hongfeng Coal Processing and Coking, Ltd. for an additional year. We began leasing the Hongfeng plant in April 2013. The Hongfeng plant has an annual capacity of 200,000 metric tons and is approximately 3 miles from our Baofeng plant. We believe that the skills we gain from operating such coke ovens will be invaluable for operating our 900,000 metric ton facility that is still under construction (the “new plant”).

In July 2014, we started construction to retrofit our existing coking facility to produce clean-burning syngas. The construction of this facility, which included the installation of gas furnaces, electrical equipment and consoles, as well as transporting system, dust removal system, and cooling and purification system, is expected to be completed near the end of September 2014 and will take a 60-day testing and calibration phase. At full capacity, the Company expects that this facility will produce approximately 25,000 cubic meters of syngas per hour or 219,000,000 cubic meters of syngas a year.

As of December 31, 2014, we have working capital deficit of $26,119,769. On September 18, 2014, we sold 2,818,845 shares of our common stock for $14.3 million. Our cash flow from operating activities during the six months ended December 31, 2014 was an outflow of approximately $5 million and our cash balance was $316,967 as of December 31, 2014, comparing to our short-term loans of $50 million which will due in the next 12 months. Our ability to continue as a going concern depends upon our expenditure requirements and repayments of our short-term and long-term loan facilities with Bairui Trust Co., Ltd. (“Bairui Trust”) as and when they fall due. See “Risk Factors – Risks Related to Our Business – If we cannot continue as a going concern, you will lose your entire investment” and  “If we do not raise additional capital or refinance our debt, we will not be able to achieve our objectives and we may need to curtail or even discontinue operations”.

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On October 20, 2014, we began construction on our underground coal gasification construction. The construction is scheduled to complete around March 2015.

History and Corporate Structure

We were incorporated in Florida on September 30, 1996, originally under the name “J. B. Financial Services, Inc.” We changed our name to “Ableauctions.com, Inc.” on July 19, 1999.

On December 30, 2009, our shareholders approved a Plan and Agreement of Share Exchange, dated July 17, 2009, with Top Favour under which we agreed to acquire all of the outstanding capital stock of Top Favour in exchange for the issuance of 13,117,952 shares of our common stock to the shareholders of Top Favour (the “Share Exchange”). The Share Exchange was consummated on February 5, 2010.

On March 11, 2010, we completed two private placement financings, pursuant to exemptions under Regulation S and Regulation D, respectively, in which we sold and issued a total of 7,344,935 shares of common stock, and five-year warrants for the purchase of an additional 3,789,631 shares of common stock, resulting in aggregate proceeds of $44 million.

Top Favour

Top Favour is a holding company incorporated in the British Virgin Islands on July 2, 2008. Top Favour was formed by the Owners (defined below) as a special vehicle for raising capital outside of the PRC. Other than holding 100% of the equity interests in Hongyuan and facilitating loan transactions for Hongli and its subsidiaries, Top Favour has no operations of its own.

Hongyuan

Hongyuan is a limited liability company organized in the PRC with registered capital of $3 million and is wholly-owned by Top Favour. Hongyuan was approved as a wholly foreign owned enterprise (“WFOE”) by the Henan government on February 26, 2009 and formally organized on March 18, 2009. Other than activities relating to its contractual arrangements with Hongli, Hongyuan has no separate operations of its own.

Hongli

Hongli is a limited liability company organized in the PRC on July 5, 1996, and held by four Chinese nationals (the “Owners”) initially as follows: 83.66% by Mr. Jianhua Lv, our Chairman and Chief Executive Officer, 6.44% by Ms. Xin Zheng, 4.95% by Mr. Wenqi Xu, and 4.95% by Mr. Guoxiang Song. In August 2010, the Pingdingshan government directed Hongli to increase its registered capital from 8,808,000 Renminbi (“RMB”) to RMB 28,080,000 in order to maintain its coal trading license. Accordingly, the Owners contributed the additional registered capital in full in August 2010, although not in proportion to their original ownership percentages: Mr. Lv and Ms. Zheng increased their holdings to 85.40% and 9.19%, respectively, while Mr. Xu and Mr. Song decreased their holdings to 3.99% and 1.42%, respectively. Registration of such additional contribution and change in ownership percentages with Pingdingshan’s Administration for Industry and Commerce (“AIC”) was completed in April 2011.

Currently, Hongli has a branch, six subsidiaries and a joint-venture as follows (each a “Hongli company,” and with Hongli collectively “Hongli Group”):

Branch:

•	Baofeng Coking was established on May 31, 2002 as a branch of Hongli.

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Subsidiaries:

•	Hongchang Coal is a limited liability company formed in the PRC on July 19, 2007 with registered capital of RMB 3 million. Hongchang Coal is wholly-owned by Hongli and holds the rights to mine Hongchang coal mine. Hongli also holds the rights to mine Shunli coal mine.

•	Hongguang Power is a limited liability company formed in the PRC on August 1, 2006 with registered capital of RMB 22 million. Hongguang Power is wholly owned by Hongli.

•	Hongrun Coking is a limited liability company formed in the PRC on May 17, 2011 with registered capital of RMB 30 million. Hongrun Coking is a wholly-owned subsidiary of Hongli.

•	Shuangrui Coal is a limited liability company formed in the PRC on March 17, 2009 with registered capital of RMB 4,029,960. Hongchang Coal currently holds 100% of the equity interests of Shuangrui Coal. Hongli initially acquired 60% of such interests on May 20, 2011, and when it acquired the remaining 40% on June 20, 2012, Hongli concurrently transferred all 100% of Shuangrui Coal to Hongchang Coal, which transfer has been registered with the Pingdingshan AIC. As of the date of this Report, Hongli has not yet paid any consideration for the 40% as negotiation with its seller remains ongoing, although we have accrued for such consideration of $4.7 million or RMB 29 million based on its fair market value. Shuangrui Coal holds the rights to mine the Shuangrui coal mine. We intend to dissolve Shuangrui Coal in the future and consolidate its mine assets under Hongchang Coal.

•	Xingsheng Coal is a limited liability company formed in the PRC on December 6, 2007 with registered capital of RMB 3,634,600. Hongli currently holds 60% of the equity interests of Xingsheng Coal. Xingsheng Coal holds the rights to mine the Xingsheng coal mine.

•	Zhonghong is a limited liability company formed in the PRC on December 30, 2010 with registered capital of RMB 10,010,000, which was increased to RMB 20 million on April 14, 2011, and to RMB 51 million on July 12, 2011. Zhonghong’s equity interests are presently held on Hongli’s behalf and for its benefit by three nominees pursuant to share entrustment agreements, namely, Messrs. Hui Zheng and Jiangong Fan, vice president of operations and a department manager at Hongli, respectively, and an unrelated party who also serves as Zhonghong’s general manager. Zhonghong holds our interests in Hongyuan CSG, our joint-venture with Henan Coal Seam Gas.

Joint-Venture:

•	Hongyuan CSG is a joint-venture established in the PRC on April 28, 2011 by Zhonghong (49%) and Henan Coal Seam Gas (51%). Hongli’s interests in the joint-venture are held by Zhonghong.

We also acquired 100% of Baofeng Shunli Coal Ming Co., Ltd. (“Shunli Coal”) on May 20, 2011. On July 4, 2012, Shunli was dissolved, and we are in the process of applying to transfer its mine assets to, and consolidating them under, Hongchang Coal, which we currently expect to complete by the end of fiscal 2013. Shunli Coal’s mine assets consist of the rights to mine Shunli coal mine.

Contractual Arrangements with Hongli Group and its Owners

Our relationship with Hongli Group and the Owners are governed by a series of contractual arrangements, under which our subsidiary Hongyuan holds and exercises ownership and management rights over Hongli Group. While we do not own any equity interest in Hongli Group, the contractual arrangements are designed to provide us with rights equivalent in all material respects to those we would possess as its sole equity holder, including absolute control rights and the rights to assets, property and income. According to a legal opinion issued by our PRC counsel, the contractual arrangements constitute valid and binding obligations of the parties to such agreements, and are enforceable and valid in accordance with the laws of the PRC.

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The contractual arrangements, entered into on March 18, 2009, consist of the following:

•	Consulting Services Agreement: Hongyuan provides each Hongli company with general consulting services relating to its business management and operations on an exclusive basis. Additionally, Hongyuan owns any intellectual property rights that are developed during the course of providing such services. Each Hongli company pays a quarterly consulting service fee in RMB equal to its net income for such quarter to Hongyuan. This agreement is in effect unless and until terminated by written notice of either party if: (a) the other party causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation, the breaching party has 14 days to cure following the receipt of written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Hongyuan terminates its operations; (d) a Hongli Group business license or any other approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of this agreement. Additionally, Hongyuan may terminate the agreement without cause.

•	Operating Agreement*: Hongyuan provides guidance and instructions for each Hongli company’s daily operations, financial management and employment issues. In addition, Hongyuan agrees to guarantee the performance of each Hongli company under any agreements or arrangements relating to its business arrangements with any third party. In return, the Owners must designate Hongyuan’s designees as their representatives on each Hongli company’s board of directors, and Hongyuan has the right to appoint senior executives of each Hongli company. Additionally, each Hongli company agrees to pledge its accounts receivable and all of its assets to Hongyuan. Moreover, each Hongli company agrees not to engage in any transactions that could materially affect its assets, liabilities, rights or operations without Hongyuan’s prior consent, including without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is the maximum period of time permitted by law unless sooner terminated by any other agreements reached by all parties or upon a 30-day written notice from Hongyuan. The term may be extended only upon Hongyuan’s written confirmation prior to the expiration of the agreement, with the extended term to be mutually agreed upon by the parties. Under current applicable PRC law, there is no limitation on the maximum term permitted by law for this agreement.

•	Equity Pledge Agreement*: The Owners pledged all of their equity interests in Hongli Group to Hongyuan to guarantee each Hongli company’s performance of the consulting services agreement. If a Hongli company or the owners breach their respective contractual obligations, Hongyuan, as pledgee, will be entitled to certain rights, including, but not limited to, the right to vote with, control and sell the pledged equity interests. The Owners also agreed that upon occurrence of any event of default, Hongyuan shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the owners to carry out the security provisions of the equity pledge agreement, and take any action and execute any instrument as required by Hongyuan to accomplish the purposes of the agreement. The Owners agreed not to dispose of the pledged equity interests or take any actions that would prejudice Hongyuan’s interest. This agreement will expire two years from the fulfillment of Hongli Group’s obligations under the consulting services agreement.

•	Option Agreement*: The Owners irrevocably granted Hongyuan an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interests in Hongli Group at a price equal to their initial registered capital contributions or the minimum amount of consideration permitted under PRC law. Hongyuan has sole discretion to decide when to exercise the option, and whether in part or in full. The term of this agreement is ten years from January 1, 2006 and may be extended prior to its expiration by written agreement of the parties.

•	Voting Rights Proxy Agreement*: The Owners irrevocably granted a Hongyuan designee the right to exercise all their voting rights in accordance with PRC laws and each Hongli company’s governing charters. This agreement may not be terminated without the unanimous consent of all parties, except that Hongyuan may terminate the proxy agreement with or without cause upon 30-day written notice to the owners.

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*	Re-executed on September 9, 2011, to reflect RMB 20 million of additional registered capital contributed by the Owners in August 2010, and the resulting change in ownership percentages. We were made a party to the re-executed agreements to acknowledge them.

As a result of the foregoing contractual arrangements, we have the ability to effectively control Hongli Group’s daily operations and financial affairs, appoint senior executives and decide on all matters requiring the Owners’ approval. While the Owners continue to own 100% of equity interests, they have given us their rights attendant to such ownership through the contractual arrangements. Accordingly, we are considered the primary beneficiary of Hongli Group and each Hongli company is deemed our variable interest entity (“VIE”).

 However, control based on contractual arrangements may ultimately not be as effective as direct ownership, as we will need to enforce our rights through quasi-judicial proceeding in the event Hongli Group fails to perform its contractual obligations. In the event the outcome of such proceeding is unfavorable to us, we may effectively lose control over Hongli Group. See “Risk Factors – Risks Related to Our Corporate Structure – Our contractual arrangements with Hongli and its owners as well as our ability to enforce our rights thereunder may not be as effective in providing control over Hongli as direct ownership.” As of December 31, 2014, Mr. Lv held approximately 33% of our issued and outstanding common stock, and 85.40% of the equity interests of Hongli. As such, we believe that our interests remain aligned with the Owners. However, we cannot give assurance that such interests will always be aligned, or that we can effectively control Hongli Group if and when such interests are no longer aligned. See “Risk Factors - Risks Related to Our Corporate Structure – Management members of Hongli have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.”

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Our Current Corporate Structure

The following diagram illustrates our current corporate structure:

Our Products and Operations

Overview

We are based in Henan Province in the central part of China, known as a coal-rich region. Our current operations are located in West Baofeng County, a part of Pingdingshan Prefecture south of Zhengzhou, the provincial capital. Our three principal products are coal, coke and electricity.

Coal

We sell coal, including raw (unprocessed) coal, washed coal, mid-coal and coal slurries (see “Coal Washing” below), and also use washed coal to make coke. We currently control four coal mines (see “Property, Plant and Equipment” below). Until June 2010, we largely extracted coal from Hongchang coal mine to meet our needs, although we also engaged in coal trading. As described under “Coal Mining Moratorium” below, however, we have been unable to extract coal since September 2011. We have instead been relying on coal purchased elsewhere, including from Shanxi, Qinghai and Inner Mongolia, to meet our requirements. Our coal purchases for the fiscal years ended June 30, 2013 and 2014 are as follows:

Annual Purchases*
Fiscal Year	(metric tons)
2013	384,515
2014	373,112

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* Including coal for washing, coking and trading.

Generally, if the coal that we purchase meets coking requirements, we will reserve it for that purpose. Occasionally, however, we sell the coal (also known as coal trading) when market conditions are favorable.

Coal Mining Moratorium

In December 2009, the Henan government issued a directive to consolidate coal mines with annual production capacity below 300,000 metric tons (each a “targeted mine” and collectively the “targeted mines”), spurred by the central government’s decision to consolidate China’s coal industry in order to improve production efficiency and reduce coal mine accidents. In March 2010, the Henan government directed all lower-level governments within the province to begin shutting down all targeted mines, and further designated six state-owned enterprises (“SOEs”) to consolidate the targeted mines. Once shut down, the targeted mines cannot resume operations until they are consolidated and their facilities satisfy certain safety requirements.

In February and April 2010, the Baofeng government and the Pingdingshan government designated Hongli to consolidate targeted mines within the county and municipality, respectively. Because the Henan government’s directive requires that safety responsibility at each targeted mine be borne by a designated SOE, we reached an arrangement with one of them, Henan Coal Seam Gas, to form a joint-venture that would allow us to comply with the Henan government’s directive while maintaining operational control over any targeted mine that we consolidate. Such joint-venture, Hongyuan CSG, was formed in April 2011.

In late June 2010, pursuant to the Henan government’s directive, the Pingdingshan government imposed a mining moratorium on all targeted mines within Pingdingshan. Nevertheless, we continued to operate our only mine at that time, Hongchang coal mine, at approximately 50% capacity until September 2011, when we halted operation in order to complete certain engineering and safety upgrades. Operations at our other three mines (Shuangrui, Xingsheng and Shunli) were already halted when we acquired controlling interests in them in May 2011, and have not resumed since.

In August 2011, Henan Coal Seam Gas, as a designated SOE consolidator, determined that Hongchang and Xingsheng coal mines were safe to resume operations, and applied with the Henan government to confirm such determination and issue the necessary licenses and permits to resume operations at both mine sites. However, due to an accident in November 2011 at a mine owned by Yima Coal Group, another designated SOE consolidator, the Henan government ordered all targeted mines to undergo further safety inspections and upgrades. We have made approximately $3.2 million in prepayments for works to increase our mining capacity at Hongchang coal mine to 450,000 metric tons, as well as to upgrade the monitoring system (by installing additional detectors), automatic control system (including power controls and ventilation), and escape system (with additional refuge compartments) at Hongchang and Xingsheng coal mines. Although such works have not commenced, we have submitted the related engineering plans to Henan Coal Seam Gas for its approval and submission to the Henan government. Accordingly, the applications to resume operations at these two mines remain pending as of the date of this Report. As we are also in the process of consolidating Shunli coal mine under Hongchang Coal (see “History and Corporate Structure – Hongli” above), the application approval for Hongchang coal mine may be subject to additional delay.

Henan Coal Seam Gas has not yet made a determination as to the safety at Shuangrui and Shunli coal mines, and we do not know when such determination will be made, if at all. In addition, our objective in acquiring Shuangrui Coal, Xingsheng Coal and Shunli Coal is their mining rights, and their sellers were required to dispose of all other assets and liabilities before the transfer of equity interests to us is complete, and to assume all rights and obligations to such assets and liabilities until their disposal, which rights and obligations we would disclaim should any such asset or liability remains in the company after the transfer of equity interests to us is complete. The equity interests have been transferred to us, and the assets and liabilities have been disposed as of the date of this Report.

If all four mines can resume operations, it is our present intention to transfer our interests in them to, and to operate them through, Hongyuan CSG. Such transfer, if carried out, would reduce any future revenue we may receive from these mines by 31%, or pro rata to the 49% of the joint-venture that we control. Nevertheless, we believe that such transfer would be in our best interests by reducing any risk of loss from potential future policy changes by the central and provincial governments through the presence and influence of Henan Coal Seam Gas, our joint-venture partner.

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Coal Washing

At the Baofeng plant (see “Coke” below), we operate a coal-washing facility that is capable of processing up to 750,000 metric tons of coal per year. Under current Chinese coking industry standards, raw coal with no more than 1% sulfur content is deemed suitable for coking, although other factors are also considered. In addition to low sulfur content, the industry preference is for lower ash content and volatile matters. While much of the coal from our mines and that we purchase is generally suitable for coking based on these parameters, the coal must nevertheless be washed before it is ready for the coking ovens, in order to reduce ash and sulfur content, and to increase thermal value. We use a water-based jig washing process, which is prevalent in China, and use both underground and recycled water. Sorting machines that can process up to 600 metric tons per hour sort the washed coal according to size. Washed coal is also typically blended with other coal in order to achieve the proper chemical composition and thermal value for coking.

Approximately 1.33 - 1.38 metric tons of raw coal yield 1 metric ton of washed coal. The bulk of the washed coal we produce is intended for our coking needs, although we sell if the pricing is favorable. In addition to washed coal, the coal-washing process produces two byproducts:

•	“Medium” coal (or “mid-coal”), a PRC coal industry classification, is coal that does not have sufficient thermal value for coking, and is mixed with raw coal and even coal slurries, then sold for electricity generation, and domestic and industrial heating applications.

•	Coal slurries (or “coal slime”) are the castoffs and debris from the washing process. Coal slime can be used as a fuel with low thermal value, and are sold “as is” or mixed with mid-coal to produce a blended mixture.

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Our annual production volumes of washed coal, mid-coal and coal slime for the fiscal years ended June 30, 2013 and 2014 are as follows:

	Annual Production
	(metric tons)
Fiscal		Mid	Coal
Year	Washed Coal	Coal*	Slurries*
2013	90,461	45,230	15,077
2014	99,164	33,051	16,450

* Estimated based on amount of raw coal used.

Coke

Coke is a hardened, solid carbonaceous residue derived from low-ash, low-sulfur bituminous coal from which the volatile constituents are driven off by baking in an oven without oxygen at high temperatures so that the fixed carbon and residual ash are fused together. Volatile constituents of the coal include water, coal-gas, and coal-tar.

We currently produce metallurgical coke, which is primarily used for steel manufacturing. China has exacting national standards for coke, based upon a variety of metrics, including most importantly, ash content, volatilization, caking qualities, sulfur content, mechanical strength and abrasive resistance. Typically, metallurgical coke must have more than 80% fixed carbon, less than 15% ash content, less than 0.8% sulfur content and less than 1.9% volatile matter. Our metallurgical coke is typically 85% fixed carbon, less than 12% ash, less than 1.9% volatile matter and less than 0.7% sulfur.

According to national standards, metallurgical coke is classified into three grades – Grade I, Grade II and Grade III, with Grade I being the highest quality. Generally, our customers do not have specific content requirements, but we may make certain adjustments, such as to moisture content, upon request. The amount of each grade of coke that we produce is based on market demands, although historically our customers have mostly required Grade II coke which has higher profit margin than other types of coke. For the fiscal years ended June 30, 2013 and 2014, we only produced Grade II coke.

We currently operate two plants: the Baofeng plant, which we own, and the Hongfeng plant, which we lease from Pingdingshan Hongfeng Coal Processing and Coking, Ltd. since April 2013. At the Baofeng plant, we produce coke from a series of three WG-86 Type coke ovens lined up in a row with an annual capacity of 250,000 metric tons. The Hongfeng plant has an annual capacity of 200,000 metric tons and is approximately 3 miles from the Baofeng plant. We commenced production in August 2013. We believe that the skills we gain from operating its ZN-43 type coke ovens will be invaluable for operating our 900,000 metric ton facility still under construction (see “New Coking Facility” below).

After being processed at our coal-washing facility, coal is sent to a coal blending room (either the Baofeng plant or the Hongfeng plant), where it is crushed and blended to achieve an optimal coking mixture. Samples are taken from the coal blend and tested for moisture, chemical composition and other properties. The crushed and blended coal is next tamped, or packed, prior to being transported by conveyor to a coal bin to be fed into the waiting oven below. This tamping process allows the use of lower quality washed coal without affecting the quality of the coke produced. After processing through temperature-controlled ovens at temperature of 1,200° C (2,192° F), hot coke is pushed out of the oven chamber onto a waiting coke cart, transported to an adjacent quench tower where it is cooled with water spray, and hauled to a platform area adjacent to our private rail line to be air-dried. Coke samples are taken at several stages during the process and analyzed in our testing facility, and data is recorded daily and kept by technicians. After drying, the coke is sorted according to size to meet customer requirements.

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For the fiscal years ended June 30, 2013 and 2014, we produced the following volumes of metallurgical coke:

Annual Production
Fiscal Year	(metric tons)
2013	152,384
2014	226,944

Since the mining moratorium and the cessation of our mining operations, we have largely relied on purchased coal to make coke.

Coke Emissions Recycling

In the coke oven, coal’s volatile contents, including water and coal tar, are driven off in gaseous forms, which we capture and recycle. We pipe coal gas into a cooling tower to separate coal tar by condensation, which we sell as a fuel byproduct (see “Coal Byproducts” below). We burn the remaining purified coal gas to generate steam that drives steam-powered turbines to produce electricity (see “Electricity Generation” below).

Coking Byproducts

Coal tar is an ingredient of coal tar pitch used in the aluminum industry, and can be further refined to create chemicals and additives such as fine phenol, fine naphthalene and modified pitch that can be used as raw material in making concrete sealant, wood treatment compounds, agricultural pesticides and other chemical products.

Our annual production volumes of coal tar for the years ended June 30, 2013 and 2014 are as follows:

Annual Production
Fiscal Year	(metric tons)
2013	6,379
2014	9,032

Both the Baofeng and Hongfeng plants produce sulfur and ammonia sulfate, but only the Hongfeng plant produces other byproducts such as crude benzol, benzene, sulfur-based chemicals and methanol.

New Coking Facility

On March 3, 2010, we commenced construction of a new state-of-the-art coking plant on a 460,000 square meter site adjacent to the Baofeng plant. As of the date of this Report, we have completed construction of the shallow foundation, an underground workshop and the furnace and chimney rack, and are in the process of installing the coal preparation, cooling, recycling, and auxiliary systems, as well as framing the coal blending structure and coal yard. Originally anticipated to be completed at the end of December 2011, we have slowed down construction in light of ongoing weak demand for coke. We plan to complete the plant and commence operations once market improves and stabilizes, which we currently expect to be some time in calendar 2015, although there is no guaranty that this will happen.

When completed as designed, this new plant is expected to have an estimated coke-producing capacity of up to 900,000 metric tons per year, as well as the ability to generate power, distill chemicals such as crude benzol, sulfur and ammonium sulfate from the coking process and produce purified coal gas. Our plans to provide the coal gas as a fuel source to local residents through the state-owned gas grid have received approval from the authorities of Daying County, and we currently plan to offer the coal gas at a price per thermal equivalent unit that is estimated to be 20% less than the current price of liquid natural gas, a competing alternative. Hongrun Coking will operate the new plant.

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Electricity Generation

After coal tar is separated at the Baofeng plant, the remaining coal gas is piped to two onsite 3,000-kilowatt power stations (the Daying power station and the Sunling power station) to generate electricity, each of which has an estimated maximum generating capacity of 26,280,000 kilowatt-hours per year. The generated electricity primarily powers operations at the Baofeng plant and at Hongchang coal mine. Local state-owned utilities supply electricity to the Hongfeng plant and Shunli coal mine, Xingsheng coal mine and Shuangrui coal mine.

Our annual amounts of electricity generated for the years ended June 30, 2013 and 2014 are as follows:

Annual Generation
Fiscal Year	(kilowatt)
2013	5,790,938
2014	5,834,093

Synthetic Gas

New Synthetic Gas Facility

In May 2014, we commenced plans to further extend our coal and coke operations into the clean-burning synthetic gas field. During the beginning of July 2014, we started an investment plan of approximately $7.8 million or RMB 48 million to build a coke gasification facility for the conversion of carbon dioxide into a clean-burning synthetic gas (“syngas”), which included the installation of gas furnaces, electrical equipment and consoles, as well as transporting system, dust removal system, and cooling and purification system. The construction is expected to completed near the end of September 2014 and commence its production by the middle of October 2014. The annual capacity of the coke gasification facility is designed at 219,000,000 cubic meters of syngas or 25,000 cubic meters of syngas per hour.

On August 28, 2014, we also entered into a cooperative agreement with North China Institute of Science and Technology at underground coal gasification development to refine and implement a technology at converting our coal mines with 2.3 million tons of coal recovery reserves into syngas. At the first phase of this cooperation, we will invest $18 million in building an underground coal gasification facility with an annual production capacity of 525,600,000 cubic meters of syngas or 60,000 cubic meters of syngas per hour. The construction is scheduled to be commenced by October 2014 and completed by March 2015. Our target is to build an underground coal gasification facility with an annual production capacity of 7,708,800,000 cubic meters of syngas or 880,000 cubic meters of syngas per hour. The required funding may come from our operations and loans from financial institutions.

Syngas is a clean energy alternative which consists primarily of hydrogen, carbon monoxide, and some carbon dioxide. Syngas is usually a product of gasification and the main application is electrical generation. it can also be used as a fuel of internal combustion engines or used in the Fischer-Tropsch process to produce diesel or converted into methane, methanol and dimethyl ether in catalytic processes.

Sales and Marketing

We enter into non-binding annual letters of intent that set forth current year supply quantities, suggested pricing, and monthly delivery schedules with our customers for both coal and coke products at the beginning of each calendar year. The terms of the letters of intent are usually negotiated during the Annual National Coal Trading Convention organized by the China Coal Transport and Distribution Association. A significant portion of our sales are made through attendance at this convention. Changes in delivery quantity and pricing, which is based on open market pricing at the time of delivery, must be documented in a final written contract on a 30-day advance notice submitted by the party making the change and accepted by the other party. All of our current customers are generally required to make payment upon delivery of each shipment. In pricing our products, we consider factors such as the prices offered by competitors, the quality and grade of the product, the volume in national and regional coal inventory build-up and forecasted future trends for coal and coke prices. The remaining portion of our sales is derived from purchase orders placed by customers throughout the year when they require additional coal and coke products.

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We have a flexible credit policy, and adjust credit terms for different types of customers. Depending on the customer, we may allow open accounts, or require acceptance bills or cash on delivery. We consider the creditworthiness and the requested credit amount of each customer when determining the appropriate payment arrangements and credit terms, which generally do not exceed a period over 90 days. We evaluate the creditworthiness of potential new customers before entering into sales contracts and reassesses customer creditworthiness on an annual basis. We require immediate settlement of accounts upon delivery for customers without an established history.

Coke Sales

Coke sales for the last two fiscal years in volume, dollar amount and as a percentage of our total revenue, and the weighted average selling price per metric ton for each fiscal year, are as follows:

	Coke Sales
				Weighted
				Average
	Annual Sales			Sale Price Per
Fiscal Year	(metric tons)	Annual Sales ($)	% of Revenue	Metric Ton ($)
2013	149,882	$31,171,635	47%	$208
2014	191,303	$38,917,211	77%	$203

The coke revenues increased 24.85%, as a result of a 27.64% increase of coke quantity, slightly offset by the coke average price decrease of 2.18%. Although the market demand of coke has been weak since 2013, our revenues from coke products still increased $4.8 million or 12.29%, resulting from demand from special steel customers such as Fangda Steel and also the favorable market and pricing conditions contributed to coal tar and crude benzol revenues.

Raw Coal Sales

Raw coal sales for the last two fiscal years in volume, dollar amount and as a percentage of our total revenue, and the weighted average selling price per metric ton for each fiscal year, are as follows:

Raw Coal Sales
Weighted
Average
	Annual Sales			Sale Price Per
Fiscal Year	(metric tons) (1)	Annual Sales ($)	% of Revenue	Metric Ton ($)
2013	55,102	$3,356,797	5%	$61
2014	-	$-	-%	$-

Generally, coal’s sale price is affected by its thermal value, together with its chemical composition and other properties such as moisture and ash and sulfur contents. Sale prices are also affected by general market conditions and supply and demand. Corresponding to the general slowdown of the Chinese economy, demand for raw coal dropped especially since the second half of fiscal 2013. During the fiscal year of 2014, we terminated business relationship with some coal customers for (1) weak market demand for raw coals in 2014; (2) being unable to reach certain sale terms, including payment terms and selling price. In response to the termination, we stopped to sell raw coal in 2014 but focused on our coke operations for higher profitability.

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Washed Coal Sales

Washed coal sales for the last two fiscal years in volume, dollar amount and as a percentage of our total revenue, and the weighted average selling price per metric ton for each fiscal year, are as follows:

	Washed Coal Sales
				Weighted
				Average
	Annual Sales			Sale Price Per
Fiscal Year	(metric tons)	Annual Sales ($)	% of Revenue	Metric Ton ($)
2013	132,930	$24,272,969	36%	$183
2014	25,158	$4,201,698	8%	$167

In addition to general market conditions and supply and demand, washed coal’s sale price is heavily dependent on its quality and composition. Like raw coal, demand for washed coal was weak since fiscal 2013. Thus, we turned to converting raw coal and washed coal to coke which could contribute more stable and profitable margin.

Coal Tar Sales

Coal tar sales for the last two fiscal years ended in volume, dollar amount and as a percentage of our total revenue, and the weighted average selling price per metric ton for each fiscal year, are as follows:

	Coal Tar Sales
Fiscal Year	Annual Sales (metric tons)	Annual Sales ($)	% of Revenue	Weighted Average Price Per Metric Ton ($)
2013	6,433	$1,719,416	3%	$267
2014	9,032	$2,884,303	6%	$391

Because we currently lack a separate process to refine and prepare coal tar as a homogenous product, the quality and characteristics of coal tar that we produce can vary, which in turn affect our sale price. General market conditions and supply and demand also affect sale price. As result of the technology upgrade with leasing a recovery stamping coke oven in Hongfeng plant, the Baofeng plant yielded more and better quality coal tar and crude benzol. We started to lease the recovery stamping coke oven in Hongfeng plant which is using an upgrade coking technology and conducted trail production since April 2013. With a one-year learning curve and quality control management, we would be able to produce more qualified crude benzol and coal tar which resulted in our increase in production and revenues in fiscal year 2014 compared to fiscal year 2013.

Customers

We sell our products only in China. The following customers each accounted for 10% or more of our total revenue for fiscal 2014:

	Sales to Customer	Sales to Customer
Customer	($)	as a % of Revenue
Wuhan Railway Zhongli Group	$11 million	21.23%
FangDa Special Steel Ltd.	$16 million	32.59%

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The largest customer of each principal product for fiscal 2014 is as follows:

		% of Product Bought by
Customer	Product	Customer
FangDa Special Steel Ltd.	Coke	42.09%
Zhengzhou Baonuo Trading Ltd.	Coal*	8.36%
Wang Fashun	Coal tar	5.74%

*	Includes both raw and washed coal.

None of these customers is related to or affiliated with us. Our sales personnel conduct routine visits to our customers. We have long-standing relationships with our customers, and management believes that our relationships with them are stable.

Transportation and Distribution

We own and operate a private rail track of 4.5 kilometers in length that connects the Baofeng plant to the national railway system at both the East Pingdingshan Railway Station and the Baofeng Railway Station. Industrial loaders load coal and coke from our platform onto railcars to be transported to customers primarily in central and southeastern China in the provinces of Henan, Hubei, Hunan and Fujian. Our private railway affords us some measures of control over transportation cost and delivery execution. See also “Property, Plant and Equipment – Railway Assets” below.

We also truck coke from the Hongfeng plant (which is not directly connected by rail) to our platform for loading. Customers can also arrange for trucks to take delivery from both plants.

Competitors

We compete primarily with coal and coke producers in the central, eastern and southern regions of China. Coke competitors range from Shanxi Coking Co., Ltd., a national coke producer, to local operations like Hongyue Coke Factory, Dongxin Coke Factory and Hongjiang Coke Factory. We also compete with China Pingmei Shenma Group (“China Pingmei”), a Pingdingshan-based state-owned coke and coal producer with similar product-mix as us. China Pingmei is also the largest regional coal producer and one of Henan’s six SOE consolidators, all of whom are our competitors in the coal market. Competitive factors include geographic location, quality (i.e. thermal value, ash and sulfur content, washing and processing, and other characteristics), and reliability of delivery. The mining moratorium has also created a competitive advantage for the six SOE consolidators, as their mines are the only ones currently operating in Henan.

Suppliers

We purchase from various suppliers within China. The following suppliers each accounted for 10% or more our total purchases for fiscal 2014:

	Materials	Amount of Purchase		% of Total
Supplier	Supplied	($)		Purchases
Xin yu Fang Da Special Steel Ltd.	Washed Coal	10,071,724		24.63%
Henan Shenhuo International Trade Ltd.		5,223,474	*	12.78%
	Raw Coal	1,356,688		3.32%
	Washed Coal	3,866,786		9.46%
Gansu Yiaojie Coal & Electricity Group Ltd.	Raw Coal	4,571,502		11.18%

* Henan Shenhuo International Trade Ltd.’s total sales of $5,223,474 consists of raw coal sales of $1,356,688 and washed coal sales of $3,866,786, as disclosed in the subsequent two lines.

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None of these suppliers is related to or affiliated with us.

As with our coke and coal sales, we meet our washed coal needs by entering into non-binding annual letters of intent with suppliers that set forth supply quantities, proposed pricing and monthly delivery schedules at the beginning of the year. We generally make payment upon each delivery throughout the year, subject to changes in delivery quantity and pricing, which is based on the open market price of metallurgical coal at the time of delivery and agreed to by the parties.

We believe that we have established stable cooperative relationships with our suppliers. In light of the mining moratorium, we have been sourcing coal from third parties, both inside and outside Henan. During the 2014 fiscal year, about 26% of our coal purchases were from outside Henan, with the remaining from SOEs in Henan whose mining operations have not been affected by the ongoing mining moratorium and consolidation.

Our other principal raw materials include water and electricity. The Baofeng plant gets its water without charge in the form of treated underground water from the operator of the nearby Hangzhuang coal mines, and its electricity from our own power stations (see “Electricity Generation” above). The Hongfeng plant, on the other hand, buys water on the market and electricity from a local state-owned utility. We also require wood and steel for our operations, and source these materials from nearby suppliers on a per purchase order basis. These materials are readily available and there is no shortage of suppliers to choose from.

Employees

The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of December 31, 2014:

	Number of	% of
	Employees	Employees
Coal-related operations	19	4%
Coke-related operations	391	79%
Sales and marketing	4	1%
Administrative (including management)	86	16%
TOTAL	500	100%

Both the Baofeng plant and Hongfeng plant operate year round in three shifts of eight hours per day. Although mining operations are currently shut down, we have staff at the mine sites for necessary maintenance and repairs during the moratorium. Once our coal mines can resume full operations, we anticipate operating in three shifts of eight hours per day. In compliance with the Employment Contract Law of PRC, we have written contracts with all of our employees. We consider our relationship with our employees to be good.

Research and Development

On June 18, 2013, Pingdingshan Municipal Science and Technology Bureau issued us a “Certificate of Achievement” in connection with advances that we made in coke sintering. Sintering is the process of bonding small particles with heat that does not reach the melting point of such particles. We developed and completed initial testing of a new sintering fuel in November 2012, and commenced trial production in December 2012. After preliminary testing followed by a full evaluation, experts at Henan Province Science and Technology Bureau determined that our sintering fuel, when compared to conventional sintering fuel, can reduce dust and sulfur dioxide emissions at various stages of steel production. In connection with our Certificate of Achievement, we are also approved to commercially produce our sintering fuel, although we have not done so as of the date of this Report.

We are currently working with the Chinese Academy of Agricultural Sciences to evaluate the economic feasibility of extracting humic acid from mid-coal and coal slurries and do not have any progress yet.

Intellectual Property

We have no patents, trademarks, licenses, franchises, or royalty arrangements.

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Relevant PRC Regulations

We operate in an industry that is highly regulated by local, provincial and central government authorities in the PRC. Applicable regulations include those relating to safety, production, environmental, energy use and labor. While it is not practicable to summarize all applicable laws, the following is a list of names of significant laws and regulations that apply to our business:

Laws and regulations concerning safety of coal mines:

•	Law of the People’s Republic of China on the Coal Industry

•	Regulation on Work Safety Licenses

•	Measures for Administration of Coal Production License

•	Regulations on Administration of Village’s and County’s Coal Mines

•	Law of Mine Safety

•	Production Safety Law, which applies to production activities in general

•	Law of the Coal Industry

•	Regulations on Coal Mine Safety Supervision and Inspection

•	Regulations on Coal Mine Explosives Control

•	Special Provisions for the Prevention of Coal Mine Incidents

•	Requirements for Basic Production Conditions for Coal Mines

•	Penalties for Coal Mine Safety Violations

•	Penalties for Production Safety Violations

Laws and regulations concerning environmental protection and energy conservation:

•	Law of the Prevention and Control of Solid Waste Environmental Pollution, which applies to entities whose production activities may generate pollutive solid waste

•	Law of the Prevention and Control of Atmospheric Pollution, which set restrictions in coal burning and emissions that cause air pollution

•	Mineral Resources Law, which regulates the extraction of mineral resources including coal

•	Law Regarding the Prevention and Control of Water Pollution, which regulates pollution of underground water caused by mining activities

•	Land Administration Law, which restricts mining activities on agricultural land

•	Law of Prevention and Control of Radioactive Pollution, which regulates and prohibits the release of radioactive pollution caused by certain mining activities

•	Laws of Water and Soil Conservation, which regulates mining activities with the aim of preventing soil erosion

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•	Environmental Protection Law, which contains certain general provisions that apply to the operation of coal mines

Laws and regulations concerning labor:

•	Labor Law, which protects workers, and contains provisions that apply to a broad range of industries including the mining industry

•	Labor Contract Law of the People’s Republic of China and its implementation, which protect workers, and contains laws that apply to a broad range of industries including the mining industry

Environmental Protection Measures

We incorporate measures to reduce the environmental impacts of our operations. Our large-sized furnace reduces the frequency of coal loading and trundling, thereby reducing the amount of dust and soot that is generated. We capture coal gas emitted during the coking process to generate electricity which we use in our operations. We also recycle water by treating the water that is used for coal washing to remove phenol and other contaminants, and then re-using the water in the coal washing operation. We also use recycled water, in the form of treated underground water, to quench coke and for our power stations, which is provided without cost by the nearby Hanzhuang coal mines, which mining rights are owned and operated by unrelated third parties. Additionally, we use sound insulation to reduce noise pollution, and we plant vegetation throughout our plant to help mitigate the environmental impact of our operations.

Safety

Under PRC law, companies with mining operations are required to report violations or mining incidents and casualties to the government authorities. Since inception, except for ordinary and minor injuries, we have suffered no major accidents and no casualties in connection with our mining operations, and have not suffered any reportable incident. In addition, mining companies are subject to random and periodic safety inspections by government mine regulators. Since inception, we have not been found to be in material violation of any mining regulations. As we have no record of violations or mining incidents, management considers our safety record to be excellent. See also “Our Products and Operations – Coal – Coal Mining Moratorium” above.

Property, Plant and Equipment

The location of Pingdingshan, where we are based, is illustrated below:

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The locations of our executive office, current coking plant and coal mines, are all in and around Pingdingshan, and are illustrated below:

Coal Mines and Production Facilities

The description below is based on operations prior to the mining moratorium (see “Our Products and Operations – Coal – Coal Mining Moratorium” above):

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All four coal mines that we currently control are located at Baofeng County in the central part of Henan Province and are in close proximity to one another as well as to roadways. All are underground mines, and the “room-and-pillar” method is used to extract coal. Under such method, a coal stratum is divided into horizontal planes and the coal is removed from each plane while leaving “pillars” of un-mined materials as supports, working from the uppermost plane down. Each plane is further divided into grids to determine the optimal pillar placements. Drilling and blasting techniques are used to extract the coal.

Raw coal would be loaded and transported by a chain conveyor into crates which are carried out to the surface by an electrical winch. Each crate carries approximately 2.5 metric tons, and approximately 400 crates would be carried to the surface during each 8-hour mining shift. Rock material is used for floor ballast with the excess sent to the surface for disposal. Air compressors would provide for underground air tool use. Electrical power comes from our own power stations as well as the state grid, and supplied down mineshafts through a double-circuit cable designed to mitigate and circumvent potential power disruptions.

Normal water inflow into the mines would be controlled by a system of ditches, sumps, pumps and drainpipes installed throughout the mine tunnels. Each mine’s ventilation system includes an exhaustive fan on the surface of the main incline. Auxiliary fans would be used as needed.

The principal pieces of equipment used in our mining operations, including safety system, underground transportation system and loading system, are manufactured in the PRC, and they generally have an estimated useful life of 15 years. Once the mining moratorium is lifted and we are able to resume operations, we currently estimate the total annual operating costs for the four coal mines to be approximately $45 million, or $50 per metric ton of coal produced, based on an average output of 900,000 metric tons per year in the aggregate.

The extracted coal would be trucked to the Baofeng plant (approximately 1.5 kilometers from Hongchang coal mine) for washing and sorting. Samples would be taken prior to and after washing to analyze and determine coking suitability based primarily on moisture, ash, sulfur and volatile contents.

We intend to transfer all of our coal mining operations to Hongyuan CSG. As of the date of this Report, however, such transfers have not been carried out.

Hongchang Coal Mine

Hongchang coal mine originally consisted of four underground mines: Yongshun mine, Liangshuiquan mine, Zhaoxi secondary mine and Zhaozhuang Tanglishu mine. These mines were positioned adjacent to one another, and although once owned and operated by different parties, these mines made use of common passageways and mine shafts. In June 2005 we acquired Yongshun mine (built in 1996) and Zhaoxi secondary mine (built in 1988) from Quinmin Chen. Also in June 2005, we acquired Liangshuiquan mine (built in 1984) from Minjie Li. In April 2005 we acquired Zhaozhuang Tanglishu mine (built in 1984) from Liuqing He and Jiti Li. We assumed the ongoing mining operations, and initiated the consolidation, of these mines, which consolidation process was completed in 2006. Since acquisition in 2005, we have extracted a total of 709,202 metric tons of coal from Hongchang coal mine, and prior to such time, its predecessor owners extracted a total of 345,000 metric tons. Coal extracted from Hongchang coal mine consists of bituminous coal, and based on historical mining activities, approximately 75% of the coal extracted typically possesses properties that meet the requirements for coking (metallurgical) coal.

Hongchang coal mine is currently not operational (see “Our Products and Operations – Coal – Coal Mining Moratorium” above).

Shuangrui Coal Mine

Shuangrui coal mine originally consisted of five underground mines: Zhaozhuang mine (built in 1970), Longsheng mine (built in 1995), New Zhaozhuang mine (built in 2000), Jinpo mine (built in 1999) and West Zhaozhuang mine (built in 1998). The first on-site geological survey for mining purpose of these mines was conducted in 1950s, with several subsequent surveys carried out from 1960s to 2001. Hongchang Coal currently holds 100% of the mine’s operator, Shuangrui Coal (see “History and Corporate Structure – Hongli” above). Coal extracted from Shuangrui coal mine consists of bituminous coal, and based on historical mining activities, approximately 75% of the coal extracted typically possesses properties that meet the requirements for coking (metallurgical) coal.

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Shuangrui coal mine is currently not operational (see “Our Products and Operations – Coal – Coal Mining Moratorium” above). We also plan to dissolve Shuangrui Coal and consolidate its coal mine under Hongchang Coal (see “History and Corporate Structure – Hongli” above). Once such consolidation is completed, Shuangrui coal mine will become part of Hongchang coal mine.

Xingsheng Coal Mine

Xingsheng coal mine originally consisted of No. 2 Qingnian mine (operation started in 2000) and No. 3 Shuangyushan mine (operation started in 1998). The first on-site geological survey for mining purpose of these mines was conducted in 1958. The coal extracted from Xingsheng coal mine is bituminous coal which is suitable for coke production. In August 2010, we entered into an agreement to acquire 60% of the mine’s operator, Xingsheng Coal, and the registration for the transfer of such equity interests to Hongli was completed on May 20, 2011. Coal extracted from Xingsheng coal mine consists of bituminous coal, and based on historical mining activities, approximately 75% of the coal extracted typically possesses properties that meet the requirements for coking (metallurgical) coal.

Xingsheng coal mine is currently not operational (see “Our Products and Operations – Coal – Coal Mining Moratorium” above).

Shunli Coal Mine

Shunli coal mine originally consisted of Dongfanghong mine (built in 1995) and Zhenxing mine (built in 1998). The first on-site geological survey for mining purpose of these mines was conducted in 1950s. In May 2011, we entered into an agreement to acquire 100% of the mine’s operator, Shunli Coal, and the registration for the transfer of such equity interests to Hongchang was completed on May 20, 2011. Coal extracted from Shunli coal mine consists of bituminous coal, and based on historical mining activities, approximately 75% of the coal extracted typically possesses properties that meet the requirements for coking (metallurgical) coal.

Shunli coal mine is currently not operational (see “Our Products and Operations – Coal – Coal Mining Moratorium” above). We are also in the process of consolidating Shunli coal mine under Hongchang Coal (see “History and Corporate Structure – Hongli” above). Once consolidation is completed, Shunli coal mine will become part of Hongchang coal mine.

Additional information regarding these mines is listed below:

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	Hongchang Mine (6)		Shuangrui Mine (9)		Xingsheng Mine (12)		Shunli Mine (15)
Background data:
Commencement of construction	1984		1970		1970		1995
Commencement of commercial production	1987		1970		1998		1998
Coalfield area (square kilometers)	0.65		0.47		0.19		0.08
Reserve data:(1)
Total in-place proven and probable reserves (metric tons) (2)	2,479,000	(7)	1,674,000	(10)	2,475,000	(13)	1,373,300	(16)
Recoverable reserves (metric tons) (3)	1,215,100		1,539,000		2,233,000		1,122,000
Coal washing recovery rate (%) (4)	75		75		75		75
Depth of mining (meters underground)	10 – 210		40 – 270		80 - 90		100 - 130
Average thickness of main coal seams (meters)	Seam B1: 1.14 Seam A4: 5.50	(8)	6.78		Seam A4: 0.70 – 1.08 Seam B1: 4.50 – 14.40	(14)	Seam A4: 2.0 Seam A6: 1.6 Seam B1: 6.5 – 10.2	(17)
Type of coal	Thermal/Metallurgical		Thermal/Metallurgical		Thermal/Metallurgical		Thermal/Metallurgical
Assigned/unassigned (5)	Assigned		Assigned		Assigned		Assigned
Sulfur content (%)	Seam B1: 2.64 Seam A4: 0.55		Seam B1: 0.55 (11)		Seam A4: 4.90 Seam B1: 0.55		Seam A4: 1.50 Seam A6: 0.87 Seam B1: 0.55
Water content (%)	Seam B1: 0.83 Seam A4: 1.5		Seam B1: 1.5		N/A		Seam A4: 1.50 Seam A6: 1.08 Seam B1: 1.50
Ash content (%)	Seam B1: 15.3 Seam A4: 14.0		Seam B1: 14		Seam A4: 18.64 Seam B1: 14.00		Seam A4: 16 Seam A6: 33.44 Seam B1: 15
Volatility content (%)	Seam B1: 32.5 Seam A4: 29.0		Seam B1: 29		Seam A4: 38.45 Seam B1: 33.15		Seam A4: 32 Seam A6: 20.59 Seam B1: 29
Thermal Value (megajoules per kilogram)	31.9		28.5		31.2		Seam A4: 30.10 Seam A6: 18.56 Seam B1: 31.30
Production data: (metric tons)
Designed raw coal production capacity (per year)	150,000		150,000		150,000		150,000
Raw coal production:
For the year ended June 30, 2014	-		-		-		-
As of June 30, 2014	-		-		-		-
Cumulative raw coal production as of June 30, 2014	-		-		-		-

(1)	The reserve data including (i) total in-place proven and probable reserves, (ii) mining and coal preparation plant recovery rates; (iii) depth of mine; and (iv) average thickness of main coal seam are based on the relevant information from the mining report of each mine issued by our provincial mining authorities, the Regional Geological Survey Team of the Henan Bureau of Geology and Mineral Exploration and Development, and records of the Company. Non-accessible reserves are defined as the portion of identified resources estimated to be not accessible by application of one or more accessibility factors within an area. We note that the degree of assurance between what would meet the definition of “proven reserves” on the one hand, and “probable reserves” on the other hand, cannot be readily defined. Accordingly, pursuant to the SEC’s Industry Guide 7 – Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations, in the table above we report proven and probable reserves on a combined basis.

(2)	In-place reserves refer to coal in-situ prior to the deduction of pillars of support, barriers or constraints.

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(3)	Recoverable reserves refer to identified coal reserves that are technologically and economically feasible to extract prior to the deduction of losses during extraction. We note that the estimated recoverable reserves is a government estimate created and used by local mining authorities to determine permissible extraction rates, the duration of our mining license, and to approve mine designs and that it is subject to revision. We also utilize this estimate for accounting purposes, to amortize our mining rights. Currently estimated recoverable coal may not necessarily be consistent with the results of future mining, engineering and feasibility studies or reports.

(4)	Coal washing recovery rate refers to the rate of recovery of coal in the production of our washed coal products.

(5)	“Assigned” reserves refer to coal which has been committed to a particular mining complex (mine shafts, mining equipment, and plant facilities), and all coal which has been leased by the company to others. “Unassigned” reserves refer to coal which has not been committed, and which would require new mineshafts, mining equipment, or plant facilities before operations could begin on the property.

(6)	The mining report of Hongchang coal mine is dated November 2005 (the “Hongchang Mining Report”).

(7)	According to the Hongchang Mining Report, Hongchang coal mine was initially found to have total estimated reserves and resources of 2.81 million metric tons. 334,000 metric tons were removed during exploration, leaving approximately 2.47 million metric tons of estimated reserves and resources.

(8)	Hongchang coal mine contains two major economically exploitable coal seams, referred to in this table as the “Seam B1” and the “Seam A4”.

(9)	The mining report of Shuangrui coal mine is dated February 17, 2006 (the “Shuangrui Mining Report”).

(10)	According to the Shuangrui Mining Report, Shuangrui coal mine was initially found to have total estimated reserves and resources of 4 million metric tons. 2.33 million metric tons were removed during exploration, leaving approximately 1.67 million metric tons of estimated reserves and resources.

(11)	Shuangrui Ming contains one major economically exploitable coal seam, referred to in this table as the “Seam B1.”

(12)	The mining report of Xingsheng coal mine is dated April 10, 2006 (the “Xingsheng Mining Report”).

(13)	According to the Xingsheng Mining Report, Xingsheng coal mine was initially found to have total estimated reserves and resources of 2.74 million metric tons. 260,000 metric tons were removed during exploration, leaving approximately 2.48 million metric tons of estimated reserves and resources.

(14)	Xingsheng coal mine contains two major economically exploitable coal seams, referred to in this table as the “Seam A4” and the “Seam B1.”

(15)	The mining report of Shunli coal mine is dated March 2, 2006 (the “Shunli Mining Report”).

(16)	According to the Shunli Mining Report, Shunli coal mine was initially found to have total estimated reserves and resources of 1.44 million metric tons. 647,000 metric tons were removed during exploration, leaving approximately 1.37 million metric tons of estimated reserves and resources.

(17)	Shunli coal mine contains three major economically exploitable coal seams, referred to in this table as the “Seam A4”, the “Seam A6”, and the “Seam B1.”

Mining Rights

Like all coal mines in the PRC, the four mines that we control, including the mine sites and the underlying coal and other minerals, are state-owned. Accordingly, the amount of coal that we can extract from each of mine is based on the mining permit issued to the mine’s operator by the Henan Province Bureau of Land and Resources (the “Henan Land Resources Bureau”). For example, we extract coal from Hongchang coal mine based on the permit issued to Hongchang Coal. The permit is issued when the Henan Land Resources Bureau approves the reserves appraisal report submitted by authorized mining engineers. The amount of coal that can be extracted under the permit represents what we can economically and legally extract under applicable PRC law and as determined by the Henan Land Resources Bureau.

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The table below lists our current mining permits:

	Hongchang coal	Shuangrui coal	Xingsheng coal	Shunli coal
	mine	mine	mine	mine
Issuance date	July 6, 2007	June 4, 2007	May 30, 2007	November 17, 2009
Expiration date (unless extended)	September 6, 2013(1)	October 4, 2011(1)	July 30, 2012(1)	September 2011(1)
Permitted mining amount (metric tons per year)	150,000	150,000	150,000	150,000

(1)	These permits have not been renewed in light of the ongoing mining moratorium (see “Our Products and Operations – Coal – Coal Mining Moratorium” above). In addition, we are in the process of consolidating Shunli coal mine under Hongchang Coal, and plans to do the same with Shuangrui coal mine (see “History and Corporate Structure – Hongli” above). Once consolidation is completed, we will have only one permit to mine all three mine sites.

Under our current mining permits, we are theoretically allowed to extract up to 8,001,300 metric tons of coal from the four coal mines, representing their aggregate estimated in-place proven and probable reserves. Out of such proven and probable reserves, 6,109,100 metric tons are recoverable according to the reserves appraisal reports for these mines.

We are also required to pay for the amount of coal that we wish to extract under each mining permit, generally determined on a per metric ton basis based on proven and probable reserves (rather than actual recoverable coal), as well as prevailing market prices as determined by the Henan Land Resources Bureau. In the event that further exploration results in an increase of estimated proven and probable reserves (and we desire to extract such additional reserves), or if we desire to continue mining beyond a mining permit’s expiration date, we must obtain an additional permit from the Henan Land Resources Bureau and may be subject to additional fees to acquire such permit or to modify an existing permit. We expect that the cost of further exploration in and around the four coal mines would be borne by us. We have been conducting additional geological studies around Hongchang coal mine, and expect to report our findings to the local mining authority. We note that the estimated 6,109,100 metric tons of recoverable reserves for the four coal mines in the aggregate is a government estimate created and used by local mining authorities to determine permissible extraction rates and the duration of our mining permits, and to approve mine designs, and is subject to revision. Currently estimated recoverable coal may not necessarily be consistent with the results of future mining, engineering and feasibility studies or reports.

In August 2007, we made a partial payment of approximately $0.6 million (RMB 4.46 million) to extract from Hongchang coal mine its 2,479,000 metric tons of total reserves. A final payment of approximately $0.4 million (RMB 2.7 million) is anticipated to become due when charged by the Henan Land Resources Bureau. The exact amount of this final payment, however, will depend on market prices as determined by our negotiations with the Henan Land Resources Bureau, as well as any new regulations after the consolidation program ends.

Payments in connection with the mining permits for Shuangrui, Shunli and Xingsheng coal mines were made in full in 2005 by their then owners.

Railway Assets

Currently, we have rail assets consisting of approximately 4.5 kilometers of special purpose transportation railway tracks that serve to facilitate the transportation of coal and coke from our site to the national railway system, and ultimately to our customers. We do not own any railcars and locomotives, but instead pay access fees to the Zhengzhou Railway Bureau for the use of government-owned and operated railcars and locomotives. These railcars are loaded with coal and coke products at our yard for delivery through the national railway system.

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Market Price of Common Stock and Other Stockholder Matters

Our common stock has been trading on the NASDAQ Capital Market under the symbol “SCOK” since February 17, 2010. The following table states the range of the high and low sales prices of our common stock for each of the calendar quarters during the fiscal years ended June 30, 2014 and 2013. These quotations represent inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. The last price of our common stock as reported on the NASDAQ Capital Market on March 9, 2015 was $2.62 per share. The following table sets forth the high and low bid information for our common stock on the NASDAQ Capital Market:

	The Nasdaq Capital Market Price per Share
	High	Low
Year Ending June 30, 2015
Quarter ended December 31, 2014	$4.44	$2.11
Quarter ended September 30, 2014	7.09	2.77

Year Ended June 30, 2014
Quarter ended June 30, 2014	$1.50	$0.83
Quarter ended March 31, 2014	1.52	1.15
Quarter ended December 31, 2013	1.37	1.10
Quarter ended September 30, 2013	1.55	1.27

Year Ended June 30, 2013
Quarter ended June 30, 2013	$1.78	$1.09
Quarter ended March 31, 2013	1.30	1.00
Quarter ended December 31, 2012	1.76	1.12
Quarter ended September 30, 2012	2.33	1.60

Holders

As of March 9, 2015, there were approximately 612 shareholders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

Dividends

Other than the distribution of our pre-Share Exchange assets to, and the assumption of our pre-Share Exchange liabilities by, the Liquidating Trust, we have not paid dividends on our common stock since inception. The decision to pay dividends on common stock is within the discretion of the board of directors. It is our current policy to retain any future earnings to finance the operations and growth of our business.

Securities Authorized for Issuance under Equity Compensation Plans

Please see the discussion titled “Securities authorized for issuance under equity compensation plans” below.

Recent Sales of Unregistered Securities

On August 1, 2014, the Board of Directors authorized the issuance of 20,000 unregistered shares of common stock to Perceptive Programs, LLC, as compensation for investor relations services provided to the Company. The shares were issued on September 11, 2014. The issuance was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) thereof as a transaction by the Registrant not involving any public offering. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

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Plan of Distribution

We will deliver the shares of common stock being issued to the purchasers electronically upon receipt of purchaser funds for the exercise of the warrants, if any, offered pursuant to this prospectus. We have agreed to indemnify the holders of the warrants against some civil liabilities, including liabilities under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Placement Agent Agreement

We entered into a Placement Agent Agreement (the “Placement Agent Agreement”), dated as of September 9, 2014, with FT Global Capital, Inc. (“FT Global Capital”), pursuant to which FT Global Capital acted as our exclusive placement agent in connection with our September 24, 2014 offering. The Placement Agent Agreement with FT Global Capital was attached as Exhibit 10.2 to a Form 8-K, filed September 18, 2014.

We agreed to indemnify the placement agent and purchasers against liabilities under the Securities Act and to contribute to payments that the placement agent may be required to make in respect of such liabilities.

We entered into a Securities Purchase Agreement, dated as of September 18, 2014 (“Securities Purchase Agreement”) with two institutional investors purchasing the units being issued pursuant to the September 24, 2014 offering. The form of the Securities Purchase Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on September 18, 2014. The closing of this offering took place on September 24, 2014, and the following occured:

•	we received funds in the amount of the aggregate purchase price;

•	the placement agent received the placement agent fees and the Placement Agent Warrants in accordance with the terms of the Placement Agent Agreement; and

•	we delivered the units, consisting of the Shares and the Warrants issued at the initial closing. If the investors exercise their option to purchase additional units during the Option Period, we will deliver such additional units and related Warrants at such time.

We agreed to indemnify the investors against certain losses resulting from our breach of any of our representations, warranties, or covenants under agreements with the purchasers as well as under certain other circumstances described in the Securities Purchase Agreement.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent. Under these rules and regulations, the placement agent: (i) may not engage in any stabilization activity in connection with our securities; and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

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Fees

In exchange for these placement agent services, we paid the Placement Agent upon the closing of the September 24, 2014 offering (including any additional closings resulting from the investors exercising their right to purchase additional units pursuant to the prospectus) a cash fee equal to 6% of the aggregate purchase price of the units sold under the prospectus and accompanying prospectus. In addition, we paid additional compensation in the form of warrants (the Placement Agent Warrants) to purchase that number of shares which equals 8% of the aggregate number of Shares included in the units sold in the September 24, 2014 offering (including at any additional closings resulting from the investors exercising their right to purchase additional units pursuant to the prospectus) at an exercise price of 120% of the purchase price for such units. Under the Placement Agent Agreement, the placement agent is also entitled to additional tail compensation for any financings consummated within the eighteen (18) month period following September 23, 2014 to the extent that such financing is provided to us by investors that the Placement Agent had introduced to us. The Placement Agent Warrants issued to the placement agent were on the same terms and conditions as the Series A Warrants offered pursuant to the prospectus (but at the same price as the Series B and C Warrants); provided that the Placement Agent Warrants will not provide for certain anti-dilution protections included in the Series A Warrants in accordance with FINRA Rule 5110, will not be exercisable for a period of six months and one day from the date of the offering and will expire four years after they become exercisable. The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants were registered pursuant to the prospectus.

Pursuant to FINRA Rule 5110(g), with limited exceptions, neither the Placement Agent Warrants nor any shares issued upon exercise of the Placement Agent Warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the September 24, 2014 offering.

We have agreed to indemnify the Placement Agent and purchasers against liabilities under the Securities Act and to contribute to payments that the Placement Agent may be required to make in respect of such liabilities.

The following table shows the price per unit sold to the investors and total placement agent fees we paid to the Placement Agent in connection with the sale of units offered:

Total
Aggregate Offering Price of units	$14,376,110
Placement agent fees(2)	$862,567

(1)	Does not include any amounts we would receive upon exercise of the Warrants issued to the investors.

(2)	Does not include any Placement Agent Warrants.

The total offering expenses of associated with this filing that are payable by us, excluding the previously paid placement agent fees paid in connection with the issuance of securities to the selling shareholders and fees paid in connection with the issuance of the Units to such investors, will be approximately $151,110 which include our legal and printing costs, and various other fees.

The foregoing does not purport to be a complete statement of the terms and conditions of the Placement Agent Agreement and the Securities Purchase Agreement. Copies of the each have previously been included, or will be included, as exhibits to our current reports on Form 8-K that have been or will be filed with the SEC and incorporated by reference into the Registration Statement of which the prospectus forms a part.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical information, the following discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Where possible, we have tried to identify these forward looking statements by using words such as “anticipate,” “believe,” “intends,” or similar expressions. Our actual results could differ materially from those anticipated by the forward-looking statements due to important factors and risks including, but not limited to, those set forth under “Risk Factors” in this prospectus.

Overview

We are a vertically-integrated coal and coke producer based in Henan Province, People’s Republic of China (“PRC” or “China”). Our products currently include washed coal, “medium” or mid-coal and coal slurries, coke, coke powder, coal tar and crude benzol. We generate synthetic gas (“Syngas”) which is converted from coke using our coke gasification facility since October 2014. We also generate electricity from gas emitted during the coking process, which we use primarily to power our operations. We anticipate continuing to reduce our reliance on coal products and expand into the clean energy industry.

The Construction of coke gasification facility for the conversion of carbon dioxide into a clean-burning synthetic gas (“syngas”) was completed at the end of September 2014 and commenced its production in middle of October 2014 (“Stage I facility”), which allowed us to extend our operations into the clean-burning synthetic gas field. The Stage I facility has a designed annual capacity of 219,000,000 cubic meters of syngas or 25,000 cubic meters of syngas per hour. We commenced a further investment plan of approximately $8.0 million or RMB 49 million to build the Stage II coke gasification facility in November 2014 (Stage II facility). The Stage II facility construction has the same designed size and capacity as the Stage I. The construction of Stage II facility is expected to be completed in March 2015

On August 28, 2014, we also entered into a cooperative agreement with North China Institute of Science and Technology regarding underground coal gasification (UCG) development to refine and implement a technology to convert our coal mines with 2.3 million tons of coal recovery reserves into syngas. At the first phase of this cooperation, we will invest $18 million in building an underground coal gasification facility with an annual production capacity of 525,600,000 cubic meters of syngas or 60,000 cubic meters of syngas per hour. The construction commenced on October 27, 2014 and is expected to be completed by March 2015. Our target is to build an underground coal gasification facility with an annual production capacity of 7,708,800,000 cubic meters of syngas or 880,000 cubic meters of syngas per hour. The required funding is expected to come from our operations and loans from financial institutions. The UCG facility will be the first in China to incorporate carbon capture and store (CCS) technology, a process that sequesters resulting carbon dioxide gas deep underground for decades. Both the UCG and CCS technologies to be utilized at the facility are jointly owned by SinoCoking’s two technology partners — the Institute of Process Engineering of the Chinese Academy of Sciences and the North China Institute of Science and Technology — both of which have designated us as their exclusive agent to commercialize both processes.

With the coke and coal gasification implementation plans, we plan to transition from being a producer of coal and coke products to a multifunctional energy company engaged in providing coal, coke, and clean-burning syngas.

Our business operations are conducted by Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”), which we control through contractual arrangements that Hongli and its owners have entered into with Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), a wholly-owned subsidiary of Top Favour Limited (“Top Favour”), a British Virgin Island company and our wholly owned subsidiary. These contractual arrangements provide for management and control rights, and in addition entitle us to receive the earnings and control the assets of Hongli. Other than our interests in the contractual arrangements, we do not own any equity interests in Hongli.

As of December 31, 2014:

•	Coking related operations, including coke gasification, are carried out by Hongli and its branch, Baofeng Coking Factory (“Baofeng Coking”).

•	Coal related operations, including underground coal gasification, are under the following three subsidiaries of Hongli, although all mining activities are currently on hold as a result of the ongoing mining moratorium:

(1)	Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”);
(2)	Baofeng Shuangrui Coal Mining Co., Ltd. (“Shuangrui Coal”), which is wholly owned by Hongchang Coal; and
(3)	Baofeng Xingsheng Coal Mining Co., Ltd. (“Xingsheng Coal”).

•	Electricity generation is carried out by Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd. (“Hongguang Power”), also a wholly owned subsidiary of Hongli.

The coal-related activities for the periods discussed below are those coal trading activities of Hongli and Baofeng Coking. Hongchang Coal’s mining operations were halted in September 2011 and other coal mine companies have halted operations since the provincial-wide mining moratorium was imposed in June 2010. As of the date of this report, we do not know if or when the mining moratorium will be lifted, or when we can resume our mining operations, if at all.

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We intend to transfer all coal mining operations from Hongli’s subsidiaries to a joint-venture established with Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”), a state-owned enterprise and qualified provincial-level coal mine consolidator. The joint-venture, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd. (“Hongyuan CSG”), has been established, although our planned transfer of coal related activities to Hongyuan CSG has not been carried out as of the date of this Report. Our interests in Hongyuan CSG are held by Henan Zhonghong Energy Investment Co., Ltd. (“Zhonghong”), which equity interests are presently held on Hongli’s behalf and for its benefit by three nominees pursuant to share entrustment agreements.

Results of Operations

Three and six months ended December 31, 2014, as compared to three and six months ended December 31, 2013

Our revenue for the three months ended December 31, 2014 decreased by approximately 4.02% from a year ago, while our revenues for the six months ended December 31, 2014 decreased by approximately 14.45% as sales of most coal and coke products slowed, largely as a result of government policies aimed at reducing pollution and softness in the real estate markets which affected demand for steel and as result, coal and coke products. The decrease of revenues from coal and coke products was set off partly by revenues from our clean-burning syngas product which was generated and sold beginning in October 2014.

We derived 67% of the revenue from coke products for the three months ended December 31, 2014, as compared to 95% for the three months ended December 31, 2013, and 16% from coal products for the three months ended December 31, 2014 as compared to 5% for the three months December 31, 2013, and 17% from syngas products for the three months ended December 31, 2014 as compared to 0% for the three months ended December 31, 2013.

We derived 78% of the revenue from coke products for the six months ended December 31, 2014, as compared to 83% for the six months ended December 31, 2013, and 14 % from coal products for the six months ended December 31, 2014 as compared to 17% for the six months December 31, 2013, and 8% from syngas products for the six months ended December 31, 2014 as compared to 0% for the six months ended December 31, 2013.

We are in the processing of extending our business from coal and coke product to clean-burning products. With the improvement of our sales from clean-burning syngas and the production capacity of the clean-burning gas we expect, syngas will contribute a higher proportion of our future revenues.

On a macro level, management has observed the following trends, which may have a direct impact on our operations in the near future: (1) domestic coke market can be expected to remain soft until the Chinese steel industry can work through its oversupply of crude steel, which may take some time absent any sudden, sharp uptick in the economy; (2) the slower economy, along with an oversupply of mid-coal starting in early 2013, will continue to keep mid-coal price down; and (3) Chinese government is likely to continue to encourage and support the development of China’s clean-energy industry, including clean-burning syngas. we engaged in was encouraged.

Revenue

For the three months ended December 31, 2014, revenue decreased by $530,934 or 4.02% to $12,677,319 as compared to the same period last year. Such decrease mainly resulted from decreased sales of coke, coke tar, coke power, coal slurry and mid coal, offset by increased sales of crude benzol, washed coal and new product of syngas. Revenue and quantity sold by product type for the three months ended December 31, 2014 and 2013 are as follows:

	Revenues
	Coke		Coal		Syngas		Total
Revenue
Three months ended December 31, 2013		$12,554,163		$654,090		$-	$13,208,253
Three months ended December 31, 2014		8,450,722		2,087,426		2,139,171	12,677,319
Increase (decrease) in $		$(4,103,441)		$1,433,336		$2,139,171	$(530,934)
Increase (decrease) in %		(32.69)%		219.13%		N/A	(4.02)%

Quantity sold (metric tons/cubic meters)
Three months ended December 31, 2013		60,490		14,136		-
Three months ended December 31, 2014		49,529		18,202		21,376,386
Increase (decrease) in metric tons(T)/ cubic meter (M3 )	T	(10,961)	T	4,066	M3	21,376,386
Increase (decrease) in %		(18.12)%		28.76%		N/A

We derived 67% of our revenue from coke products for the three months ended December 31, 2014, as compared to 95% for the three months ended December 31, 2013, and 16% from coal products for the three months ended December 31, 2014 as compared to 5% for the three months December 31, 2013, and 17% from syngas products for the three months ended December 31, 2014 as compared to 0% for the three months ended December 31, 2013.

48

For the six months ended December 31, 2014, revenues decreased by $4,433,068 or 14.45% to $26,251,155 as compared to the same period last year. Such decrease was resulted from decreases sales of coke, coke tar, coke power, coal slurry, washed coal and mid coal, offset by increased sales of crude benzol and new product of syngas. Revenue and quantity sold by product type for the six months ended December 31, 2014 and 2013 are as follows:

	Revenues
	Coke		Coal		Syngas		Total
Revenue
Six months ended December 31, 2013		$25,330,284		$5,353,939		$-	$30,684,223
Six months ended December 31, 2014		20,485,050		3,626,934		2,139,171	26,251,155
Increase (decrease) in $		$(4,845,234)		$(1,727,005)%		$2,139,171	$(4,433,068)
Increase (decrease) in %		(19.13)%		(32.26)%		N/A	(14.45)%

Quantity sold (metric tons/cubic meters)
Six months ended December 31, 2013		118,764		50,899		-
Six months ended December 31, 2014		109,886		36,717		21,376,386
Increase (decrease) in metric tons(T)/ cubic meter (M3)	T	(8,878)	T	(14,182)	M3	21,376,386
Increase (decrease) in %		(7.48)%		(27.86)%		N/A

We derived 78% of our revenue from coke products for the six months ended December 31, 2014, as compared to 83% for the six months ended December 31, 2013, and 14% from coal products for the six months ended December 31, 2014 as compared to 17% for the six months December 31, 2013, and 8% from syngas products for the six months ended December 31, 2014 as compared to 0% for the six months ended December 31, 2013.

The shifting percentages reflect changes to our operating strategy in order to adapt to market conditions and the change of government policy. The more and more strict environmental requirement and the weakness of real estate industry restrained the demand of coal and coke. The environment friendly product of our syngas is encouraged and the demand is large. We adapted to the market condition and following up with the change of Chinese government policy to transition our business, the revenues structure will change along our change on business strategy.

Coke products include finished coke (a key raw material for producing steel), coke powder (a smaller-grained coke that can be produced along with coke and used by non-ferrous metallurgical industry), coal tar, and crude benzol. Coal tar and crude benzol are byproducts of the coke manufacturing process with various industrial applications.

Coal products include unprocessed metallurgical coal, processed or washed coal, mid-coal and coal slurries, which are by-products of the coal washing process and used primarily to generate electricity and for heating. As used in this discussion and analysis, unless otherwise indicated, “coke” includes both coke and coke powder, and “raw coal” includes coal that is unwashed and relatively unprocessed, as well as mid-coal and coal slurries.

Syngas product was generated from our first phase of coke gasification facility, which was completed and commenced its production in October 2014.

Average selling prices per metric ton of our coal and coke products, and average selling prices per cubic meter of syngas are as follows for the periods indicated:

Average Selling Price of Coke Products

	Coke	Coal tar	Crude benzol	Coke powder
Three months ended December 31, 2013	$201	$320	$1,040		$146
Three months ended December 31, 2014	164	237	656		N/A
Increase (decrease) in $	$(37)	$(83)	$(383)	$	N/A
Increase (decrease) in %	(18.41)%	(25.94)%	(36.86)%		N/A

Six months ended December 31, 2013	$210	$317	$738		$164
Six months ended December 31, 2014	179	275	829		N/A
Increase (decrease) in $	$(31)	$(42)	$91	$	N/A
Increase (decrease) in %	(14.76)%	(13.25)%	12.33%		N/A

49

Average Selling Price of Coal Products

	Coal slurries		Mid-coal	Washed coal		Raw coal
Three months ended December 31, 2013		$42	$49	$	N/A	$	N/A
Three months ended December 31, 2014		N/A	50		167		N/A
Increase (decrease) in $	$	N/A	$1	$	N/A	$	N/A
Increase (decrease) in %		N/A	2.04%		N/A		N/A

Six months ended December 31, 2013		$42	$48		$166	$	N/A
Six months ended December 31, 2014		28	49		158		N/A
Increase (decrease) in $		$(14)	$1		$(8)	$	N/A
Increase (decrease) in %		(33.33)%	2.08%		(4.82)%		N/A

Average Selling Price of Syngas

Syngas
Three months ended December 31, 2013	$0
Three months ended December 31, 2014	0.01
Increase (decrease) in $	$0.01
Increase (decrease) in %	100%

Six months ended December 31, 2013	$0
Six months ended December 31, 2014	0.01
Increase (decrease) in $	$0.01
Increase (decrease) in %	0.01%

Generally, our selling prices are driven by a number of factors, including the particular composition and quality of the coal or coke we sell, their prevailing market prices locally and throughout China, as well as in the global marketplace, timing of sales, delivery terms, and our relationships with our customers and our negotiations of their purchase orders. The selling prices of coke, coal tar, and crude benzol decreased over the three months ended December 31, 2014 and 2013 and mid-coal selling price had an increase over the three months December 31, 2014 and 2013, there were no comparable data of coke powder, coal slurries, and raw coal for the three months ended December 31, 2014 and 2013. The selling prices of coke, coal tar, and coal slurries, washed coal selling price decreased over the six months ended December 31, 2014 and 2013 and crude benzol and mid-coal selling prices had increased over the six months December 31, 2014 and 2013, there were no comparable data of coke powder and raw coal for the six months ended December 31, 2014 and 2013.

The average price of coke was calculated based on the weighted average price of coke and coke powder. The average price of raw coal was calculated based on the weighted average price of unprocessed coal, coal byproducts and mixed thermal coal. We note that the average selling prices for coal products are also influenced by changes in the coal mixtures (with different grades and heat content) that we sell to our customers.

Average price of syngas was contracted approximately at $0.10 or RMB 0.62 per cubic meter (M3). We had long-term syngas supply agreements with our customers to provide syngas at a fixed vending price of $0.10 or RMB 0.62 per cubic meters (M3). In some cases, syngas may be sold with periodic price adjustments.

Revenue and quantity sold of each coke product for the three months ended December 31, 2014 and 2013 are as follows:

	Coke	Coal tar	Crude benzol	Coke powder	Total
Revenue
Three months ended December 31, 2013	$11,170,042	$805,567	$270,263	$308,291	$12,554,163
Three months ended December 31, 2014	7,752,836	406,112	291,774	-	8,450,722
Increase (decrease) in $	$(3,417,206)	$(399,455)	$21,511	$(308,291)	$(4,103,441)
Increase in %	(30.599)%	(49.59)%	7.96%	N/A	(32.69)%

Quantity sold (metric tons)
Three months ended December 31, 2013	55,602	2,520	260	2,108	60,490
Three months ended December 31, 2014	47,368	1,716	445	-	49,529
Increase (decrease) in metric tons	(8,234)	(804)	185	(2,108)	(10,961)
Increase (decrease) in %	(14.801)%	(31.90)%	71.15%	N/A	(18.12)%

The coke revenues decreased 30.59% resulting from 14.81% decrease in the coke quantity and 18.41% decrease in the coke average selling price. Due to demand structure and the price of the coke products, no coke powder was produced and sold in the three months ended December 31, 2014. Revenues of byproduct of coal tar decreased 49.59% result from 31.90% decrease in the coal tar quantity and 25.94% decrease in the coke tar average selling price and our revenues from crude benzol increased by 7.96%.

50

Revenue and quantity sold of each coke product for the six months ended December 31, 2014 and 2013 are as follows:

	Coke	Coal tar	Crude benzol	Coke powder	Total
Revenues
Six months ended December 31, 2013	$22,431,112	$1,410,915	$339,257	$1,149,000	$25,330,284
Six months ended December 31, 2014	18,943,052	871,434	670,564	-	20,485,050
Increase (decrease) in $	$(3,488,060	$(539,481)	$331,307	$(1,149,000)	$(4,845,234
Increase in %	(15.55)%	(38.24)%	97.66%	N/A	(19.13)%

Quantity sold (metric tons)
Six months ended December 31, 2013	106,863	4,449	460	6,992	118,764
Six months ended December 31, 2014	105,903	3,174	809	-	109,886
Increase (decrease) in metric tons	(960)	(1,275)	349	(6,992)	(8,878)
Increase (decrease) in %	(0.90)%	(28.66)%	75.87%	N/A	(7.48)%

The coke revenues decreased 15.55% resulting from 0.90% decrease in the coke quantity and 14.76% decrease in the coke average selling price. Due to demand structure and the price of the coke products, no coke powder was produced and sold in the six months ended December 31, 2014. Our byproduct revenues from coal tar decreased 38.24% result from 28.66% decrease in the coal tar quantity and 13.25% decrease from the coke tar average selling price and our revenues from crude benzol increased by 97.66% result from 75.87% increase in the crude benzol quantity and 12.33% increase in the crude benzol average selling price.

Since the coke market demand was still weak, our revenues from coke products decreased continuously.

Revenue and quantity sold of each coal product for the three months ended December 31, 2014 and 2013 are as follows:

	Coal slurries	Mid-coal	Washed coal	Raw coal	Total
Revenue
Three months ended December 31, 2013	$202,337	$451,753	$-	$-	$654,090
Three months ended December 31, 2014	-	402,855	1,684,571	-	2,087,426
Increase in $	$(202,337)	$(48,898)	$1,684,571	$-	$1,433,336
Increase (decrease) in %	(100.00)%	(10.82)%	N/A	N/A	219.13%

Quantity sold (metric tons)
Three months ended December 31, 2013	4,852	9,284	-	-	14,136
Three months ended December 31, 2014	-	8,114	10,088	-	18,202
Increase (decrease) in metric tons	(4,852)	(1,170)	10,088	-	4,066
Increase (decrease) in %	(100.00)%	(12.60)%	N/A	N/A	28.76%

Revenue and quantity sold of each coal product for the six months ended December 31, 2014 and 2013 are as follows:

	Coal slurries	Mid-coal	Washed coal	Raw coal	Total
Revenue
Six months ended December 31, 2013	$360,808	$827,361	$4,165,770	$-	$5,353,939
Six months ended December 31, 2014	101,954	765,119	2,759,861	-	3,626,934
Increase (decrease) in $	$(258,854)	$(62,242)	$(1,405,909)	$-	$(1,727,005)
Increase (decrease) in %	(71.74)%	(7.52)%	(33.75)%	N/A	(32.26)%

Quantity sold (metric tons)
Six months ended December 31, 2013	8,680	17,061	25,158	-	50,899
Six months ended December 31, 2014	3,674	15,574	17,469	-	36,717
Increase (decrease) in metric tons	(5,006)	(1,487)	(7,689)	-	(14,182)
Increase (decrease) in %	(57.67)%	(8.72)%	(30.56)%	N/A	(27.86)%

Our coal revenue continued to suffer from unstable and unpredictable raw coal supply from our coal mines affected by the ongoing mining moratorium. We are unable to anticipate when the moratorium or policy will change to allow us to reopen our mining activities. No raw coal revenues for the three months ended December 31, 2014 and 2013.

51

We purchase raw coal from third parties and wash coal for our coking processing. In response to the higher price of raw coal used to make washed coal, we have adapted our coal washing process to increase washed coal yield. Doing so has also resulted in less mid-coal but more coal slurries being produced, which when combined with the effect of selling price changes, resulted in the revenue fluctuations for both mid-coal and coal slurries.

Our lower washed coal revenue for the six months ended December 31, 2014 resulted from the limited amount of washed coal sold to our customers due to the limited availability of raw coal with which to produce washed coal.

Revenue and quantity sold of syngas product for the three months ended December 31, 2014 and 2013 are as follows:

Syngas
Revenue
Three months ended December 31, 2013	$-
Three months ended December 31, 2014	2,139,171
Increase in $	$2,139,171
Increase in %	N/A

Quantity sold (cubic meter)
Three months ended December 31, 2013	-
Three months ended December 31, 2014	21,376,386
Increase (decrease) in cubic meter (M3)	21,376,386
Increase in %	N/A

Revenue and quantity sold of syngas product for the six months ended December 31, 2014 and 2013 are as follows:

Syngas
Revenue
Six months ended December 31, 2013	$-
Six months ended December 31, 2014	2,139,171
Increase in $	$2,139,171
Increase in %	N/A

Quantity sold (cubic meter)
Six months ended December 31, 2013	-
Six months ended December 31, 2014	21,376,386
Increase (decrease) in cubic meter (M3)	21,376,386
Increase in %	N/A

Our syngas operation was launched at the middle of October 2014. We did not have historical data as compared to the results of operations for the three and six months ended December 31, 2014. Our revenues from syngas keeps increasing since commencement in October 2014. All sales of syngas were delivered by underground pipeline and all syngas was delivered as it was generated in our conversion oven. Our coke gasification capacity factor keeps increasing from month to month since October till December 31, 2014. We believe revenues from syngas will keep increasing along with the improvement of our generation technology and the expansion of the capacity.

Cost of Revenue

Cost of revenue decreased by 10.43%, from $11,152,697 to $9,989,469 for the three months ended December 31, 2014 as compared to the same period last year. Cost of revenues decreased by 16.64%, from $25,531,366 to $21,281,963 for the six months ended December 31, 2014 as compared to the same period last year. The decrease was mainly driven by lower sale volumes for most of our products, coal tar and coke powder. Additionally, the cost of obtaining raw coal was reduced as compared to the same period of last year.

Gross Profit

Gross profit was $2,678,850, an increase of $632,294 or 30.76% from $2,055,556 for the three months ended December 31, 2014 as compared to the same period of last year, mainly because of gross profit contributed by syngas which launched since October 2014. Gross profit margin increased to 21.20% from 15.56% as compared to the same period of last year, mainly due to higher profit margin of syngas.

Gross profit was $4,969,192, a decrease of $183,665 or 3.56% from $5,152,857 for the six months ended December 31, 2014 as compared to the same period of last year, mainly because of total sales decrease as stated above. However, because gross profit margin contributed by sales of syngas, the total gross margin increased to 18.93% during the six months ended December 31, 2014 from 16.79% during the same period of last year.

52

Operating Expenses

Operating expenses, which consist of selling expenses and general and administrative expenses, was $2,164,545 for the three months ended December 31, 2014, an increase of $1,649,545 or 320.30% from $515,000 as compared to the same period a year ago. Selling expenses decreased by $4,663 or 11.73%, to $35,091, from slight reduction in expenses relating to selling activities. General and administrative expenses increased by $1,654,208 or 348.07%, to $2,129,454, due to: 1) an increase of $120,000 from our payroll, and 2) bad debt expense for doubtful accounts amount to $1,549,034.

Operating expenses, which consist of selling expenses and general and administrative expenses, was $3,086,504 for the six months ended December 31, 2014, an increase of $1,927,049 or 166.20% from $1,159,455 as compared to the same period a year ago. Selling expenses decreased by $11,373 or 14.11%, to $69,255, from slight reduction in expenses relating to selling activities. General and administrative expenses increased by $1,938,422 or 179.68%, to $3,017,249, due to: 1) an increase of $240,000 from our payroll, and 2) bad debt expense for doubtful accounts amounted to $1,549,034.

Other Income and Expense

Other income and expense includes interest expense, interest income and other finance expenses, income and expense not related to our principal operations, and change in fair value of warrants.

For the three months ended December 31, 2014, interest expense, mainly results from interest accrued for the loan from Bairui, was $1,504,341, an increase of $190,529 or 14.52% from $1,311,812 as compared to the same period in the last year due to the weight annual interest rate increased from 10.4% to 11.8%. Interest income, mainly consists of interest income from loan to Capital Paradise Limited, was $62,856, a decrease of $121,391 or 65.88% from $184,247 as compared to the same period in the last year due to we collected $4.5 million in principal during August 2014. Other finance expenses, which consist of bank service fee and currency exchange gain or loss, were $51,236, a decrease of $36,481 or 41.59% as our banking transactions decreased.

For the six months ended December 31, 2014, interest expense, mainly results from interest accrued for the loans from Bairui, was $2,999,554, an increase of $908,975 or 43.48% from $2,090,579 as compared to the same period in the last year due to the weight annual interest rate increased from 8.3% to 11.8%. Interest income, mainly consists of interest income from loans to Capital Paradise Limited, was $165,107, a decrease of $202,233 or 55.05% from $367,340 as compared to the same period in the last year due to we collected $4.5 million in principal during August 2014. Other finance expenses, which consist of bank service fee and currency exchange gain or loss, were $51,899, a decrease of $98,361 or 65.46% as our banking transactions decreased.

We also recorded the income from change of fair value of warrants in the amount of $5,452,862 for the three months ended December 31, 2014, as compared to the income of $0 in the same period of last year. For the six months ended December 31, 2014, we recorded the income from change of fair value of warrants in the amount of $3,424,942, as compared to the income of $12 in the same period of last year. The income from change of fair value of warrants was mainly results of the increase of volatility of our stock price during the three and six months ended December 31, 2014 and the new issuance of warrants and options related to September 24, 2014 Security Purchase Agreement which we issued 2,818,845 shares of common stock attached with Series A warrants to purchase an aggregate of 1,409,423 common shares and Series B warrants to purchase an aggregate of 1,644,737 common shares.

As a result of the foregoing, we had other income of $3,962,144 for three months ended December 31, 2014 as compared other expense of $1,215,282 in the same period a year ago. We had other income of $539,357 for the six months ended December 31, 2014 as compared other expense of $1,873,487 in the same period a year ago.

Provision for Income Taxes

Provision for income taxes over three months ended December 31, 2014 increased by $71,659 to $503,591 from the same period a year ago, due to the increase of our operation profit.

Provision for income taxes over six months ended December 31, 2014 decreased by $72,245to $933,444 from the same period a year ago, due to the lower taxable income.

Net income (loss)

We had net income of $3,981,858, including the change of $5,452,865 in fair value of warrants for the three months ended December 31, 2014, as compared to net loss of $106,658 for the same period a year ago.

We had net income of $1,428,601, including the change of $3,425,703 in fair value of warrants for the six months ended December 31, 2014, as compared to net income of $1,054,226 for the same period a year ago.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. At December 31, 2014, we have working capital deficit in the amount to $26,119,769 as compared to working capital in the amount to $6,760,391 at June 30, 2014, reflecting the $29.2 million loan reclassified in current portion, $13.55 million investment in our underground gasification construction, and an increase from the current portion of warrants liability of $1 million, although we had $13.2 million capital contribution from a private placement concluded during the six months ended December 31, 2014,.

53

In summary, our cash flows are as follows:

	For the six months ended December 31,
	2014	2013
Net cash used in operating activities	$(4,965,171)	$(763,780)
Net cash used in investing activities	$(10,197,925)	$-
Net cash provided by financing activities	$15,224,374	$(66,160)

Net Cash Used in Operating Activities

Net cash used in operating activities for the six months ended December 31, 2014 was approximately $4.97 million as compared to net cash used in operating activities of approximately $0.76 million for the same period last year. Except for $1,155,720 in non-cash adjustment such as depreciation, amortization and depletion, bad debt expenses and change in fair value of warrants which decreased our cash-based net income, net operating inflow for the six months ended December 31, 2014 resulted from the following factors: (1) inventories decreased by $5,035,275 due to credit line increases for two new customers and sales to these customers, result the finished goods decreased; (2) other payable and accrued expense increased by $1,778,225, due to the increase of construction deposit $0.88 million, accrued unpaid interest $0.88 million and salary payable $0.12 million. (3) our taxes payable increased by $1,263,983 due to VAT payable and income tax which was paid on time in January 2015. Cash inflow was mainly offset as follows: (1) our account receivable increased by $9,093,126, due to Hongli increased credit line for its customers during the period to promote the sales; (2) advance to supplier increased by $1,106,222 due to the company postpone the delivery of material purchase during the period; (3) accounts payable decreased by $2,975,332 mainly due to less raw materials purchase during the period. There has been a decrease of $11.5 million cash compared with the quarter ended September 30, 2014. The reasons for this are: 1) the Company spent $7.5 million at its stage 2 furnaces installation which installed 4 gasification furnaces and 1 conveyor system during October to December 2014; 2) $4 million cash outflow from its coke and coke gasification operations. Since the Company started to sell its gas on November, 2014 and that is a new business for the Company, it gave longer credit terms to its new gas buyers which increased $2.5 million accounts receivable at December 31, 2014 and another $1.5 million increase from its regular coke sales. Those $4 million outstanding receivables can be seen as a cash spending or a trading loan to customers.

Net cash used in operating activities for the six months ended December 31, 2013 was approximately $0.76 million. Except for $702,762 in non-cash adjustment such as depreciation, amortization and depletion and change in fair value of warrants which increased out cash-based net income, net operating inflow also result in: (1) advance to supplier decreased $1,989,148; (2) accounts payable increased by $1,464,233; (3) other payables and accrued expenses increased $229,536; and (4) tax payable increased by $61,188 due to VAT payable that should be paid in January 2014. Cash inflow was mainly offset as follows: (1) accounts receivable increased by $3,951,856; (2) other receivable increased by $1,494,537; (3) prepaid expense increased by $193,342 and (4) customers deposit decreased by $81,350. The changes in accounts receivable, advance to suppliers, and inventory and accounts payable were mainly due to the Triparties agreement, which resulted increase coke production and sales. Other receivable due to a deposit $1,628,000 we made in an interest-bearing account to bid for a financial instrument issued by Pingdingshan Rural Credit Cooperative Union;

Net Cash Used in Investing Activities

Net cash used in investing activities for six months ended December 31, 2014 was approximately $10.2 million. We collected loan receivable of $4.5 million from CPL. We also invested $14,497,925 in coke gasification construction and facilities.

For the six months ended December 31, 2013, we had no cash flow from investing activities.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities was approximately $15.2 million. During the six months ended December 31, 2014, we completed a registered sale of 2,818,845 shares of our common stock with net consideration of $13.2 million and obtained additional loan from our shareholder and the CEO, Mr. Lv Jianhua, amount to approximately $2.0 million.

Net cash used in financing activities was $66,160 for the six months ended December 31, 2013. SPDB lifted restrictions on the deposits on the maturity note and we used this amount to repaid the note in same amount $9.8 million. We also obtained a short-term loan from an unrelated party $162,700 on October1, 2013, which was repaid on October 14, 2013.

Capital Resources

Funding for our business activities has historically been provided by cash flow from operations, short-term bank loan financing, and loans from our Chairman.

54

On April 2, 2011, Hongli entered into a loan agreement with Bairui Trust, pursuant to which Bairui Trust agreed to loan Hongli RMB 360 million (approximately $57.06 million), of which RMB 180 million was due on April 2, 2013, and RMB 180 million on April 2, 2014, with annual interest rate of 6.3%. Bairui Trust made the loan to Hongli on April 3, 2011. On November 30, 2011, Hongli entered into a supplemental agreement with Bairui Trust to amend the terms such that RMB 30 million (approximately $4.8 million) would be due on October 2, 2012, RMB 100 million (approximately $15.8 million) on April 2, 2013, RMB 50 million (approximately $7.9 million) on October 2, 2013, and RMB 180 million (approximately $28.5 million) on April 2, 2014. We made the October 2, 2012 payment on December 25, 2012, including outstanding interest charge for late payment. We repaid $3.2 million (RMB 20 million) on April 3, 2013, and entered into another supplemental agreement with Bairui Trust on April 23, 2013 to extend the due date for the remaining $12.7 million (RMB 80 million). Of such remaining principal, the due date for $3.2 million (RMB 20 million) has been extended to December 2, 2013 with an annual interest rate of 6.3% starting from April 23, 2013. The due date for $4.8 million (RMB 30 million) has been extended to January 2, 2014 with an annual interest rate of 6.3% starting from April 23, 2013. The due date for $4.8 million (RMB 30 million) has been extended to February 2, 2014 with an annual interest rate of 6.3% starting from April 23, 2013. Between April 3, 2013 and April 23, 2013, Bairui Trust charged a 9.45% annual interest rate on the entire $12.7 million outstanding.

On October 1, 2013, the parties executed an extension agreement, for the remaining balance of approximately $50.7 million (RMB 310 million) with 9.9% interest rate as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$8,185,000	¥50,000,000	October 2, 2016	October 3, 2013 – October 2, 2016
3,274,000	20,000,000	December 2, 2016	December 3, 2013 – December 2, 2016
4,911,000	30,000,000	January 2, 2017	January 3, 2014 – January 2, 2017
4,911,000	30,000,000	February 2, 2017	February 3, 2014 – February 2, 2017
29,466,000	180,000,000	April 2, 2017	April 3, 2014 – April 2, 2017
$50,747,000	¥310,000,000

On April 2, 2014, the parties entered into another supplement agreement which replaced the extension agreement dated October 1, 2013, as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$3,245,752	¥18,000,000	April 2, 2015	December 3, 2013 – April 2,2015
4,868,628	30,000,000	April 2, 2015	January 3, 2014 – April 2,2015
4,868,628	30,000,000	April 2, 2015	February 3, 2014 – April 2,2015
8,114,380	50,000,000	January 2, 2015	October 3, 2013 –January 2,2015
29,211,770	180,000,000	October 2, 2015	April 3, 2014 – October 2, 2015
$50,309,158	¥308,000,000

According to the new supplement agreement, the annual interest rate was changed from 9.9% to 11.88% and, for the period between December 3, 2013 and April 2, 2014, Bairui Trust charged an additional 7.2% annual interest rate on $12.9 million (RMB 80 million) of the outstanding $50.3 million (RMB 310 million) loan principal. We paid back Bairui Trust RMB 2,000,000 on April 2014 after the supplement.

We intend to negotiate with Bairui Trust to further extend the maturity dates by an additional two to three years, and to repay the loan through our operational cash flow. We cannot guarantee that we will be successful in such negotiations.

Our business plan involves growing our business through:

(1)	Expand production capability of higher margin coke products such as crude benzene and other derivative byproducts in order to hedge against the unfavorable market conditions for coal and coke that we are facing;

(2)	Look for opportunities to build long-term relationship with quality coal producers to ensure our supply. To that end, Shenhuo Group is already supplying us under the tripartite agreement. Under such arrangement, we do not need to make any prepayments or purchase inventory until all coke products ordered by Fangda Steel are delivered, and our receivables from Fangda Steel are settled. As such, we can increase coke sales without significant demand on working capital;

(3)	Develop and install the system of green facility for the conversion of carbon dioxide into a clean-burning synthetic gas (syngas) to expand our product into the high margin product of syngas. Syngas, a clean-burning fuel, is increasingly utilized as a clean-energy alternative to burning coal. Comprised primarily of hydrogen and carbon monoxide, syngas can also be used to produce a range of widely-used industrial products such as fertilizers, solvents and assorted synthetic materials. This coke gasification facility project was completed and turned to commissioning and trial production stage as the filling of the report.

The following is expected to require capital resources:

•	New Coking Facility. We intend to use existing cash, cash flow from operations, bank loans, collection of our loan receivables, along with other finance arrangements such as extending our long term loan from Bairui Trust, to complete the construction of our new coking facility. Due to ongoing market conditions, however, we have once again slowed down construction, but plan to resume at full pace if and when market improves.

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•	Coal Mine Safety Improvement Project. The total estimated cost for government-mandated safety upgrades is approximately $31.5 million. We will be responsible for approximately 70% of the total estimated cost, approximately $22.0 million, under the structure of our joint-venture with Henan Coal Seam Gas. These projects have not commenced as of the date of this Report, and we are not sure when it will commence at this time.

•	Coal underground gasification project. On August 28, 2014, we entered in a cooperative agreement with North China Institute of Science and Technology at underground coal gasification development to refine and implement a technology at converting out coal mines with 2.3 million tons of coal recovery reserves in to syngas. The first stage, we plan to invest $18 million in building an underground coal gasification facility.

Off-balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. Other than warrants liability, we have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in Note 2 to our financial statements elsewhere in this Report, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Revenue recognition

We recognize revenue from the sale of coal and coke, our principal products, at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations on our part exist and collectability is reasonably assured. This generally occurs when coal or coke is loaded onto trains or trucks at one of our loading facilities or at third-party facilities. Accordingly, management is required to apply its own judgment regarding collectability based on its experience and knowledge of its current customers, and thus exercise a certain degree of discretion.

Most, if not all, of the electricity generated by Hongguang Power is typically used internally by Baofeng Coking. Supply of surplus electricity generated by Hongguang Power to the national power grid is mandated by the local utilities board. The value of the surplus electricity supplied, if it exists, is calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract.

Coal and coke sales represent the invoiced value of goods, net of a value-added tax (“VAT”), sales discounts and actual returns at the time when product is sold to the customer.

Accounts receivables, trade

During the normal course of business, we extend unsecured credit not exceeding three months to our customers. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records allowance when management believes collection of amounts due are at risk. Accounts receivables are considered past due after three months from the date credit was granted. Accounts considered uncollectible after exhaustive efforts to collect are written off. We regularly review the credit worthiness of our customers and, based on the results of such credit review, determine whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers. As of December 31, 2014 and June 30, 2014, $432,889 and $140,158 allowance for doubtful accounts was provided, respectively.

Intangible assets - mining rights, net

Mining rights are capitalized at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated proven and probable recoverable tons. Our coal reserves are controlled through direct ownership by our VIEs which generally last until the recoverable reserves are depleted.

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Long-term investment

Entities in which we have the ability to exercise significant influence, but do not have a controlling interest, are accounted for under the equity method. Significant influence is generally considered to exist when we have between 20% and 50% of ownership interest in the voting stock, but other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

Impairment of long-lived assets

We evaluate long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance with the accounting guidance regarding “Disposal of Long-Lived Assets.” Recoverability is measured by comparing an asset’s carrying value to the related projected undiscounted cash flows generated by the long-lived asset or asset group, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. When the carrying value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss to the extent that the carrying value exceeds its fair value. As of December 31, 2014 and June 30, 2014, there was no impairment of long-lived assets. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and/or third party independent appraisals.

Recently issued accounting pronouncements

In July 2013, the FASB issued Accounting Standards Update 2013-11, “Income Taxes (Topic 740)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). The objective of ASU 2013-11 is to eliminate diversity in practice of presenting unrecognized tax benefits as a liability or presenting unrecognized tax benefits as a reduction of a deferred tax asset for a net operating loss or tax credit carryforward in certain circumstances by requiring that an unrecognized tax benefit be presented in the financial statements as a reduction to deferred tax assets excluding certain exceptions. ASU 2013-11 will be effective prospectively for the Company in its first quarter of 2014. The Company does not expect ASU 2013-11 to have a material effect on its financial statements.

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard that raises the threshold for disposals to qualify as discontinued operations and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The standard revised the definition of a discontinued operation to cover only asset disposals that are considered to be a strategic shift with a major impact on an entity's operations and finances, such as the disposal of a major geographic area or a significant line of business. Application of the standard, which is to be applied prospectively, is required for fiscal years beginning on or after December 15, 2014, and for interim periods within that year. The Company currently plans to adopt the standard in January 2015.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9, “Revenue from Contracts with Customers” (“ASU 2014-9”). ASU 2014-9 provides for a single comprehensive principles-based standard for the recognition of revenue across all industries through the application of the following five-step process:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our combined financial position, results of operations and cash flows.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our current directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position Held	Officer/Director since
Jianhua Lv	46	President, Chief Executive Officer and Chairman of the Board	February 5, 2010
Song Lv	40	Chief Financial Officer and Secretary	April 18, 2014
Hui Zheng	42	Vice President of Operations and Director	February 5, 2010
Yushan Jiang	60	Independent Director	February 5, 2010
Hui Huang	46	Independent Director	February 5, 2010
Haoyi Zhang	40	Independent Director	February 5, 2010

Business Experience

The following is a summary of the educational background and business experience during the past five years of each of our directors and executive officers. The following information includes the person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Jianhua Lv has been the executive director and Chairman of Hongli since 1996, when he founded the company. Prior to this, from 1989 to 1996 Mr. Lv held a number of positions at the Henan Province Pingdingshan Coal Group, where he developed many years of experience in the coal and coking industries. In early 2007, Mr. Lv was appointed as a standing committee member of the Chinese People’s Political Consultative Conference of Baofeng, Henan Province, and as a standing committee member of the National People’s Congress of Baofeng, Henan Province. Mr. Lv has been honored as an outstanding entrepreneur of the year in 2003 and 2004. Mr. Lv holds a bachelor’s degree from Henan University in Chinese, a master’s degree in economics from Henan University, and a master of law degree from the Central Party School. Mr. Lv’s experience as our Chief Executive Officer and Chairman, and his extensive knowledge of the coal and coking industries qualifies him to serve on our Board.

Song Lv has served as controller in the finance and accounting department of Hongli since June 2010 and as our Chief Financial Officer since April 2014. All of the Company’s business operations are conducted through Hongli in the People’s Republic of China. From April 2007 to November 2010, Mr. Song was Chief Financial Officer of Xinhe Investment Co., Ltd. Mr. Song received his bachelor’s degree in accounting from Northeastern University. There is no family relationship between Mr. Lv and any of the Company’s current directors, executive officers or persons nominated or charged to become directors or executive officers, or those of the Company’s subsidiary.

Hui Zheng has served as vice manager of Human Resources at Hongli since 2006. Prior to this Mr. Zheng worked at SinoCoking as a statistician, secretary and vice-dean from 1998 until 2006. Mr. Zheng has worked in the materials industry since 1996. Mr. Zheng holds a degree from Zhengzhou University. Mr. Zheng’s in-depth working experience as vice manager at Hongli and operating business in the PRC, his knowledge and his lengthy working experience in the Chinese coal and materials industries qualify him to serve on our Board.

Yushan Jiang has served as the chief executive officer of the Pingdingshan Coal Group Shoushan Coking Co., Ltd. since February 2007. Prior to this, from 2001 to 2007, he was chief engineer at the Henan Tianhong Coking Company. Mr. Jiang developed expensive experience in the coking industry as an employee, director, and head of research and development for various coking operations since 1972. None of these operations is related to or affiliated with the Company. Mr. Jiang is also currently a vice-director and member of the Coking Committee of the Henan Province Metals Association, and vice-secretary of the Henan Province Institute of Coal & Coke. Mr. Jiang holds a Bachelor’s degree in Coal and Chemistry from the Wuhan College of Iron & Steel. Mr. Jiang’s extensive working and leadership experience in the coking industry and his educational background qualify him to serve on our Board.

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Hui Huang is the chairman and chief executive officer of Wuhan Pingdingshan Coal and Wuhan Steel Unification Coking Company (“WPCWSUCC”). Mr. Huang has also served as director of sales and administration of the same company from 1985 to 1996. He then served as director of the Economics and Technology Cooperation Center of the Pingdingshan Coal Group (now known as the Wuhan Pingdingshan Coal and Wuhan Steel Unification Coking Company) from 1996 to 2008, of which he is now chairman of the board. None of these companies is related to or affiliated with the Company. Mr. Huang is also a director of the China Association of Comprehensive Resource Utilization, a vice-director of the Henan Institute of Coal (a branch of the China Association of Comprehensive Resource Utilization), and vice-secretary of the Pingdingshan Youth Union. Mr. Huang holds a bachelor’s degree in Economic Management and an MBA from the University of Mining and Technology. Mr. Huang’s vast experience in the coal and coking industry in management and as an executive officer and director of WPCWSUCC and as a leader in various coal industry related associations qualify him to serve on our Board.

Haoyi Zhang serves as the chief financial officer of Henan Pinggao Electricity Ltd., one of the major A-Share public companies traded on the Shanghai Stock Exchange, a position he has held since January 2005. From January 2005 to March 2009, he served as the chief accountant of Henan Pinggao DongZhi Gao Ya Kaiguan Ltd., a Sino-Japanese Joint-venture with Toshiba, concurrently with his position as the chief financial officer at Henan Pinggao Electricity Ltd. From April to December 2004, he served as the chief accountant of Henan Pinggao DongZhi Gao Ya Kaiguan Ltd. Mr. Zhang held numerous positions from July 1995 to March 2004 as the deputy director, the director, the deputy chief accountant, the assistant general manager and the chief accountant at China Beifang Industry Company, Xiamen Branch. None of these companies is related to or affiliated with the Company. Mr. Zhang holds a Bachelor’s degree in Accounting from Xiamen University and an EMBA degree from Xian Jiaotong University. Mr. Zhang’s extensive financial and accounting experience at numerous Chinese companies and his educational background qualify him to serve on our Board.

There are no family relationships among our current directors or executive officers.

During the past ten years none of our current directors or executive officers was involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulations S-K.

Mr. Lv was appointed to his director and officer positions because he held a similar position at Hongli, and upon the closing of the Share Exchange on February 5, 2010, he assumed this respective position. Mr. Song Lv was appointed as the Company’s Chief Financial Officer, Treasurer and Secretary on April 18, 2014 after the resignation of the Company’s former Chief Financial Officer, Zan Wu on April 18, 2014, due to his expertise and experience as the controller in the finance and accounting department of Hongli. Messrs. Huang and Jiang were selected to serve as independent directors on the board because of their deep and substantial experience in the coal and coking industry. Mr. Haoyi Zhang was selected to serve on as an independent director because of his expertise in public company matters, with particular expertise in accounting, auditing, controls and procedures and financial matters.

Board of Directors

Our board of directors is currently composed of five members. All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one and not more than seven. There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

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During the fiscal year ended June 30, 2014, our board of directors and its committees held the following number of meetings and took the following number of actions by unanimous written consent:

	Meetings	Unanimous written consents
Board of directors	2	1
Audit committee	0	1
Compensation committee	0	1
Nominating committee	0	1

Director Independence and Board Committees

Based upon information submitted to the Company, the board of directors has determined that Messrs. Yushan Jiang, Hui Huang and Haoyi Zhang are each “independent” under the listing standards of the NASDAQ Stock Market.

The board of directors has an audit committee that was established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee members include Mr. Haoyi Zhang (chairman), Mr. Hui Huang and Mr. Yushan Jiang. Mr. Zhang is the audit committee financial expert who is independent, as independence for audit committee members is defined in the listing standards of the NASDAQ Stock Market. The audit committee operates under a written charter adopted by the board of directors on February 16, 2010.

The board of directors established a compensation committee on February 16, 2010. The compensation committee consists of Mr. Yushan Jiang (chairman), Mr. Haoyi Zhang, and Mr. Hui Huang, each of whom is an independent director. Our compensation committee oversees and, as appropriate, makes recommendations to the board of directors regarding the annual salaries and other compensation of our executive officers, and other related policies, and provides assistance and recommendations with respect to our compensation policies and practices. The compensation committee operates under a written charter adopted by the board of directors on February 16, 2010.

The board of directors established a nominating committee on February 16, 2010. The nominating committee consists of Mr. Hui Huang (chairman), Mr. Haoyi Zhang and Mr. Yushan Jiang, each of whom is an independent director. Our nominating committee assists in the selection of director nominees, approves director nominations to be presented for shareholder approval at our annual shareholder meetings and fill any vacancies on our board of directors, considers any nominations of director candidates validly made by shareholders, and reviews and considers developments in corporate governance practices. The nominating committee operates under a written charter adopted on February 16, 2010.

Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Directors, executive officers and persons who own more than 10% of our common stock are required by SEC regulations to furnish to the Company copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of the copies of such reports received or written representations from the reporting persons, we believe that during our 2014 fiscal year, our directors, executive officers and persons who owned more than 10% of our common stock complied with all Section 16(a) filing requirements.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide a copy of our code of ethics to any person who requests a copy in writing to the Secretary of the Company, including the e-mail address or facsimile number of the requesting party. Any written requests should be mailed to us at Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, P.R. China 467000.

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DIRECTORS

All members of our board of directors serve in this capacity until their terms expire or until their successor are duly elected and qualified. Three of our directors are independent directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Jianhua Lv	2014	240,000	0	0	0	0	0	0	240,000
Chairman and Chief Executive Officer	2013	240,000	0	0	0	0	0	0	240,000
Zan Wu (1)	2014	90,000	0	0	0	0	0	0	90,000
Former Chief Financial Officer and Secretary	2013	180,000	0	0	0	0	0	0	180,000
Song Lv (2)	2014	120,000	0	0	0	0	0	0	120,000
Current Chief Financial Officer and Secretary	2013	0	0	0	0	0	0	0	0

(1)	On April 18, 2014, Zan Wu resigned as our Chief Financial Officer.

(2)	On April 18, 2014, Song Lv was appointed as our Chief Financial Officer, Secretary and Treasurer.

Outstanding Equity Awards

There was no equity awards granted to our officers or directors in the year ended June 30, 2014.

Retirement Plans

We currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change-in-Control

We currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the Company or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

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Employment Agreements

We entered into an employment agreement with Mr. Lv on February 5, 2010. Mr. Lv agreed that in the event that he leaves his employment for any reason, he will refrain from using or disclosing our confidential information in any manner which might be detrimental to or conflict with our business interests. Both we and Mr. Lv have the right to terminate his employment with or without cause by giving prior notice. Any disputes arising from Mr. Lv’s employment, termination of his employment or breach of any covenant of good faith related to his employment shall be conclusively settled by final and binding decision of the court located in Henan Province, China. The employment agreement does not provide for any fixed term or duration, and Mr. Lv is employed on an at-will basis.

We entered into an employment agreement with Mr. Song Lv on April 18, 2014. Mr. Song Lv agreed that in the event that he leaves his employment for any reason, he will refrain from using or disclosing our confidential information in any manner which might be detrimental to or conflict with our business interests. Both we and Mr. Song Lv have the right to terminate his employment with or without cause by giving prior notice. Any disputes arising from Mr. Song Lv’s employment, termination of his employment or breach of any covenant of good faith related to his employment shall be conclusively settled by final and binding decisions of the court located in Henan Province, China. The employment agreement does not provide for any fixed term or duration, and Mr. Song Lv is employed on an at-will basis.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended June 30, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jianhua Lv (1)	$-	$-	$-	$-	$-	$-	$-
Hui Zheng	$10,000	$-	$-	$-	$-	$-	$10,000
Yushan Jiang	$10,000	$-	$-	$-	$-	$-	$10,000
Hui Huang	$10,000	$-	$-	$-	$-	$-	$10,000
Haoyi Zhang	$10,000	$-	$-	$-	$-	$-	$10,000

(1)	Mr. Lv’s compensation is reflected in the Summary Compensation Table for our executive officers above.

All of our current directors were appointed on February 5, 2010 in connection with the Share Exchange. On February 5, 2010, we entered into letter agreements with all of our current directors and pursuant to which we agreed to pay cash compensation in the amount of $10,000 to each of the directors for their services on our board of directors in 2010. The terms and conditions under these agreements remained effective for fiscal 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2014, regarding the beneficial ownership of our common stock by any person known to us to be the beneficial owner of more than 5% of the outstanding common stock, by directors and certain executive officers, and by all of our directors and executive officers as a group. Unless otherwise noted, our officers and directors utilize the following address for correspondence purposes: Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, China 467000.

Name and Address	Amount and Nature of Beneficial Ownership	Percent (%) of Class*
Jianhua Lv (1)	7,948,168	33%
Zan Wu	0	0%
Hui Zheng	0	0%
Hui Huang	0	0%
Yushan Jiang	0	0%
Haoyi Zhang	0	0%
All Officers and Directors as a Group (5 total)	7,948,168	33%

5% Shareholders:
Honour Express Limited (2)	7,948,168	33%

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Applicable percentage ownership is based on 23,940,217 shares of common stock outstanding as of September 29, 2014.

(1)	Represents shares held directly by (a) Mr. Jianhua Lv and (b) Honour Express Limited, a British Virgin Islands international business company (“Honour Express”). Mr. Lv is a director of Honour Express, and in such capacity, he may be deemed to have voting and dispositive power over the shares held directly by Honour Express. In addition, Mr. Lv is also the beneficial owner and sole shareholder of Honour Express. Pursuant to a certain Incentive Option Agreement dated July 6, 2009, as amended (“Incentive Option Agreement”), Mr. Lv has the right to acquire 100% of the issued and outstanding capital stock of Honour Express held by a nominee, subject to certain conditions. On October 7, 2014, based on the achievement of the revenue thresholds set forth in the Incentive Option Agreement, Mr. Lv exercised the Option and received 100% of the outstanding shares of Honour Express. Mr. Lv’s address is: 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, People’s Republic of China, 467000.

(2)	The address of Honour Express Limited is: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

To our knowledge, none of our directors, officers or affiliates, or any 5% or greater shareholder of the Company, or any associate or any such directors, officers or affiliates, is a party in any material legal preceding that is adverse to the Company.

Securities authorized for issuance under equity compensation plans

We maintain the following equity compensation plans. The discussions below give effect to the 1-for-12 reverse stock split effected on January 15, 2009 and the 1-for-20 reverse stock split the Company effected on February 5, 2010.

2012 Equity Incentive Plan

On April 5, 2012, our board of directors approved a stock incentive plan for officers, directors, employees, and consultants entitled “SinoCoking Coal and Coke Chemical Industries, Inc. 2012 Equity Incentive Plan” (the “2012 Plan”). The maximum number of shares that may be issued under the Plan is 2,000,000 shares of our common stock. The 2012 Plan was approved by our shareholders at our annual meeting held on June 29, 2012. Under the 2012 Plan, we may issue common stock and/or options to purchase common stock. The 2012 Plan is administered by our board of directors or a committee that it designates comprising of at least three independent directors. The board (or the committee if one is designated) has full and complete authority, in its discretion, but subject to the express provisions of the 2012 Plan, to grant awards, to determine the number of awards to be granted and the time or times at which awards shall be granted; to establish the terms and conditions upon which awards may be exercised; to remove or adjust any restrictions and conditions upon awards; to specify, at the time of grant, provisions relating to exercisability of awards and to accelerate or otherwise modify the exercisability of any awards; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the 2012 Plan. As of June 30, 2014, 2,000,000 shares of common stock remained available for future issuance under the 2012 Plan.

2002 Stock Option Plan for Directors

On October 11, 2002, our board of directors adopted a 2002 Stock Option Plan for Directors (the “Directors Plan”) to attract and retain the services of experienced and knowledgeable individuals to serve as our directors. On the date the Directors Plan was adopted, the total number of shares of common stock subject to it was 11,057. This number of shares may be increased on the first day of January of each year so that the common stock available for awards will equal 5% of the common stock outstanding on that date; provided, however, that the number of shares included in the Directors Plan may not exceed more than 10% of all shares of common stock outstanding. The Directors Plan is administered by the board of directors, or any committee that it designates comprising of non-employee directors. The grant of an option under the Directors Plan is discretionary. The exercise price of an option must be the fair market value of the common stock on the date of grant. An option grant may be subject to vesting conditions. Options may be exercised in cash, or with shares of the common stock already owned by the person. The term of an option granted pursuant to the Directors Plan may not be more than 10 years. The Directors Plan terminated in October 2012 in accordance with its terms.

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1999 Stock Option Plan

On October 14, 1999, our board of directors adopted a 1999 Stock Option Plan (the “Option Plan”) in order to retain the services of employees and consultants and others who are valuable to the Company and to offer incentives to such persons to achieve the objectives of our shareholders. The total number of shares of common stock subject to the Option Plan is 45,417. The Option Plan is administered by the board of directors, or any committee that it designates comprising of non-employee directors. Employees eligible for awards under the Option Plan may receive incentive options to purchase common stock. If a recipient does not receive an incentive option, he or she will receive a non-qualified stock option. The exercise price of an option must be no less than the fair market value of the common stock on the date of grant, unless the recipient of an award owns 10% or more of our common stock, in which case the exercise price of an incentive stock option must not be less than 110% of the fair market value. An option grant may be subject to vesting conditions. Options may be exercised in cash, or with shares of the common stock of the Company already owned by the recipient of the award. The term of an option granted pursuant to the Option Plan may not be more than five years if the option is an incentive option granted to a recipient who owns 10% or more of our common stock, or 10 years for all other recipients and for recipients of non-qualified stock options. Incentive stock options may be granted until the day immediately preceding the 10 year anniversary of its adoption date. Non-qualified stock options may be granted until the Option Plan is terminated by the board of directors in its sole discretion.

The following table illustrates, as of June 30, 2014, information relating to all of our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plan Approved by Security Holders
2012 Plan	0		n/a	2,000,000
The Option Plan	6,059	(1)	$96.00	0

Equity Compensation Plan Not Approved by Security Holders –
The Directors Plan	3,126	(1)	$96	0

64

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Officers and Directors’ Relationship with Us, Our Subsidiaries and VIE

As described in “Business–History and Corporate Structure” above, we control Hongli Group through contractual arrangements between Hongyuan, our wholly-owned subsidiary, and Hongli. Our Chief Executive Officer holds a majority of the equity interests of Hongli. Because he also owns a substantial amount of our issued and outstanding common stock, we believe that our interests are aligned with Hongli Group. However, see “Risk Factors – Risks Related to Our Corporate Structure – Our contractual arrangements with Hongli and its owners as well as our ability to enforce our rights thereunder may not be as effective in providing control over Hongli as direct ownership,” and “Management members of Hongli have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.”

Other Related Party Transactions

We had advances from our Chief Executive Officer in the amounts of $2,548,117 and $526,699 at December 31 and June 30, 2014, respectively. Such advances are interest free, due on demand and will be settled in cash.

On July 2, 2014, Mr. Lv Jianhua, the CEO of the Company, paid the interest payable of $2,017,946 to Baidu Trust on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND AUDITORS

Effective April 9, 2014, the registrant terminated Friedman LLP (“Friedman”) as its independent auditors. This action was approved by the Audit Committee of the registrant’s Board of Directors (the “Board”), and ratified by the Board.

The reports of Friedman on the registrant’s financial statements as of June 30, 2013 and 2012 and for the years ended June 30, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report of Friedman on the registrant’s financial statements for its fiscal year ending June 30, 2013 contained an explanatory paragraph which noted that the registrant had a working capital deficiency which raised substantial doubt about the registrant’s ability to continue as a going concern.

In connection with the audits of the registrant’s financial statements for the fiscal periods ended June 30, 2013 and 2012, and through April 9, 2014, there were: (i) no disagreements between the registrant and Friedman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Friedman, would have caused Friedman to make reference to the subject matter of the disagreement in its reports on the registrant’s financial statements for such periods, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

On April 9, 2014, the registrant engaged HHC, LLP (“HHC”) as its independent registered accounting firm. During its two most recent fiscal years ended June 30, 2013 and 2012, and the subsequent interim period through the engagement of HHC on April 9, 2014, the registrant did not consult with HHC on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the registrant’s financial statements, and HHC did not provide either a written report or oral advice to the registrant that was an important factor considered by the registrant in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The registrant provided Friedman a copy of the disclosures contained herein and requested that Friedman furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Friedman agrees with its statements in this Item 4.01. A copy of the letter dated July 29, 2014, furnished by Friedman in response to such request, is filed as Exhibit 16 to this Form 8-K.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 100,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2014, 23,960,217 shares of common stock were outstanding.

65

Common Stock

Each shareholder of our common stock is entitled to one vote for each share held on all matters to be voted upon by the shareholders. Our shares of common stock have no preemptive, conversion, or redemption rights. If we are liquidated, dissolved or wound up, the holders of common stock are entitled to share in proportion to the percentage of their ownership all assets remaining after payment of liabilities. All of our issued and outstanding shares of common stock are fully paid and non-assessable. Our articles of incorporation do not provide for cumulative voting in the election of directors. The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Our common stock is listed on The NASDAQ Capital Market under the symbol “SCOK.” The transfer agent and registrar for our common stock is Interwest Stock Transfer, Inc.

Warrants

Outstanding Warrants

As of December 31, 2014, we had issued and outstanding a total of 8,140,229 warrants to purchase our common stock outstanding at a weighted-average price of $9.13.

Warrants Issued in our September 24, 2014 Offering

The Series A Warrants will be exercisable immediately as of the date of issuance at an exercise price of $6.38 per common share and expire four years from the date of issuance. The exercise price of the Series A Warrants is subject to customary adjustment in the case of future issuances or deemed issuances of common shares, stock splits, stock dividends, combinations of shares and similar recapitalization transactions. A holder of the Series A Warrants also will have the right to exercise its warrants on a cashless basis if the registration statement or prospectus contained therein is not available for the issuance of the common shares issuable upon exercise thereof. The exercisability of the Series A Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 9.99% of the Company’s common shares.

The Series B Warrants will be exercisable at an exercise price of $6.08 per share at any time following six months and one day from the date the Initial Offering closes and prior to ten months from the date the Initial Offering closes (subject to extension in certain circumstances as described in the Purchase Agreement) only if the Company’s shelf registration statement on Form S-3 (File No. 333-178325), is not effective or is not otherwise available for the issuance of the Shares issuable during the Option Period or any prospectus contained therein is not available for use (a “Registration Failure”). The Series B Warrants expire on the date ten months from the date the Initial Offering closes if no Registration Failure has occurred prior thereto or, if a Registration Failure does occur prior to such date, on the fourth anniversary of such Registration Failure. The exercise price of the Series B Warrants is subject to customary adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. A holder of the Series B Warrants also will have the right to exercise its warrants on a cashless basis if the registration statement or prospectus contained therein is not available for the issuance of the common shares issuable upon exercise thereof. The exercisability of the Series B warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 9.99% of the Company’s common shares.

The Series C Warrants will be exercisable immediately as of the date of issuance at an exercise price of $6.08 per common share and expire four years from the date of issuance. The exercise price of the Series C Warrants is subject to customary adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. A holder of the Series C Warrants also will have the right to exercise its warrants on a cashless basis if the registration statement or prospectus contained therein is not available for the issuance of the common shares issuable upon exercise thereof. The exercisability of the Series C Warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 9.99% of the Company’s common shares.

66

Holders of the Warrants may exercise their Warrants to purchase shares of our Common Stock by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the warrant is being exercised is required to be delivered within one trading day after exercise of a Warrant. In the event that the registration statement relating to such warrant shares is not effective, a holder of warrants will have the right to exercise its Warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the Warrants. The Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver Common Stock issuable upon exercise of a Warrant.

Upon the holder’s exercise of a Warrant, we will issue the shares of common stock issuable upon exercise of such Warrant within three trading days of our receipt of notice of exercise.

Underlying Shares

The shares of common stock issuable on exercise of the Warrants will be, when issued in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding Warrants.

Fundamental Transaction

If, at any time the Warrants are outstanding, we consummate any fundamental transaction, as described in the Warrants and which generally includes, but is not limited to the following: (i) any consolidation or merger into another corporation, (ii) the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, (iii) or the sale of all or substantially all of our assets, the successor entity must assume in writing all of our obligations to the holders of the Warrants.

Additionally, in the event of a fundamental transaction, each Warrant holder will have the right to require us, or our successor, to repurchase its Warrants for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the Warrant.

Limitations on Exercise

The exercisability of the Warrants may be limited in certain circumstances if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% of our Common Stock.

No Stockholder Rights

The holder of a Warrant will not possess any rights as a stockholder under the Warrant until the holder exercises such Warrant.

No Market for Warrants

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Warrants on any securities exchange. Without an active market, the liquidity of the Warrants will be limited. In addition, in the event our Common Stock price does not exceed the per share exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants will not have any value.

Preferred Stock

There are no shares of preferred stock outstanding.

67

Stock Options

As of December 31, 2014, we currently have 1,644,737 options outstanding.

Transfer Agent

We have retained Interwest Stock Transfer, Inc. as our transfer agent. They are located at 1981 Murray Holladay Road, Suite 100, Salt Lake City, UT 84117. Their telephone number is (801) 272-9294 and facsimile is (801) 277-3147.

EXPERTS

The financial statements as of June 30, 2013 and for the year then ended included in this Post-Effective Amendment No. 2 to Form S-3 on Form S-1 Registration Statement have been so included in reliance on the report of Friedman LLP; the financial statement as of December 31, 2014 and June 30, 2014 included in this prospectus have been so included in reliance on the report of HHC Two independent registered public accounting firms, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Articles of Incorporation, the Company will indemnify any of our officers and directors or any former officer or directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as amended.

Florida law permits a corporation, under specified circumstances, to indemnify our directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation contain a provision stating that no director will be liable to the Company or to our stockholders for monetary damages for breach of fiduciary duty as a director. The intention of the foregoing provisions is to eliminate the liability of our directors to the fullest extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters governed by U.S. securities law will be passed upon for us by Kaufman & Canoles, P.C. Certain legal matters governed by Florida law with respect to the validity of certain of the offered securities will be passed upon for us by Barnett, Bolt, Kirkwood, Long & McBride, P.A., Tampa, Florida.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission this Post-Effective Amendment No. 2 to Form S-3 on Form S-1 to maintain the registration of certain securities previously registered on the Original Registration Statement under the Securities Act. We are subject to the informational requirements of the Exchange Act, and file annual and current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by SinoCoking Coal and Coke Chemical Industries, Inc. can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The Commission also maintains a website that contains reports, proxy statements, information statements and other information concerning DC Brands, Inc. located at http://www.sec.gov. This prospectus does not contain all the information required to be included in the registration statement (including the exhibits), which we have filed with the Commission under the Securities Act and to which reference is made in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o SinoCoking Coal and Coke Chemical Industries, Inc., at the Company’s office located at Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, China, 467000. The Company’s telephone number is +86-3752882999.

69

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

F-1

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2014	2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$316,967	$191,992
Accounts receivable, trade	17,742,845	8,946,435
Other receivables and deposits	5,930,399	5,787,232
Loans receivable	3,732,037	8,032,037
Inventories	2,392,834	7,419,821
Advances to suppliers	8,585,181	8,700,022
Prepaid expenses	71,668	-
Total current assets	38,771,931	39,077,539

PLANT AND EQUIPMENT, net	21,787,531	14,426,319

CONSTRUCTION IN PROGRESS	46,964,267	40,389,961

OTHER ASSETS
Refundable deposit	4,881,224	4,873,928
Prepayments	61,908,164	61,815,632
Intangible assets, net	32,318,629	32,305,697
Long-term investments	2,902,572	2,898,233
Other assets	113,895	113,725
Total other assets	102,124,484	102,007,215

Total assets	$209,648,213	$195,901,034

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Current maturity of long term loan	$50,113,895	$20,795,425
Accounts payable, trade	5,788	2,978,326
Other payables and accrued liabilities	4,332,559	2,460,113
Other payables - related party	2,548,117	526,699
Acquisition payable	4,718,516	4,711,463
Customer deposits	79,820	79,701
Taxes payable	2,031,256	765,421
Current portion of warrants liability	1,061,749	-
Total current liabilities	64,891,700	32,317,148

LONG TERM LIABILITIES
Long term loan	-	29,243,566
Warrants liability	5,560,681	16
Total long term liabilities	5,560,681	29,243,582

Total liabilities	70,452,381	61,560,730

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized,
23,960,217 shares and 21,121,372 shares issued and outstanding
as of December 31 and June 30, 2014, respectively	23,960	21,121
Additional paid-in capital	6,845,636	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	113,724,008	112,295,407
Accumulated other comprehensive income	10,580,687	10,410,182
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	134,864,232	130,008,704

NONCONTROLLING INTERESTS	4,331,600	4,331,600

Total equity	139,195,832	134,340,304

Total liabilities and equity	$209,648,213	$195,901,034

The accompanying notes are an integral part of the condensed consolidated financial statements

F-2

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2014	2013	2014	2013

REVENUE	$12,677,319	$13,208,253	$26,251,155	$30,684,223

COST OF REVENUE	9,989,469	11,152,697	21,281,963	25,531,366

GROSS PROFIT	2,687,850	2,055,556	4,969,192	5,152,857

OPERATING EXPENSES:
Selling	35,091	39,754	69,255	80,628
General and administrative	2,129,454	475,246	3,017,249	1,078,827
Total operating expenses	2,164,545	515,000	3,086,504	1,159,455

INCOME FROM OPERATIONS	523,305	1,540,556	1,882,688	3,993,402

OTHER INCOME (EXPENSE)
Interest income	62,856	184,247	165,107	367,340
Interest expense	(1,502,341)	(1,311,812)	(2,999,554)	(2,090,579)
Other finance expense	(51,236)	(87,717)	(51,899)	(150,260)
Other income, net	-	-	-	-
Change in fair value of warrants	5,452,865	-	3,425,703	12
Total other income (expense), net	3,962,144	(1,215,282)	539,357	(1,873,487)

INCOME BEFORE INCOME TAXES	4,485,449	325,274	2,422,045	2,119,915

PROVISION FOR INCOME TAXES	503,591	431,932	993,444	1,065,689

NET INCOME (LOSS)	3,981,858	(106,658)	1,428,601	1,054,226

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	175,539	756,310	170,505	1,601,757

COMPREHENSIVE INCOME	$4,157,397	$649,652	$1,599,106	$2,655,983

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	23,960,217	21,121,372	22,642,611	21,121,372

EARNINGS (LOSS) PER SHARE
Basic and diluted	$0.17	$(0.01)	$0.06	$0.05

The accompanying notes are an integral part of the condensed consolidated financial statements

F-3

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,428,601	$1,054,226
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	652,208	578,000
Amortization and depletion	35,408	35,426
Write-off of other receivables and advances to suppliers	-	89,348
Change in fair value of warrants	(3,425,703)	(12)
Bad debt allowance of receivables	1,549,034	-
Amortization of prepaid expenses	33,332	-
Change in operating assets and liabilities
Accounts receivable, trade	(9,093,126)	(3,951,856)
Other receivables	(135,855)	(1,494,537)
Inventories	5,035,275	(543,788)
Advances to suppliers	(1,106,222)	1,989,148
Prepaid expenses	(5,000)	(193,342)
Accounts payable, trade	(2,975,332)	1,464,233
Other payables and accrued liabilities	1,778,225	229,536
Customer deposits	-	(81,350)
Taxes payable	1,263,983	61,188
Net cash used in operating activities	(4,965,172)	(763,780)

CASH FLOWS FROM INVESTING ACTIVITIES:
Collection of principal of loans receivable	4,500,000	-
Loan out pricipal of loans receivable	(200,000)	-
Payments of construction in progress	(14,497,925)	-
Purchase of equipment	-	-
Net cash used in investing activities	(10,197,925)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	-	9,762,000
Payments of note payable	-	(9,762,000)
Proceeds from short-term loans - others	-	162,700
Payment of short-term loans - others	-	(162,700)
Proceeds from issuance of common shares	13,204,538	-
Proceeds from (payment to) related parties	2,019,836	(66,160)
Net cash provided by (used in) financing activities	15,224,374	(66,160)

EFFECT OF EXCHANGE RATE ON CASH	63,698	135,250

INCREASE (DECREASE) IN CASH	124,975	(694,690)

CASH, beginning of period	191,992	782,018

CASH, end of period	$316,967	$87,328

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$827,448	$859,388
Cash paid for interest expense, net of capitalized interest	$2,127,570	$1,906,313

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Recalsification of salary payable to related parties to other payable to related parties	$-	$190,000
Common share issued for the payment of a service fee	$100,000	$-
Issuance of warrants related to the sale of common stock	$10,048,116	$-
Transfer of construction in progress into plant and equipment	$7,987,721	$-

The accompanying notes are an integral part of the condensed consolidated financial statements

F-4

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

						Accumulated
			Additional	Retained earnings		other
	Common Stock		paid-in	Statutory		comprehensive	Noncontrolling
	Shares	Par Value	capital	reserves	Unrestricted	income	interest	Total
BALANCE, July 1, 2012	21,121,372	$21,121	$3,592,053	$3,689,941	$110,257,132	$7,613,972	$4,331,600	$129,505,819
Net income					1,047,693			1,047,693
Foreign currency translation adjustments						2,289,251		2,289,251
BALANCE, June 30, 2013	21,121,372	21,121	3,592,053	3,689,941	111,304,825	9,903,223	4,331,600	132,842,763
Net income					990,582			990,582
Foreign currency translation adjustments						506,959		506,959
BALANCE, June 30, 2014	21,121,372	21,121	3,592,053	3,689,941	112,295,407	10,410,182	4,331,600	134,340,304
Issuance of common shares	2,838,845	2,839	3,253,583					3,256,422
Net income					1,428,601			1,428,601
Foreign currency translation adjustments						170,505		170,505
BALANCE, December 31, 2014 (UNAUDITED)	23,960,217	$23,960	$6,845,636	$3,689,941	$113,724,008	$10,580,687	$4,331,600	$139,195,832

The accompanying notes are an integral part of the condensed consolidated financial statements

F-5

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

SinoCoking Coal and Coke Chemical Industries, Inc. (“SinoCoking” or the “Company”) was organized on December 31, 1996, under the laws of the State of Florida.

The Company is a vertically-integrated coal and coke producer based in the People’s Republic of China (“PRC” or “China”). The Company’s products currently include washed coal, “medium” or mid-coal and coal slurries, coke, coke powder, coal tar and crude benzol. The Company generates synthetic gas (“Syngas”) which is converted from coke using the coke gasification facility since October 2014. The Company also generates electricity from gas emitted during the coking process, which is used primarily to power the Company’s operations.

The Construction of coke gasification facility for the conversion of carbon dioxide into a clean-burning synthetic gas (“syngas”) was completed at the end of September 2014 and commenced its production in middle of October 2014 (“Stage I facility”), which made the Company extend out operation into the clean-burning synthetic gas field. The Stage I facility has designed annual capacity of 219,000,000 cubic meters of syngas or 25,000 cubic meters of syngas per hour. The Company commenced a further investment plan of approximately $8.0 million or RMB 49 million to build the Stage II coke gasification facility in November 2014 (Stage II facility). The Stage II facility construction has the same designed size and capacity as the Stage I. The construction of Stage II facility was expected to complete in February 2015.

On August 28, 2014, the Company also entered into a cooperative agreement with North China Institute of Science and Technology regarding underground coal gasification development to refine and implement a technology to convert the Company’s coal mines with 2.3 million tons of coal recovery reserves into syngas. At the first phase of this cooperation, the Company will invest $18 million in building an underground coal gasification facility with an annual production capacity of 525,600,000 cubic meters of syngas or 60,000 cubic meters of syngas per hour. The construction commenced in October 2014 and is expected to complete in February 2015.

With the coke and coal gasification implementation plans, we plan to transition from being a producer of coal and coke products to a multifunctional energy company engaged in providing coal, coke, and clean-burning syngas.

All of the Company’s business operations are conducted by a variable interest entity (“VIE”), Henan Pingdingshan Hongli Coal & Coking Co., Ltd., (“Hongli”), which is controlled by Top Favour’s wholly-owned subsidiary, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), through a series of contractual arrangements.

Due to the continuing provincial-wide consolidation program in Henan, all small to mid-scale mines are required to be consolidated and undergo mandatory safety checks and inspections by relevant authorities before receiving clearance to resume coal mining operations. This requirement applies to all SinoCoking mines. The Company is in the processing of seeking other ways to restructure or resume the coal mine operations. Underground gasification project, which started construction in October 2014, is one of the effective ways that the Company can do to resume the coal mine operations.

F-6

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Top Favour	• A British Virgin Islands company • Incorporated on July 2, 2008	100%
Hongyuan	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on March 18, 2009 • Registered capital of $3 million fully funded	100%
Hongli

•      A PRC limited liability company

•      Incorporated on June 5, 1996

•      Initial registered capital of $1,055,248 or 8,808,000 Renminbi (“RMB”), further increased to $4,001,248 (RMB 28,080,000) on August 26, 2010, fully funded

•      85.40% of equity interests held by Jianhua Lv, the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board of Directors

•      Operates a branch, Baofeng Coking Factory (“Baofeng Coking”)

VIE by contractual arrangements
Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”)	• A PRC limited liability company • Incorporated on July 19, 2007 • Registered capital of $396,000 (RMB 3,000,000) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Shunli Coal Co., Ltd.(“Shunli Coal”)

•      A PRC limited liability company

•      Incorporated on August 13, 2009

•      Registered capital of $461,700 (RMB3,000,000) fully funded

•      Acquired by Hongchang Coal on May 20, 2011

•      Dissolved on July 4, 2012 and the mining right transferred to Hongchang.

VIE by contractual arrangements as an indirect wholly-owned subsidiary of Hongli
Baofeng Hongguang Power Co., Ltd. (“Hongguang Power”)	• A PRC limited liability company • Incorporated on August 1, 2006 • Registered capital of $2,756,600 (RMB 22,000,000) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Xingsheng Coal Co., Ltd. (“Xingsheng Coal”)	• A PRC limited liability company • Incorporated on December 6, 2007 • Registered capital of $559,400 (RMB 3,634,600) fully funded • 60% of equity ownership acquired by Hongli on May 20, 2011	VIE by contractual arrangements as a 60% owned subsidiary of Hongli
Baofeng Shuangrui Coal Co., Ltd. (“Shuangrui Coal”)

•      A PRC limited liability company

•      Incorporated on March 17, 2009

•      Registered capital of $620,200 (RMB4,029,960) fully funded

•      60% of equity ownership acquired by Hongli on May 20, 2011

•      100% of equity ownership acquired by Hongchang on June 20, 2012

VIE by contractual arrangements as a 100% owned subsidiary of Hongchang
Zhonghong Energy Investment Company (“Zhonghong”)

•      A PRC company

•      Incorporated on December 30, 2010

•      Registered capital of $7,842,800 (RMB51,000,000) fully funded equity interests of 100% held by three nominees on behalf of Hongli pursuant to share entrustment agreements

VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Hongrun Coal Chemical Co., Ltd. (“Hongrun”)	• A PRC limited liability company • Incorporated on May 17, 2011 • Registered capital of $ 4,620,000 (RMB30 million) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli

F-7

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company believes that the equity owners of Hongli do not have the characteristics of a controlling financial interest, and that the Company is the primary beneficiary of the operations and residual returns of Hongli and, in the event of losses, would be required to absorb a majority of such losses. Accordingly, the Company consolidates Hongli’s results, assets and liabilities in the accompanying financial statements.

Selected financial data of Hongli and its subsidiaries is set forth below:

	December 31, 2014	June 30, 2014
Total current assets	$19,926,027	$21,003,224
Total assets	$187,548,160	$174,577,433
Total current liabilities	$93,908,605	$50,305,119
Total liabilities	$93,908,605	$79,548,685

Presently, the Company’s coking and coke gasification related operations are carried out by Baofeng Coking, Hongli engages in coke and coal trading activities, coal related operations by Hongchang Coal, Shuangrui Coal and Xingsheng Coal, electricity generation by Hongguang Power. The Company originally planned to transfer all coal related operations to a joint-venture between Zhonghong and Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”). (see Note 12). However, due to the imposition of the provincial-wide mining moratorium in June 2010 in China, and the change of the Company’s original plan from developing coal mining operations to producing syngas, the Company is now negotiating with Henan Coal Seam Gas in the hope of cooperating with each other in another manner. If no agreement is reached, the Company may cancel the registration of the joint-venture or terminate the cooperation relationship. As of December 31, 2014 and the date of this filing, the Company’s coal related operations had not been transferred to the joint-venture, and Shuangrui Coal and Xingsheng Coal had had no operations since their acquisitions by the Company (see Note 20).

F-8

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. operating results for the six months periods ended December 31, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 2015. The information included in this Form 10-Q should be read in conjunction with the “Management’s Discussion and Analysis” section, and the financial statements and notes thereto, included in the Annual Report.

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited condensed consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries – Top Favour and Hongyuan, and its VIEs – Hongli and its subsidiaries. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved are evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. As a result of the contractual arrangements described below, the Company, through Hongyuan, is obligated to absorb a majority of the risk of loss from Hongli’s activities and the Company is enabled to receive a majority of Hongli’s expected residual returns. The Company accounts for Hongli as a VIE and is the primary beneficiary. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. Management makes ongoing assessments of whether Hongyuan is the primary beneficiary of Hongli and its subsidiaries.

Accounting Standards Codification (“ASC”) 810 – “Consolidation” addresses whether certain types of entities referred to as VIEs, should be consolidated in a company’s consolidated financial statements. The contractual arrangements entered into between Hongyuan and Hongli are comprised of the following series of agreements:

(1)	a Consulting Services Agreement, through which Hongyuan has the right to advise, consult, manage and operate Hongli and its subsidiaries (“the Operating Companies”), collect, and own all of the respective net profits of the Operating Companies;
(2)	an Operating Agreement, through which Hongyuan has the right to recommend director candidates and appoint the senior executives of the Operating Companies, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Companies, and guarantee the contractual performance by the Operating Companies of any agreements with third parties, in exchange for a pledge by the Operating Companies of their respective accounts receivable and assets;
(3)	a Proxy Agreement, under which the equity holders of the Operating Companies have vested their voting control over the Operating Companies to Hongyuan and will only transfer their equity interests in the Operating Companies to Hongyuan or its designee(s);
(4)	an Option Agreement, under which the equity holders of the Operating Companies have granted Hongyuan the irrevocable right and option to acquire all of its equity interests in the Operating Companies, or, alternatively, all of the assets of the Operating Companies; and
(5)	an Equity Pledge Agreement, under which the equity holders of the Operating Companies have pledged all of their rights, title and interest in the Operating Companies to Hongyuan to guarantee the Operating Companies’ performance of their respective obligations under the Consulting Services Agreement.

F-9

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depletion calculations; asset impairments; allowance for doubtful accounts and loans receivable; valuation allowances for deferred income taxes; reserves for contingencies; stock-based compensation and the fair value and accounting treatment for warrants. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates.

Stock-based compensation

The Company records share-based compensation expense based upon the grant date fair value of share-based awards. The value of the award is principally recognized as expense ratably over the requisite service periods. The Company uses the Black-Scholes Merton (“BSM”) option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates to determine fair value. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock. The expected life assumption is primarily based on the simplified method of the terms of the options. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense is recognized based on awards expected to vest. U.S. GAAP require forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, when actual forfeitures differ from those estimates. There were no estimated forfeitures as the Company has a short history of issuing options.

Revenue recognition

Coal and coke sales are recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. This generally occurs when coal and coke is loaded onto trains or trucks at one of the Company’s loading facilities or at third party facilities.

Substantially, if not all, of the electricity generated by Hongguang Power is typically used internally by Baofeng Coking. Supply of surplus electricity generated by Hongguang Power to the national power grid is mandated by the local utilities board. The value of the surplus electricity supplied, if it exists, is calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract. During the six months ended December 31 2014 and 2013, the Company did not sell surplus electricity to the national power grid.

The Company generally sells syngas under long-term agreements at fixed vending prices. In some cases, syngas may be sold with periodic price adjustments. Revenues are recognized when the products are delivered, which occurs when the customer has taken title and has assumed the risks and rewards of ownership, prices are fixed or determinable and collectibility is reasonably assured.

Coal, coke and syngas sales represent the invoiced value of goods, net of a value-added tax (“VAT”), sales discounts and actual returns at the time when product is sold to the customer.

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company, its subsidiaries and VIEs in the PRC is denominated in RMB.

F-10

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the subsidiaries and VIEs whose functional currencies are other than the U.S. dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at the historical rates and items in the statement of operations are translated at the average rate for the period. Items in the cash flow statement are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of equity. The resulting transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations.

The balance sheet amounts, with the exception of equity, at December 31 and June 30, 2014 were translated at RMB 6.15 to $1 and RMB 6.16 to $1, respectively. The average translation rates applied to income and cash flow statement amounts were at RMB 6.15 to $1 and RMB 6.15 to $1 for the six months ended December 31, 2014 and 2013, respectively.

Fair value of financial instruments

The Company uses a three-level valuation hierarchy for disclosures of fair value measurement.  The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	Inputs to the valuation methodology are unobservable.

The Company determined that the carrying value of its long-term loans approximated their fair value using level 2 inputs by comparing the stated loan interest rate to the rate charged by the Bairui Trust on similar loans (see Note 13).

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2014:

	Carrying value at	Fair value measurement at December 31, 2014
	December 31, 2014	Level 1	Level 2	Level 3
Warrants liability	$6,622,430	$-	$6,622,630	$-

F-11

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the beginning and ending balances of warrants liability measured at fair value on a recurring basis using observable inputs as of December 31, 2014 and June 30, 2014:

	December 31,	June 30,
	2014	2014
Beginning fair value	$16	$21
Realized gain recorded in earnings	(3,424,942)	(5)
Granted financial instrument	10,047,356	-
Ending fair value	$6,622,430	$16

	December 31, 2014	June 30, 2014
Number of shares exercisable	5,541,544	3,906,853
Range of exercise price	$6.00-48.00	$6.00-48.00
Stock price	$2.81	$1.22
Expected term (years)	0.10-3.73	0.60-2.78
Risk-free interest rate	0.03-1.53%	0.15-0.91%
Expected volatility	86-186%	49-61%

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain financial assets and liabilities at fair value on a non-recurring basis. Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges. For the six months ended December 31, 2014 and 2013, the Company’s two long term investments are not considered impaired.

The Company did not identify any other assets and liabilities that are required to be presented on the consolidated balance sheets at fair value.

Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents for cash flow statement purposes. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC and with banks in Hong Kong and in the United States.

Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. As of December 31 and June 30, 2014, the Company had $110,457 and $73,389 of cash deposits, which were not covered by insurance, respectively. The Company has not experienced any losses in such accounts.

F-12

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivables, trade, net

During the normal course of business, the Company extends unsecured credit not exceeding three months to its customers. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records an allowance when management believes collection of amounts due are at risk. Accounts receivables are considered past due after three months from the date credit was granted. Accounts considered uncollectible after exhaustive efforts to collect are written off. The Company regularly reviews the credit worthiness of its customers and, based on the results of the credit review, determines whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers. As of December 31 and June 30, 2014, $432,889 and $140,158 allowance for doubtful accounts was provided, respectively.

Other receivables and deposit

Other receivables include security deposit made for auction of purchasing non-performing assets, interest receivable on loans, advances to employees for general business purposes and other short term non-traded receivables from unrelated parties, primarily as unsecured demand loans, with no stated interest rate or due date. Management regularly reviews aging of receivables and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection. As of December 31 and June 30, 2014, $0 and $29,396 allowance for doubtful accounts was provided, respectively.

Loans receivable

Loans receivable represents the amount the Company expects to collect from unrelated parties. The loans either are due on demand or mature within a year, and are either unsecured or secured by the properties of the borrowers or guaranteed by unrelated parties. All loans receivables are subject to interest charges. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

Inventories

Inventories are stated at the lower of cost or market, using the weighted average cost method. Inventories consist of raw materials, supplies, work in process, and finished goods. Raw materials mainly consist of coal (mined and purchased), rail, steel, wood and additives used by the Company. The cost of finished goods includes (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging. Management compares the cost of inventories with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or market, they are not marked up subsequently based on changes in underlying facts and circumstances. As of December 31 and June 30, 2014, amount to $169,818 and $169,565 was provided for doubtful inventories impairment.

Advances to suppliers

The Company advances monies or may legally assign its notes receivable-trade (which are guaranteed by banks) to certain suppliers for raw material purchases. Such advances are interest-free and unsecured. Management regularly reviews aging of advances to suppliers and changes in materials receiving trends and records an allowance when management believes collection of materials due are at risk. Advances aged over one year and considered uncollectible are written off after exhaustive efforts at collection. As of December 31 and June 30, 2014, $1,234,705 and $0 allowance for doubtful accounts was provided, respectively.

F-13

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Plant and equipment, net

Plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments that extend the useful life are capitalized. When items of plant and equipment are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Mine development costs are capitalized and amortized by the units of production method over estimated total recoverable proven and probable reserves. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated useful life
Building and plant	20 years
Machinery and equipment	10-20 years
Other equipment	1-5 years
Transportation equipment	5-7 years

Construction-in-progress (“CIP”) includes direct costs of construction for mining tunnel improvements and the Company’s new coking plant. Interest incurred during the period of construction, if material, is capitalized. For the six months ended December 31, 2014 and 2013, no interests were capitalized into CIP for construction is halted during the period. All other interest is expensed as incurred. CIP is not depreciated until such time the asset in question is completed and put into service.

Refundable deposit

A deposit was made to Henan Coal Seam Gas (see Note 12). The Company is negotiating with Henan Coal Seam Gas to seek a refund of this deposit but has no guaranty that it will be successful.

Intangible assets

Costs to obtain land use rights are recorded based on the fair value at acquisition and amortized over 36 years, the contractual period of the rights. Intangible assets with finite lives are amortized over their useful lives and reviewed at least annually for impairment.

Mining rights are capitalized at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated proven and probable recoverable amounts. The Company’s coal reserves are controlled through its VIEs, which control generally lasts until the recoverable reserves are depleted.

Impairment of long - lived assets

The Company evaluates long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance with the accounting guidance regarding “Disposal of Long-Lived Assets.” Recoverability is measured by comparing an asset’s carrying value to the related projected undiscounted cash flows generated by the long-lived asset or asset group, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. When the carrying value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.

F-14

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Long-term investment

Investments in equity securities of privately-held companies in which the Company holds less than 20% voting interest and to which the Company does not have the ability to exercise significant influence are accounted for under the cost method.

Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for under the equity method. Significant influence is generally considered to exist when the Company has between 20% and 50% of ownership interest in the voting share, but other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

The Company evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. For investments carried at cost, the Company recognizes impairment in the event that the carrying value of the investment exceeds the Company’s proportionate share of the net book value of the investee. Management believes that no impairment charge was necessary as of December 31 and June 30, 2014.

Asset retirement cost and obligations

The Company accounts for the asset retirement cost and obligations to retire tangible long-lived assets in accordance with U.S. GAAP, which requires that the Company’s legal obligations associated with the retirement of long-lived assets be recognized at fair value at the time the obligations are incurred. Such obligations are incurred when development commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. If an entity has a conditional asset retirement obligation, a liability should be recognized when the fair value of the obligations can be reasonably estimated.

The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves as determined under SEC Industry Guide 7, multiplied by the production during the period.

Asset retirement costs generally include the cost of reclamation (the process of bringing the land back to its natural state after completion of exploration activities) and environmental remediation (the physical activity of taking steps to remediate, or remedy, any environmental damage caused).

In May 2009, the Henan Bureau of Finance and the Bureau of Land and Resource issued regulations requiring mining companies to file an evaluation report regarding the environmental impacts of their mining (the “Evaluation Report”) before December 31, 2010. The relevant authorities would then determine whether to approve the Evaluation Report after performing on-site investigation, and the asset retirement obligation would be determined by the authorities based on the approved filing. Such requirement was extended along with the extension of the provincial mine consolidation schedule, although the specific extension date has not been finalized by the relevant provincial authorities.

The Company did not record any asset retirement obligation as of December 31 and June 30, 2014 because the Company did not have sufficient information to reasonably estimate the fair value of such obligation. The range of time over which the Company may settle the obligation is unknown and cannot be reasonably estimated. In addition, the settlement method for the obligation cannot be reasonably determined. The amount of the obligation to be determined by the relevant authorities is affected by several factors, such as the extent of remediation required in and around the mining area, the methods to be used to remediate the mining site, and any government grants which may or may not be credited to the mining companies.

The Company will recognize the liability in the period in which sufficient information is available to reasonably estimate its fair value.

F-15

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Income taxes

Deferred income taxes are provided on the asset and liability method for temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.  No significant penalties or interest relating to income taxes were incurred during the six months ended December 31, 2014 and 2013.

Chinese income taxes

The Company’s subsidiary and VIEs that operate in the PRC are governed by the national and local income tax laws of that country (the “Income Tax Laws”), and are generally subject to a statutory income tax rate of 25% of taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustment.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s coal and coke are sold in the PRC and subject to a VAT at a rate of 17% of the gross sales price.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing finished products. The Company records VAT payable and VAT receivable net of payments in its consolidated financial statements. The VAT tax return is filed to offset the payables against the receivables.

Warrants liability

A contract is designated as an asset or a liability and is carried at fair value on the Company’s balance sheet, with any changes in fair value recorded in its results of operations. The Company then determines which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the accompanying unaudited condensed consolidated statements of income and other comprehensive income as “change in fair value of warrants.”

In connection with the Company’s share exchange transaction in February 2010 with Top Favour, whereby Top Favour became a wholly-owned subsidiary of the Company (the “Share Exchange”), the Company adopted the provisions of an accounting standard regarding instruments that are indexed to an entity’s own stock. This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in equity in the statement of financial position would not be considered a derivative financial instrument. It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards. As a result of adopting this accounting standard, all warrants issued after the Share Exchange are recorded as a liability because their strike price is denominated in U.S. dollars, while the Company’s functional currency is denominated in RMB.

All warrants issued before the Share Exchange, which were treated as equity pursuant to the derivative treatment exemption prior to the Share Exchange, are also no longer afforded equity treatment for the same reason. Since such warrants are no longer considered indexed to the Company’s own stock, all future changes in their fair value will be recognized currently in earnings until they are exercised or expire.

F-16

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Noncontrolling interests

As further discussed in Note 20, noncontrolling interests mainly consist of a 40% equity interest of Xingsheng Coal owned by unrelated parties. For the six months ended December 31, 2014 and 2013, there was no net income or loss attributable to such noncontrolling interests because Xingsheng Coal was not operational during such periods.

Earnings (loss) per share

The Company reports earnings per share in accordance with the provisions of ASC – 260 “Earnings per Share.” This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby are used to purchase common stock at the average market price during the period.

Comprehensive income

Accounting standard regarding comprehensive income establishes requirements for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. This accounting standard defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, it also requires all items recognized under current accounting standards as components of comprehensive income to be reported in financial statement that is presented with the same prominence as other financial statements. The Company's only current component of comprehensive income is foreign currency translation adjustments.

Recently issued accounting pronouncements

In July 2013, the FASB issued Accounting Standards Update 2013-11, “Income Taxes (Topic 740)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). The objective of ASU 2013-11 is to eliminate diversity in practice of presenting unrecognized tax benefits as a liability or presenting unrecognized tax benefits as a reduction of a deferred tax asset for a net operating loss or tax credit carryforward in certain circumstances by requiring that an unrecognized tax benefit be presented in the financial statements as a reduction to deferred tax assets excluding certain exceptions. ASU 2013-11 will be effective prospectively for the Company in its first quarter of 2014. The Company does not expect ASU 2013-11 to have a material effect on its financial statements.

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard that raises the threshold for disposals to qualify as discontinued operations and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The standard revised the definition of a discontinued operation to cover only asset disposals that are considered to be a strategic shift with a major impact on an entity's operations and finances, such as the disposal of a major geographic area or a significant line of business. Application of the standard, which is to be applied prospectively, is required for fiscal years beginning on or after December 15, 2014, and for interim periods within that year. The Company currently plans to adopt the standard in January 2015.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9, “Revenue from Contracts with Customers” (“ASU 2014-9”). ASU 2014-9 provides for a single comprehensive principles-based standard for the recognition of revenue across all industries through the application of the following five-step process:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

F-17

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our combined financial position, results of operations and cash flows.

Note 3 – Concentration risk

For the three months ended December 31, 2014, 63.7% of the Company’s total revenues were from four customers who individually accounted for 19.8%, 16.7%, 13.9% and 13.3% of total revenues, respectively. For the six months ended December 31, 2014, 70.9% of the Company’s total revenues were from four major customers who individually accounted for 22.5%, 19.7%, 18.2% and 10.5% of total revenues, respectively. For the three months ended December 31, 2013, 66.9% of the Company’s total revenues were from two customers who individually accounted for 53.8% and 13.1% of the total revenues, respectively. For the six months ended December 31, 2013, 69.2% of the Company’s total revenues were from four major customers who individually accounted for 30.0%, 13.6%, 13.3% and 12.3% of total revenues, respectively. Accounts receivables of four customers were 18.2%%, 14.6%, 14.5% and 10.1% of the total accounts receivable balance at December 31, 2014, respectively. Accounts receivables of two customers were 34.8% and 24.1% of the total accounts receivable balance at June 30, 2014, respectively.

For the three months ended December 31, 2014, two major suppliers provided 49.1% of the Company’s total raw material purchase, with each supplier individually accounting for 36.1% and 13.0%, respectively. For the six months ended December 31, 2014, three major suppliers provided 50.8% of total raw material purchases, with each supplier individually accounting for 24.1%, 14.4%and 12.3% of total raw material purchases, respectively. For the three months ended December 31, 2013, two major suppliers provided 37.7% of the Company’s total raw material purchase, with each supplier individually accounting for 20.8% and 16.9% of the total purchases, respectively. For the six months ended December 31, 2013, one major supplier provided 19.5% of the Company’s total raw material purchases. The Company held no accounts payable to its major suppliers as of December 31, 2014. Accounts payable of three suppliers were 58.5%, 8.1% and -21.0% of total accounts payable balance at June 30, 2014, respectively.

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Other receivables and deposits

Other receivables and deposits consisted of the following:

	December 31, 2014	June 30, 2014
Security deposit for auction	$4,881,224	$4,873,928
Receivables from an unrelated company	-	29,396
Advances to employees	17,919	6,447
Interest receivable	1,031,256	906,857
	5,930,399	5,816,628
Less: allowance for doubtful accounts	-	(29,396)
	$5,930,399	$5,787,232

Security deposit for auction

On January 26, 2013, Hongli entered into an agreement with Pingdingshan Rural Credit Cooperative Union (“PRCCU”) to pay $3,274,000 (RMB 20 million) as a security deposit to bid at an auction for some non-performing assets, including certain mining rights subject to the ongoing mine consolidation program, valued collectively at $19.5 million (RMB 120 million). Should Hongli win the auction, the deposit would be applied against Hongli’s bid price for the assets. Otherwise, PRCCU would refund the deposit back to Hongli before December 31, 2013. On September 18, 2013, the parties entered into a supplemental agreement to postpone the auction date and to extend the deposit refund date to December 31, 2013. On September 26, 2013, the parties entered into another agreement for Hongli to pay $1,637,000 (RMB 10 million) as additional security deposit. Should Hongli win the auction, this additional deposit would also be applied against Hongli’s bid price for the assets. Otherwise, PRCCU would refund the deposit back to Hongli before December 31, 2013. On December 30, 2013, the parties entered into a supplemental agreement to postpone the auction date and to extend the deposit refund date to December 31, 2014. On January 23, 2015, PRCCU issued a notice indicating that it is terminating the transaction due to PRCCU’s internal problems. PRCCU advises that it will return the refund of a total of RMB 30,000,000 to the Company by the end of March 2015.

Note 5 – Loans receivable

On June 8, 2011, Capital Paradise Limited (“CPL”) or previously known as Ziben Tiantang Co., Ltd,, an unrelated party, borrowed $10,044,200 from Top Favour in an unsecured loan at an annual interest rate of 9.45%, with interest due every six months. The loan matured on June 7, 2012. On June 8, 2012, Top Favour and CPL entered into a supplemental agreement to extend the maturity date to December 7, 2012, and to decrease the interest rate to 7% annually.

On December 8, 2012, both parties entered into another supplemental agreement to extend the maturity date to June 8, 2013, with 7% annual interest rate. On June 8, 2013 both parties entered into another supplemental agreement to extend the maturity date to December 7, 2013, with 7% annual interest rate.

In August and September 2012, Top Favour loaned an additional $350,000 to CPL. This loan is unsecured and has an annual interest rate of 7%, and is due on August 11, 2013. On August 2, 2013, the Company and CPL entered into a supplemental agreement to extend the remaining balance due to December 31, 2013.

F-19

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 7, 2014, Top Favour loaned an additional $200,000 to CPL with short term maturity date on January 31, 2015. The additional loan of $200,000 frees of interest for the short term period.

On January 27, 2014, both parties agreed on a repayment schedule whereby CPL will repay 50% of the outstanding principal and accrued interest thereon before June 30, 2014, and the balance and accrued interest thereon before December 31, 2014. On August 2014, the Company had collected $4.5 million from CPL as a repayment.

CPL repaid $6,862,163 in principal through December 31, 2014, with up to $1,031,256 of interest receivables outstanding as of December 31, 2014.

For the three months ended December 31, 2014 and 2013, interest income from loans receivable amounted to $62,856 and $184,247, respectively. For the six months ended December 31, 2014 and 2014, interest from the loans receivable amounted to $165,107 and $367,340, respectively.

Note 6 – Inventories

Inventories consisted of the following:

	December 31, 2014	June 30, 2014
Raw materials	$238,719	$139,162
Work in process	672,276	129,726
Supplies	50,550	44,800
Finished goods	1,601,107	7,275,698
Total	2,562,652	7,589,386
Less: allowance for doubtful impairment	(169,818)	(169,565)
Total inventories, net	$2,392,834	$7,419,821

Note 7 – Advances to suppliers

Advances to suppliers are monies deposited with or advanced to unrelated vendors for future inventory purchases, which consist mainly of raw coal purchases. Most of the Company’s vendors require a certain amount of funds to be deposited with them as a guarantee that the Company will receive its purchases on a timely basis and with favorable pricing.

Advances to suppliers amounted to $8,585,181 and $8,700,022 as of December 31 and June 30, 2014, respectively. For the three and six months ended December 31, 2014 and 2013, the Company provided allowance for long-term outstanding advances amounted to $1,234,705 and $0, respectively.

F-20

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 – Plant and equipment, net

Plant and equipment consisted of the following:

	December 31, 2014	June 30, 2014
Buildings and improvements	$11,128,589	$11,111,956
Mine development cost	11,757,293	11,739,719
Machinery and equipment	15,512,237	7,508,807
Other equipment	410,946	410,332
Total	38,809,065	30,770,814
Less: accumulated depreciation	(17,021,534)	(16,344,495)
Total plant and equipment, net	$21,787,531	$14,426,319

Depreciation expense amounted to $373,176, and $297,764 for the three months ended December 31, 2014 and 2013, respectively, and $652,208 and $578,000 for the six months ended December 31, 2014 and 2013, respectively. No depreciation expense was incurred for mining-related assets due to the shutdown of all coal mine operations since September 2011.

Note 9 – Construction in progress (“CIP”)

CIP at December 31 and June 30, 2014 amounted to $46,964,267 and $40,389,961, respectively, and relates to the new coking plant still under construction and the second stage of construction of coke gasification facility which commenced in November 2014. The new coking plant, with an estimated construction cost of approximately $93.99 million or RMB 578 million originally, requires an additional $23 million or RMB 144 million to complete. The second stage of the construction of coke gasification facility, with an estimated construction cost of approximately $7.99 million or RMB 49 million, amount unpaid to the constructor $1.48 million or RMB 9.86 million. The remaining unpaid amount includes retention money for the construction of gasification facility, amount to $0.95 million or RMB 5.84 million, which will be paid after certain months that provided as the agreements.

Project	Invested cost as of December 31, 2014	Estimated cost to complete	Estimated total cost

New coking plant (1)	$70,572,416	$23,413,253	$93,985,669
Coke gasification facility (2)	$6,513,846	$1,478,344	$7,992,190

(1)	Due to a lack of funding, the Company has placed construction on hold until additional funding is secured. As such, management is unable to estimate the completion date for CIP. No depreciation is provided for CIP until such time the asset in question is completed and placed into service.
(2)	The Second stage of Coke gasification facility was constructed based on our existing coking facility which was leased from Hongfeng. Hongfeng granted the Company use the facility during the leasing period freely. The Company believes that the leasing agreement with Hongfeng will be renewed from time to time in future. The first stage of the Coke Gasification facility was completed and put in to generation on October 2014. The construction of second stage of coke gasification facility was started on November 2014 and expected to complete on February 2015.

F-21

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Prepayments

Prepayments consisted of the following:

	December 31, 2014	June 30, 2014
Land use rights	$11,412,694	$11,395,633
Construction	50,495,470	50,419,999
Total	$61,908,164	$61,815,632

Prepayments for land use rights

Prepayments for land use rights are advances made in connection with acquiring land use rights to expand the site of the Company’s new coking plant that is still under construction. The transaction is organized and guaranteed by the Bureau of Land and Resources of Baofeng County, and payments made to the former occupants of the land underlying the land use rights are not subject to refund if the transaction cannot be completed for any reason. As of December 31 and June 30, 2014, such prepayments amounted to $11,412,694 and $11,395,633, respectively. The Company is in the process of registering the land use right certificates with the relevant authorities and expects to complete such registrations at an estimated total cost of $11,885,779 (RMB 73,050,000), concurrently with completing the construction of the new plant.

Prepayments for construction

Prepayments for construction consisted of the following:

	December 31, 2014	June 30, 2014
Baofeng new coking plant (1)	$20,589,843	$20,559,069
Hongchang new mining tunnels (2) (6)	1,301,659	1,299,714
Hongchang safety instruments (3) (6)	3,254,149	3,249,285
Xingsheng safety instruments (4) (6)	14,171,818	14,150,636
Hongchang mine consolidation (5) (6)	11,178,001	11,161,295
Total	$50,495,470	$50,419,999

F-22

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	At December 31, 2014, the Company made prepayments of approximately $20.6 million (RMB 126.5 million) toward construction of its new coking plant.
(2)	The Company made prepayments of approximately $1.30 million (RMB 8 million) during the year ended June 30, 2010 for constructing new mining tunnels at Hongchang coal mine.
(3)	The Company made prepayments of approximately $3.25 million (RMB 20 million) during May 2012 for upgrading the safety equipment at Hongchang coal mine.
(4)	The Company made prepayments of approximately $14.17 million (RMB 87.1 million) in August and September 2012 for upgrading the safety equipment at Xingsheng coal mine.
(5)	The Company made prepayments of approximately $11.16 million (RMB 68.7 million) during August and September 2012 for consolidating Hongchang, Shunli and Shuangrui coal mines.
(6)	As of December 31, 2014, these projects have not commenced yet, but the Company expects to do so after approval from the relevant authorities. As of the date of this report, the Company had not received the approval and the Company is expecting to obtain the approval before the end of 2015.

Note 11 – Intangible assets

Intangible assets consisted of the following:

	December 31, 2014	June 30, 2014
Land use rights	$2,550,781	$2,546,968
Mining rights	44,164,057	44,098,046
Total intangible assets	46,714,838	46,645,014
Accumulated amortization – land use rights	(779,405)	(742,866)
Accumulated depletion – mining rights	(13,616,804)	(13,596,451)
Total intangible assets, net	$32,318,629	$32,305,697

Amortization expense for the three months ended December 31, 2014 and 2013 amounted to $17,734, and $17,767, respectively. Amortization expense for the six months ended December 31, 2014 and 2013 amounted to $35,408 and $35,426, respectively. No depletion was incurred due to the shutdown of all coal mine operations since September 2011. Depletion expense will be charged to cost of revenue in the period incurred using the unit-of-production method.

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SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense of the land use rights for the next five years and thereafter is as follows:

Year ending June 30,	Amortization expense
2015	$35,408
2016	70,815
2017	70,815
2018	70,815
2019	70,815
Thereafter	1,452,708
Total	$1,771,376

Note 12 – Long-term investments and refundable deposit

Long-term investments consisted of investments accounted for using the cost and equity methods.

In February 2011, the Company invested approximately $1.3 million (RMB 8 million) in Pingdingshan Xinhua District Rural Cooperative Bank (“Cooperative Bank”). This investment represents 2.86% interest in Cooperative Bank, and is accounted for under the cost method. No investment income was received and recognized during the three months ended December 31, 2014 and 2013

In April 2011, Hongyuan CSG was established by Zhonghong (49%) and Henan Coal Seam Gas (51%) as a joint venture. The total registered capital of Hongyuan CSG is approximately $15.85 million (RMB 100 million). As of June 30, 2012, approximately $3.17 million (RMB 20 million) was funded, of which $1.6 million (RMB 9.8 million) was paid by Zhonghong. The remaining registered capital was due on April 20, 2013, of which approximately $6.2 million (RMB 39.2 million) will be paid by Zhonghong. Zhonghong’s investment in Hongyuan CSG is accounted for under the equity method since Zhonghong has significant influence but not control. As of the date of this report, Zhonghong has not contributed the remaining registered capital as Hongyuan CSG has remained inactive. Zhonghong and Henan Coal Seam Gas are in the process of negotiating with the appropriate PRC authorities to extend the due date for the outstanding registered capital.

In addition, a deposit of $4,911,000 was made on December 23, 2011 to Henan Coal Seam Gas and is refundable when the joint venture commences operation.

For the six months ended December 31, 2014 and 2013, there was no equity investment income or loss.

Note 13 – Loans

Loans from Bairui Trust

On April 2, 2011, Hongli entered into a loan agreement with Bairui Trust pursuant to which Bairui Trust agreed to loan Hongli approximately $58.4 million (RMB 360 million) with annual interest of 6.3%, of which approximately $29.2 million (RMB 180 million) would be due on April 2, 2013, and approximately $29.2 million (RMB 180 million) on April 2, 2014. The loan was issued on April 3, 2011 and is guaranteed by Hongyuan and the Company’s CEO.

F-24

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On November 30, 2011, the parties entered into a supplemental agreement pursuant to which approximately $4.88 million (RMB 30 million) with annual interest of 6.3% became due on October 2, 2012, approximately $16.23 million (RMB 100 million) with annual interest of 6.3%, became due on April 2, 2013, approximately $8.11 million (RMB 50 million) with annual interest of 6.3% became due on October 2, 2013, and approximately $29.2 million (RMB 180 million) with annual interest of 6.3% became due on April 2, 2014.

For the payment due October 2, 2012, the parties entered into a separate agreement on October 8, 2012 to extend the due date to April 2, 2013 with an annual interest rate of 8.7% starting October 3, 2012. Such payment was paid in full on December 25, 2012.

For the payment due April 2, 2013, the Company paid $3.25 million (RMB 20 million) on April 3, 2013, and entered into a separate agreement with Bairui Trust on April 23, 2013 to extend the due date for the remaining $13.01 million (RMB 80 million) as follows: (a) $3.25 million (RMB 20 million) was extended to December 2, 2013 with an annual interest rate of 6.3% starting April 23, 2013; (b) $4.88 million (RMB 30 million) was extended to January 2, 2014 with an annual interest rate of 6.3% starting April 23, 2013; and (c) $4.88 million (RMB 30 million) was extended to February 2, 2014 with an annual interest rate of 6.3% starting April 23, 2013. For the period between April 3, 2013 and April 23, 2013, Bairui Trust charged 9.45% annual interest rate on the entire $13.01 million outstanding.

On October 1, 2013, the parties executed an extension agreement, for the remaining balance of approximately $50.3 million (RMB 310 million) with 9.9% annual interest rate as follow:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$8,185,000	¥50,000,000	October 2, 2016	October 3, 2013 – October 2, 2016
3,274,000	20,000,000	December 2, 2016	December 3, 2013 – December 2, 2016
4,911,000	30,000,000	January 2, 2017	January 3, 2014 – January 2, 2017
4,911,000	30,000,000	February 2, 2017	February 3, 2014 – February 2, 2017
29,466,000	180,000,000	April 2, 2017	April 3, 2014 – April 2, 2017
$50,747,000	¥310,000,000

F-25

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 2, 2014, the Company entered into another supplement agreement with Bairui Trust which replaced the extension agreement dated October 1, 2013, and repaid the principal $324,929 (RMB 2,000,000). Per the supplement agreement, loans from Bairui Trust were changed as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$2,924,594	¥18,000,000	April 2, 2015	December 3, 2013 – April 2, 2015
4,874,324	30,000,000	April 2, 2015	January 3, 2014 – April 2, 2015
4,874,324	30,000,000	April 2, 2015	February 3, 2014 – April 2, 2015
8,123,872	50,000,000	January 2, 2015	October 3, 2013 – January 2, 2015
29,245,942	180,000,000	October 2, 2015	April 3, 2014 – October 2, 2015
$50,043,056	¥308,000,000

According to the new supplement agreement dated April 2, 2014, the annual interest rate was changed from 9.9% to 11.88% and, for the period between December 3, 2013 and April 2, 2014, Bairui Trust charged the Company an additional 7.2% annual interest rate on $12.9 million (RMB 80 million) of the outstanding $50.3 million (RMB 310 million) loan principal.

Weighted average interest rate was 11.8% and 10.4% for the three months ended December 31, 2014 and 2013, respectively. Interest expense for three months end December 31, 2014 and 2013 amounted to $1,502,341 and $1,311,812, respectively. No interest was capitalized into CIP.

Weighted average interest rate was 11.8% and 8.3% for the six months ended December 31, 2014 and 2013, respectively. Total interest expense for six months end December 31, 2014 and 2013 amounted to $2,999,554 and $2,090,579, respectively. No interest was capitalized into CIP.

As of December 31, 2014, $8,123,872 will be due on January 2, 2015. The Company repaid this loan amount on January 20, 2015 (See note 24).

Note 14 – Other payables and accrued liabilities

Other payables mainly consisted of accrued salaries, interest payable, utilities, professional services and other general and administrative expenses.

F-26

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Other payables and accrued liabilities consisted of the following:

	December 31, 2014	June 30, 2014
Other payable (1)	$1,142,268	$264,522
Interest payable	2,893,438	2,017,946
Accrued liabilities (2) (3)	296,853	177,645
Total	$4,332,559	$2,460,113

(1)	As of December 31, 2014, $949,561 or RMB 5,836,000 of construction deposit was retained by the Company for the security of the construction of the built coke gasification facility according to the agreement. The amount of deposit will be paid one year after the construction completed and no quality defection during the period.
(2)	As of December 31 and June 30, 2014, $60,000 and $120,000 of salary payable included in accrued liabilities was payable to the Company’s CEO.
(3)	As of December 31 and June 30, 2014, $60,000 and $60,000 of salary payable included in accrued liabilities was payable to the Company’s current CFO.

Note 15 – Related party payables

Other payables-related parties represent advances from the Company’s CEO. Advances from the CEO amounted to $2,548,117 and $526,699 at December 31 and June 30, 2014, respectively. Such advances are interest free, due on demand and will be settled in cash.

On July 2, 2014, Mr. Lv Jianhua, the CEO of the Company, repaid the interest payable of $2,017,946 to Baidu Trust on behalf of the Company.

Note 16 – Acquisition payables

On August 10, 2010, Hongli acquired 60% of the equity interest of Shuangrui Coal (see Note 20). During the year ended June 30, 2012, Hongli agreed to acquire the remaining 40%. The title thereof was transferred to Hongli, and Hongli had full control of Shuangrui Coal by June 30, 2012. The purchase price thereof was tentatively set at approximately $4,544,053 (RMB 28 million), subject to certain price adjustments to be finalized at closing. The balance is due on demand. As of December 31 and June 30, 2014, acquisition payable was $4,718,516 and $4,711,463, respectively, which represented the accrued purchase price for the remaining 40% of Shuangrui Coal.

Note 17 – Taxes

Income tax

SinoCoking is subject to the United States federal income tax provisions. Top Favour is a tax-exempt company incorporated in the British Virgin Islands.

All of the Company’s businesses are conducted by its PRC subsidiary and VIEs, namely Hongyuan, Hongli, Baofeng Coking, Hongchang Coal, Xingsheng Coal, Shuangrui Coal, Hongguang Power and Zhonghong. All of them excepting Hongchang Coal are subject to 25% enterprise income tax rate in China. Hongchang Coal has not been required to pay income tax since its operations were halted in September 2011.

F-27

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes consisted of the following:

	For the three months ended		For the six months ended
	December 31,		December 31,
	2014	2013	2014	2013
U.S. current income tax expense	$-	$-	$-	$-
BVI current income tax expense	-	-	-	-
PRC current income tax expense	503,591	431,932	993,444	1,065,689
Total	$503,591	$431,932	$993,444	$1,065,689

SinoCoking has incurred a net operating loss for income tax purposes for 2014. As of December 31, 2014, the estimated net operating loss carry forwards for U.S. income tax purposes was approximately $3,063,000, which may be available to reduce future years taxable income. The net operating loss carry forward will expire through 2034 if not utilized. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to the Company’s limited operating history and continuing losses for U.S. income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31 and June 30, 2014, respectively. Management reviews this valuation allowance periodically and makes adjustments as necessary.

The following table reconciles the valuation allowance for the three months and six months ended December 31, 2014 and 2013 which consisted of the following:

	For the three months ended December 31,		For the six months ended December 31,
	2014	2013	2014	2013
Beginning balance	$1,731,000	$744,000	$1,042,000	$715,000
Additions	(689,000)	29,000	-	58,000
Ending balance	$1,042,000	$773,000	$1,042,000	$773,000

Value added tax

The Company incurred VAT on sales and VAT on purchases in the PRC as follows:

	For the three months ended December 31,		For the six months ended December 31,
	2014	2013	2014	2013
VAT on sales	$4,055,270	$5,135,085	$7,925,052	$10,921,932
VAT on purchase	$3,130,537	$41,863,507	$5,953,310	$9,830,149

F-28

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Sales and purchases are recorded net of VAT collected and paid, as the Company acts as an agent for the PRC government.

Taxes payable

Taxes payable consisted of the followings:

	December 31, 2014	June 30, 2014
VAT	$853,841	$(47,378)
Income tax	919,686	643,498
Others	257,729	169,301
Total	$2,031,256	$765,421

Note 18 – Capital transactions

Common Stock:

On September 24, 2014, the Company completed a registered sale of its common stock with two institutional investors under its shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement executed on September 18, 2014. Gross proceeds from the offering were approximately $14.3 million in exchange of 2,818,845 shares of the Company’s common stock. After payment of expenses, the Company received approximately $13.2 million in net proceeds. In addition, the Company issued to the investors Series A warrants (“Warrants A”) to purchase an aggregate of 1,409,423 common shares and Series B warrants (“Warrants B”) to purchase an aggregate of 1,644,737 common shares. Under the Purchase Agreement, the investors also had an option to purchase additional 1,644,737 shares of the Company’s common stock and warrants – Series C (“Warrants C”) to purchase 822,369 shares of the Company’s common stock. If fully exercised, the Company would receive aggregate gross proceeds from the warrants of approximately $36.2 million.

Options:

Under the 2002 Stock Option Plan for Directors, options exercisable for 1,666 shares of the Company’s common stock at $36.00 per share were granted on October 11, 2002, and expired on October 15, 2012. Options exercisable for 3,126 shares of the Company’s common stock at $96.00 per share were granted on November 16, 2004, and expired on November 16, 2014.

Under the 1999 Stock Option Plan, options exercisable for 6,059 shares of the Company’s common stock at $96.00 per share were granted on November 14, 2004, and expired on November 14, 2014. Such options were fully vested before the Share Exchange on February 5, 2010.

On September 24, 2014, the Company closed an initial offering with two institutional investors pursuant to a securities purchase agreement (“Purchase Agreement) date on September 18, 2014. Under the Purchase Agreement, the investors also had an option to purchase additional 1,644,737 shares of the Company’s common stock and warrants – Series C (“Warrants C”) to purchase 822,369 shares of the Company’s common stock for a period beginning six months and one day from September 24, 2014 and ending ten months from September 24, 2014. The expiration date for Warrants C will be the fourth anniversary of September 24, 2014.

F-29

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Options outstanding and exercisable at December 31, 2014 are as follows:

Outstanding options			Exercisable options
Number	Average remaining	Average	Number	Average remaining	Average
of options	contract life	exercise price	of options	contractual life	exercise price
9,185	Expired	$96.00	9,185	Expired	$96.00
1,644,737	0.56 years	$6.08	N/A	N/A	N/A

The following is a summary of changes in options activities:

	Outstanding options
	Exercisable	Un-exercisable	Total
Outstanding, June 30, 2013	9,185	-	9,185
Granted	-	-	-
Forfeited	-	-	-
Exercised	-	-	-
Outstanding, June 30, 2014	9,185	-	9,185
Granted	-	1,644,737	1,644,737
Forfeited	9,185	-	9,185
Exercised	-	-	-
Outstanding, December 31, 2014	-	1,644,737	1,644,737

Warrants

As of December 31 and June 30, 2014, warrants that were exercisable for 5,541,544 shares and 3,906,853 shares, respectively, of the Company’s common stock were recorded as derivative instruments. The value of warrant liabilities was $6,622,430 and $16 at December 31 and June 30, 2014, respectively. The decrease (increase) in fair value of warrants was $5,452,865 and $0 for three months ended December 31, 2014 and 2013, respectively, and was recorded as gain (loss) on change in fair value of warrants. The decrease (increase) in fair value of warrants was $3,425,703 and $12 for the six months ended December 31, 2014 and 2013, respectively, and was recorded as gain (loss) on change in fair value of warrants.

F-30

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On September 24, 2014, the Company closed an initial offering with two institutional investors pursuant to a securities purchase agreement (“Purchase Agreement”) dated on September 18, 2014. The initial offering included Warrants A and Warrants B. The Warrants A grants investors to purchase an aggregate of 1,409,423 shares of the Company’s common stock, which is exercisable immediately as of the date of the issuance, which was September 24, 2014, at an exercise price of $6.38 per common share and will be expired after four years from the date of issuance. Warrants B to purchase 1,644,737 shares of common stock at an exercise price of $6.08 are exercisable for six months starting from September 24, 2014 and may become exercisable only to the extent that the Company does not have an effective registration statement available for the shares underlying such warrants and in any event expire after certain registration conditions are satisfied. The expiration date for Warrants B will be (1) if no registration failure has occurred, the date will be July 25, 2015, or (2) if a registration failure has occurred, the date will be September 24, 2018. As of December 31, 2014, Warrants B were not exercisable.

Under the Purchase Agreement, the investors also had an option to purchase additional 1,644,737 shares of the Company’s common stock and Warrants C to purchase 822,369 shares of the Company’s common stock for a period beginning six months and one day from September 24, 2014 and ending ten months from September 24, 2014. The expiration date for Warrants C will be the fourth anniversary of September 24, 2014.

F-31

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of changes in warrant activities:

	Existing Warrants at $48 (1)	Investor Warrants at $12 (2)	Callable Warrants at $12 (3) (6)		Callable Warrants at $6 (4) (6)	Callable Warrants at $15 (5) (6)	Warrants A at $6.38 (7)	Placement Agent Warrants at $6.38 (8)	Warrants B at $6.08 (9)	Warrants C at $6.08 (10)	Total
Outstanding, June 30, 2013	36,973	590,446	3,082,027	117,163	30,244	50,000	-	-	-	-	3,906,853
Granted	-	-	-	-	-	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-	-	-	-	-	-
Exercised	-	-	-	-	-	-	-	-	-	-	-
Outstanding, June 30, 2014	36,973	590,446	3,082,027	117,163	30,244	50,000	-	-	-	-	3,906,853
Granted	-	-	-	-	-	-	1,409,423	225,268	1,644,737	822,369	4,101,797
Forfeited	-	-	-	-	-	-	-	-	-	-	-
Exercised	-	-	-	-	-	-	-	-	-	-	-
Outstanding, December 31, 2014	36,973	590,446	3,082,027	117,163	30,244	50,000	1,409,423	225,268	1,644,737	822,369	8,008,650

F-32

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	The warrants underlying 36,973 shares are exercisable at any time until April 9, 2017, with remaining contractual term of 2.27 years as of December 31, 2014.
(2)	The warrants underlying 590,446 shares are exercisable at any time until February 5, 2015, with remaining contractual term of 0.10 years as of December 31, 2014.
(3)	The warrants underlying 3,082,027 shares and 117,163 shares are exercisable at any time until March 11, 2015 and March 18, 2015, respectively, with remaining contractual term of 0.19 and 0.21 years as of December 31, 2014, respectively.
(4)	The warrants underlying 30,244 shares are exercisable until March 11, 2015, with remaining contractual term of 0.19 years as of December 31, 2014.
(5)	The warrants underlying 50,000 shares are exercisable until July 1, 2015, with remaining contractual terms of 0.50 years as of December 31, 2014.
(6)	The callable warrants are exercisable for a period of five years from the date of issuance, and are callable at the Company’s election six months after the date of issuance if the Company’s common stock trades at a price equal to at least 150% of the exercise price with an average trading volume of at least 150,000 shares of common stock (as adjusted for any stock splits, stock dividends, combination and the like) per trading date for at least 10 consecutive trading days, and the underlying shares of common stock are registered.
(7)	Warrants A underlying 1,409,423 shares are exercisable at any time until September 24, 2018, with remaining contractual term of 3.73 years as of December 31, 2014.
(8)	The warrants issued to the placement agent underlying 225,268 shares are exercisable at any time until September 24, 2018, with remaining contractual term of 3.73 years as of December 31, 2014.
(9)	Warrants B to purchase 1,644,737 shares of common stock are exercisable for six months starting from September 24, 2014 and may become exercisable only to the extent that the Company does not have an effective registration statement available for the shares underlying such warrants and in any event expire after certain registration conditions are satisfied. The expiration date for Warrants B will be (1) if no registration failure has occurred, the date will be July 25, 2015, or (2) if a registration failure has occurred, the date will be September 24, 2018. As of December 31, 2014, Warrants B were not exercisable.
(10)	Under the Share Purchase agreement, the investors were granted an option to purchase additional 1,644,737 shares of the Company’s common stock and Warrants C to purchase 822,369 shares of the Company’s common stock for a period beginning March 25, 2015 and ending July 24, 2015. The expiration date for Warrants C will be the fourth anniversary of the issuance date.

Note 19 – Earnings per share

The following is a reconciliation of the basic and diluted earnings (loss) per share computation:

	For the three months ended December 31,		For the six months ended December 31,
	2014	2013	2014	2013
Net income for earnings per share	$3,981,858	$(106,658)	$1,428,601	$1,054,226
Weight average shares used in basic and diluted computation	23,960,217	21,121,372	22,642,611	21,121,372
Earnings per share – basic and diluted	$0.17	$(0.01)	$0.06	$0.05

The Company had warrants and options exercisable for 5,541,544 shares and 5,550,969 shares of common stock in the aggregate at December 31 and June 30, 2014, respectively. For the three and six months ended December 31, 2014 and 2013, all outstanding options and warrants were excluded from the diluted earnings per share calculation since they were anti-dilutive.

F-33

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 20 - Coal mine acquisitions

On May 20, 2011, the Company acquired 60% of the equity interests of Shuangrui Coal and Xingsheng Coal, and 100% of the equity interests of Shunli Coal.

In August and September 2011, the Company entered into supplemental agreements with the sellers of these three companies (collectively the “Supplement Agreements”) to memorialize certain agreed terms that were not reflected in the original purchase agreements. Specifically, all assets and liabilities of each company on or before the closing of the Company’s acquisition, other than such company’s mining rights, would be disposed of and assumed by the sellers as soon as practicable. At June 30, 2011, the Company’s acquisition of these three companies included only their mining rights, as all other assets and liabilities were being disposed of by the sellers, and none of the three companies was operational. Therefore, the operating results of these three companies (other than with respect to their mining rights) from May 20, 2011 through December 31, 2014, which were mainly from disposing assets and liabilities (other than their mining rights), are not included in the accompanying consolidated financial statements.

Although the Company has acquired the equity interests of these three entities, the parties’ intention, as memorialized in the Supplemental Agreements, is for the Company to acquire only their mining rights while all other assets and liabilities remain with the sellers. Thus, the respective purchase prices have been allocated solely to the mining rights.

Acquisition of Shuangrui Coal

On August 10, 2010, Hongli entered into an equity purchase agreement to acquire 60% of Shuangrui Coal, which operates Shuangrui coal mine, for a consideration of approximately $6.4 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongli, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Shuangrui Coal at the time of Hongli’s acquisition, other than its mining rights, are to be disposed of and/or assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 60% ownership of Shuangrui’s mining rights. As of June 30, 2014, approximately $6.66 million (RMB 41 million) was paid. During the year ended June 30, 2012, Hongli acquired the remaining 40% and then transferred 100% of its ownership to Hongchang. As a result, the Company accrued $4,463,200 (RMB 28 million) payable to Shuangrui Coal’s sellers (see Note 16).

Acquisition of Xingsheng Coal

On August 10, 2010, Hongli entered into an equity purchase agreement to acquire 60% of Xingsheng Coal, which operates the Xingsheng Mine, for a consideration of approximately $6.7 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongli, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Xingsheng Coal at the time of Hongli’s acquisition, other than its mining rights, are to be disposed of and/or assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 60% ownership of Xingsheng’s mining rights. The purchase price was paid in full in June 2011.

Acquisition of Shunli Coal

On May 19, 2011, Hongchang Coal entered into an equity purchase agreement to acquire 100% of Shunli Coal, which operates the Shunli Mine, for a consideration of approximately $6.7 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongchang, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Shunli Coal at the time of Hongli’s acquisition, other than its mining rights, were to be disposed of and/or are assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 100% ownership of Shunli’s mining rights. The purchase price was paid in full in June 2011. On July 2, 3012, Shunli Coal and Hongchang Coal entered into an agreement to transfer all of Shunli Coal’s mining rights to Hongchang Coal, in connection with the Company’s plans to consolidate mining areas under Hongchang Coal for future production. On July 4, 2012, Shunli Coal was dissolved.

F-34

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Since the initial accounting for these acquisitions were for the mining rights only, the entire purchase price was allocated to the mining rights. The mining rights acquired are not being amortized because the businesses have not commenced any operations since their acquisitions.

Note 21 – Commitments and contingencies

Lease agreement

On April 12, 2013, the Company signed a lease agreement with Pingdingshan Hongfeng Coal Processing and Coking, Ltd., (“Hongfeng Coal”). Per the agreement, the Company may utilize Hongfeng Coal’s coke production facility, which has an annual capacity of 200,000 metric tons, for a period of one year. In exchange, the Company agreed to pay Hongfeng Coal $9.60 (RMB 60) per metric ton of coke produced from the leased facility. On April 8, 2014, the Company renewed the agreement for another year.

Purchase commitment

The Company entered into several contracts with contractors and suppliers for the following projects:

	Aggregate contract amount	Payments made	Purchase commitment
Baofeng new coking plant	$64,398,442	$57,139,545	$7,258,897
Hongchang new mining tunnels	1,518,061	1,301,660	216,401
Hongchang safety instruments	7,022,454	3,254,149	3,768,305
Xingsheng safety instruments	19,708,754	14,171,819	5,536,935
Hongchang mine consolidation	32,949,886	11,178,002	21,771,884
Coke gasification facility	7,992,190	7,042,629	949,561
Total	$133,589,787	$94,087,804	$39,501,983

Note 22 – Statutory reserves

Applicable PRC laws and regulations require that before a foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the statutory surplus reserve fund and the enterprise expansion fund.

Each of the Company’s subsidiary and VIEs in the PRC is required to transfer 10% of its net income, as determined in accordance with the PRC Company Law, to a statutory surplus reserve fund until such reserve balance reaches 50% of each such entity’s registered capital. The transfer must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

F-35

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The enterprise fund may be used to acquire plant and equipment or to increase the working capital to expend on production and operation of the business. No minimum contribution is required

As of December 31, 2014, the statutory surplus reserves of Hongchang Coal and Hongli had reached 50% of each entity’s registered capital. Hongguang Power, Shuangrui Coal, Xingsheng Coal and Shunli Coal did not make any contribution to the statutory reserve due to their respective operating loss. Zhonghong and Hongrun did not make any contribution as neither entity had operations.

Hongchang Coal is required by the PRC government to reserve safety and maintenance expense to the cost of production based on the actual quantity of coal exploited. The amount of reserves is determined within the unit price range provided by Ministry of Finance of PRC. Currently, Hongchang Coal reserves at RMB 6 per metric ton for safety expense and RMB 8.5 per metric ton for maintenance expense. Shuangrui Coal, Xingsheng Coal and Shunli Coal had no such reserve as of December 31, 2014.

The component of statutory reserves and the future contributions required pursuant to PRC Company Law are as follows:

	December 31, 2014	June 30, 2014	50% of registered capital	Future contributions required as of December 31, 2014

Hongli	$2,067,215	$2,067,215	$2,064,905	$-
Hongguang Power	-	-	1,514,590	1,514,590
Hongchang Coal	218,361	218,361	218,361	-
Shuangrui Coal	-	-	310,105	310,105
Xingsheng Coal	-	-	279,682	279,682
Hongrun	-	-	2,310,000	2,310,000
Hongyuan	-	-	1,500,000	1,500,000
Zhonghong	-	-	1,521,990	1,521,990
Statutory surplus reserve	2,285,576	2,285,576	9,719,633	7,436,367
Mine reproduction reserve	1,404,365	1,404,365	-	-
Total	$3,689,941	$3,689,941	$9,719,633	$7,436,367

F-36

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 23 – Revenues by products

 The Company considers itself, including its coal mining and coking operations and the sales of its coal and coke products, to be operating within one reportable segment. All of the Company’s products are sold within the PRC. Major products and respective for the three and six months ended December 31, 2014 and 2013 are summarized as follows:

	For the three months ended December 31,		For six months December 31,
	2014	2013	2014	2013

Coke	$7,752,836	$11,170,042	$18,943,052	$22,431,112
Coal tar	406,112	805,567	871,434	1,410,915
Crude benzol	291,774	270,263	670,564	339,257
Coke powder	-	308,291	-	1,149,000
Coal slurries	-	202,337	101,954	360,808
Mid-coal	402,855	451,753	765,119	827,361
Washed coal	1,684,571	-	2,759,861	4,165,770
Raw coal	-	-	-	-
Syngas	2,139,171	-	2,139,171	-
Total	$12,677,319	$13,208,253	$26,251,155	$30,684,223

Note 24 – Subsequent event

On January 15, 2015, Top Favour received the repayment from CPL in amount to $3,732,037. CPL repaid all the principal of the loan from Top Favour till date and remained interest receivable in amount to $1,031,236 outstanding.

On January 20, 2015, Hongli repaid the loan of $8,135,373 (RMB 50,000,000) from Bairui Trust which was due on January 2, 2015.

F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

SinoCoking Coal and Coke Chemical Industries, Inc.

We have audited the accompanying consolidated balance sheet of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of June 30, 2013, and the related consolidated statements of income and comprehensive income, cash flows and equity for the year then ended. SinoCoking Coal and Coke Chemical Industries, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SinoCoking Coal and Coke Chemical Industries, Inc. and Subsidiaries as of June 30, 2013, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a working capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Friedman LLP

New York, New York

September 30, 2013

F-38

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,
	2014	2013

ASSETS
CURRENT ASSETS
Cash	$191,992	$782,018
Restricted cash	-	9,708,000
Accounts receivable, trade	8,946,435	9,474,197
Other receivables and deposits	5,787,232	4,334,370
Loan receivables	8,032,037	8,032,037
Inventories	7,419,821	3,018,909
Advances to suppliers	8,700,022	8,791,837
Total current assets	39,077,539	44,141,368

PLANT AND EQUIPMENT, net	14,426,319	15,269,766

CONSTRUCTION IN PROGRESS	40,389,961	40,224,821

OTHER ASSETS
Refundable deposit	4,873,928	4,854,000
Prepayments	61,815,632	61,562,890
Intangible assets, net	32,305,697	32,244,071
Long-term investments	2,898,233	2,886,383
Other assets	113,725	113,260
Total other assets	102,007,215	101,660,604

Total assets	$195,901,034	$201,296,559

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Current portion of long term loans	$20,795,425	$50,158,000
Accounts payable, trade	2,978,326	183,504
Notes payable	-	9,708,000
Other payables and accrued liabilities	2,460,113	2,229,341
Other payables - related party	526,699	140,465
Acquisition payable	4,711,463	4,692,200
Customer deposits	79,701	208,815
Taxes payable	765,421	1,133,450
Total current liabilities	32,317,148	68,453,775

LONG TERM LIABILITIES
Long term loans	29,243,566	-
Warrants liability	16	21
Total long term liabilities	29,243,582	21

Total liabilities	61,560,730	68,453,796

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, $0.001 par value, 100,000,000 shares authorized, 21,121,372 shares issued and outstanding	21,121	21,121
Additional paid-in capital	3,592,053	3,592,053
Statutory reserves	3,689,941	3,689,941
Retained earnings	112,295,407	111,304,825
Accumulated other comprehensive income	10,410,182	9,903,223
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	130,008,704	128,511,163

NONCONTROLLING INTERESTS	4,331,600	4,331,600

Total equity	134,340,304	132,842,763

Total liabilities and equity	$195,901,034	$201,296,559

The accompanying notes are an integral part of the consolidated financial statements

F-39

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the Year Ended June 30,
	2014	2013

REVENUE	$50,267,693	$66,686,301

COST OF REVENUE	41,275,791	58,478,301

GROSS PROFIT	8,991,902	8,208,000

OPERATING EXPENSES:
Selling	154,716	163,827
General and administrative	2,121,849	2,924,576
Total operating expenses	2,276,565	3,088,403

INCOME FROM OPERATIONS	6,715,337	5,119,597

OTHER INCOME (EXPENSE)
Interest income	566,541	783,938
Interest expense	(4,477,049)	(3,875,029)
Other finance expense	(71,870)	(265,088)
Other income, net	109,100	229,036
Change in fair value of warrants	5	716,627
Total other expense, net	(3,873,273)	(2,410,516)

INCOME BEFORE INCOME TAXES	2,842,064	2,709,081

PROVISION FOR INCOME TAXES	1,851,482	1,661,388

NET INCOME	990,582	1,047,693

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	506,959	2,289,251

COMPREHENSIVE INCOME	$1,497,541	$3,336,944

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	21,121,372	21,121,372

EARNINGS PER SHARE
Basic and diluted	$0.05	$0.05

The accompanying notes are an integral part of the consolidated financial statements

F-40

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$990,582	$1,047,693
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	908,232	1,270,847
Amortization and depletion	70,913	69,371
Write-off of other receivables and advances to suppliers	89,298	484,075
Change in fair value of warrants	(5)	(716,627)
Bad debt allowance of AR OR	169,936	-
Inventories impairment reserves	169,957	-
Gain on unpayable liabilities	(96,472)	-
Change in operating assets and liabilities
Accounts receivable, trade	427,486	2,757,701
Notes receivable, trade	-	(398,250)
Other receivables	(1,558,667)	(2,862,730)
Inventories	(4,568,625)	(576,277)
Advances to suppliers	128,205	3,681,517
Prepaid expenses	-	636,908
Accounts payable, trade	2,800,529	176,623
Other payables and accrued liabilities	323,870	1,405,131
Customer deposits	(130,272)	66,344
Taxes payable	(373,545)	(414,772)
Net cash provided by (used in) operating activities	(648,578)	6,627,554

CASH FLOWS FROM INVESTING ACTIVITIES:
Principal advances of loans receivable	-	(9,924,800)
Repayment of loans receivable	-	10,792,300
Payments on equipment and construction in progress	-	(580)
Net cash provided by investing activities	-	866,920

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	9,770,396	128,000
Proceeds from notes payable	-	9,558,000
Repayments of notes payable	(9,770,396)	(4,779,000)
Proceeds from short-term loans	163,700	9,558,000
Repayments of short-term loans	(489,380)	(15,292,800)
Repayments of long term loans	-	(7,965,000)
Proceeds (repayments) from related party	385,000	(22,201)
Net cash provided by (used in) financing activities	59,320	(8,815,001)

EFFECT OF EXCHANGE RATE ON CASH	(768)	(264,173)

DECREASE IN CASH	(590,026)	(1,584,700)

CASH, beginning of year	782,018	2,366,718

CASH, end of year	$191,992	$782,018

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$1,738,133	$1,960,151
Cash paid for interest expense, net of capitalized interest	$3,376,213	$2,148,427

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Construction-in-progress acquired with prepayments made by note receivables, trade	$-	$15,611,400
Construction-in-progress acquired with prepayments made by note receivables, mine acquisition	$-	$9,207,540
Repayment of loan receivables through note receivables, trade	$-	$955,800
Reclassification of short-term loans to long-term loans	$29,243,566	$-

The accompanying notes are an integral part of the consolidated financial statements

F-41

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

						Accumulated
			Additional	Retained earnings		other
	Common Share		paid-in	Statutory		comprehensive	Noncontrolling
	Shares	Par Value	capital	reserves	Unrestricted	income	interest	Total
BALANCE, July 1, 2012	21,121,372	$21,121	$3,592,053	$3,689,941	$110,257,132	$7,613,972	$4,331,600	$129,505,819
Net income					1,047,693			1,047,693
Foreign currency translation adjustments						2,289,251		2,289,251
BALANCE, June 30, 2013	21,121,372	21,121	3,592,053	3,689,941	111,304,825	9,903,223	4,331,600	132,842,763
Net income					990,582			990,582
Foreign currency translation adjustments						506,959		506,959
BALANCE, June 30, 2014	21,121,372	$21,121	$3,592,053	$3,689,941	$112,295,407	$10,410,182	$4,331,600	$134,340,304

The accompanying notes are an integral part of the consolidated financial statements

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Note 1 – Nature of business and organization

SinoCoking Coal and Coke Chemical Industries, Inc. (“SinoCoking” or the “Company”) was organized on September 30, 1996, under the laws of the State of Florida.

The Company is a vertically-integrated coal and coke producer based in the People’s Republic of China (“PRC” or “China”). All of the Company’s business operations are conducted by a variable interest entity (“VIE”), Henan Pingdingshan Hongli Coal & Coking Co., Ltd., (“Hongli”), which is controlled by Top Favour’s wholly-owned subsidiary, Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd. (“Hongyuan”), through a series of contractual arrangements.

Due to the continuing provincial-wide consolidation program in Henan, all small to mid-scale mines are required to be consolidated and undergo mandatory safety checks and inspections by relevant authorities before receiving clearance to resume coal mining operations. This requirement applies to all SinoCoking mines.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Top Favour	• A British Virgin Islands company • Incorporated on July 2, 2008	100%
Hongyuan	• A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) • Incorporated on March 18, 2009 • Registered capital of $3 million fully funded	100%
Hongli

•      A PRC limited liability company

•      Incorporated on June 5, 1996

•      Initial registered capital of $1,055,248 or 8,808,000 Renminbi (“RMB”), further increased to $4,001,248 (RMB 28,080,000) on August 26, 2010, fully funded

•      85.40% of equity interests held by Jianhua Lv, the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board of Directors

•      Operates a branch, Baofeng Coking Factory (“Baofeng Coking”)

VIE by contractual arrangements
Baofeng Hongchang Coal Co., Ltd. (“Hongchang Coal”)	• A PRC limited liability company • Incorporated on July 19, 2007 • Registered capital of $396,000 (RMB 3,000,000) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Shunli Coal Co., Ltd.(“Shunli Coal”)

•      A PRC limited liability company

•      Incorporated on August 13, 2009

•      Registered capital of $461,700 (RMB3,000,000) fully funded

•      Acquired by Hongchang Coal on May 20, 2011

•      Dissolved on July 4, 2012 and the mining right transferred to Hongchang.

VIE by contractual arrangements as an indirect wholly-owned subsidiary of Hongli
Baofeng Hongguang Power Co., Ltd. (“Hongguang Power”)	• A PRC limited liability company • Incorporated on August 1, 2006 • Registered capital of $2,756,600 (RMB 22,000,000) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Xingsheng Coal Co., Ltd. (“Xingsheng Coal”)	• A PRC limited liability company • Incorporated on December 6, 2007 • Registered capital of $559,400 (RMB 3,634,600) fully funded • 60% of equity ownership acquired by Hongli on May 20, 2011	VIE by contractual arrangements as a 60% owned subsidiary of Hongli
Baofeng Shuangrui Coal Co., Ltd. (“Shuangrui Coal”)

•      A PRC limited liability company

•      Incorporated on March 17, 2009

•      Registered capital of $620,200 (RMB4,029,960) fully funded

•      60% of equity ownership acquired by Hongli on May 20, 2011

•      100% of equity ownership acquired by Hongchang on June 20, 2012

VIE by contractual arrangements as a 100% owned subsidiary of Hongchang
Zhonghong Energy Investment Company (“Zhonghong”)

•      A PRC company

•      Incorporated on December 30, 2010

•      Registered capital of $7,842,800 (RMB51,000,000) fully funded equity interests of 100% held by three nominees on behalf of Hongli pursuant to share entrustment agreements

VIE by contractual arrangements as a wholly-owned subsidiary of Hongli
Baofeng Hongrun Coal Chemical Co., Ltd. (“Hongrun”)	• A PRC limited liability company • Incorporated on May 17, 2011 • Registered capital of $4,620,000 (RMB30 million) fully funded	VIE by contractual arrangements as a wholly-owned subsidiary of Hongli

F-43

The Company believes that the equity owners of Hongli do not have the characteristics of a controlling financial interest, and that the Company is the primary beneficiary of the operations and residual returns of Hongli and, in the event of losses, would be required to absorb a majority of such losses. Accordingly, the Company consolidates Hongli’s results, assets and liabilities in the accompanying financial statements.

Selected financial data of Hongli and its subsidiaries is set forth below:

	June 30, 2014	June 30, 2013
Total current assets	$21,003,224	$31,713,194
Total assets	$174,577,433	$188,868,385
Total current liabilities	$50,305,119	$97,057,869
Total liabilities	$79,548,685	$97,057,869

Presently, the Company’s coking related operations are carried out by Baofeng Coking, coal related operations by Hongchang Coal, Shuangrui Coal and Xingsheng Coal, and electricity generation by Hongguang Power. However, it is the Company’s intention to transfer all coal related operations to a joint-venture between Zhonghong and Henan Province Coal Seam Gas Development and Utilization Co., Ltd. (“Henan Coal Seam Gas”) (see Note 12). As of June 30, 2014, the Company’s coal related operations had not been transferred to the joint-venture, and Shuangrui Coal and Xingsheng Coal had had no operations since their acquisitions by the Company (see Note 21).

F-44

Liquidity and going concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going-concern basis. The going-concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the financial statements. The Company’s ability to continue as a going concern depends upon the liquidation of current assets. For the year ended June 30, 2014, cash used in operating activities was $648,578. Cash as of June 30, 2014 was $191,992, which was insufficient for future operations. Additionally, the Company was not only slow in collecting its loans receivable (and granted extension as to their repayments as well as the related interest receivable), but also, as of June 30, 2014, had not made a quarterly interest payment of approximately $2.02 million originally due on July 2, 2014 to Bairui Trust Co., Ltd. (“Bairui Trust”) in connection with the Company’s long term loan. The monthly interest expense for the Bairui Trust loan is $496,532, and the amount as of the date of this report is approximately $3.51 million.

In an effort to improve its financial position, the Company is working to obtain new loans from banks, renew its current loans, and to increase sales of its higher profit margin coke and coke by-products. The Company continues to wait for the mine consolidation schedule to finalize. If the schedule should finalize by next year, the Company may be able to obtain lines of credit by pledging its mining rights as collateral. Management believes that if successfully executed, the foregoing actions would enable the Company to continue as a going-concern.

Note 2 – Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries – Top Favour and Hongyuan, and its VIEs – Hongli and its subsidiaries. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

VIEs are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved are evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. As a result of the contractual arrangements described below, the Company, through Hongyuan, is obligated to absorb a majority of the risk of loss from Hongli’s activities and the Company is enabled to receive a majority of Hongli’s expected residual returns. The Company accounts for Hongli as a VIE and is the primary beneficiary. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. Management makes ongoing assessments of whether Hongyuan is the primary beneficiary of Hongli and its subsidiaries.

Accounting Standards Codification (“ASC”) 810 – “Consolidation” addresses whether certain types of entities referred to as VIEs, should be consolidated in a company’s consolidated financial statements. The contractual arrangements entered into between Hongyuan and Hongli are comprised of the following series of agreements:

(1)	a Consulting Services Agreement, through which Hongyuan has the right to advise, consult, manage and operate Hongli and its subsidiaries (“the Operating Companies”), collect, and own all of the respective net profits of the Operating Companies;

(2)	an Operating Agreement, through which Hongyuan has the right to recommend director candidates and appoint the senior executives of the Operating Companies, approve any transactions that may materially affect the assets, liabilities, rights or operations of the Operating Companies, and guarantee the contractual performance by the Operating Companies of any agreements with third parties, in exchange for a pledge by the Operating Companies of their respective accounts receivable and assets;

(3)	a Proxy Agreement, under which the equity holders of the Operating Companies have vested their voting control over the Operating Companies to Hongyuan and will only transfer their equity interests in the Operating Companies to Hongyuan or its designee(s);

(4)	an Option Agreement, under which the equity holders of the Operating Companies have granted Hongyuan the irrevocable right and option to acquire all of its equity interests in the Operating Companies, or, alternatively, all of the assets of the Operating Companies; and

F-45

(5)	an Equity Pledge Agreement, under which the equity holders of the Operating Companies have pledged all of their rights, title and interest in the Operating Companies to Hongyuan to guarantee the Operating Companies’ performance of their respective obligations under the Consulting Services Agreement.

Since Top Favour, Hongyuan and Hongli are under common control, the above corporate structure including the above contractual arrangements have been accounted for as a reorganization of entities and the consolidation of Top Favour, Hongyuan and Hongli has been accounted for at historical cost and prepared on the basis as if the contractual arrangements had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depletion calculations; asset impairments; allowance for doubtful accounts and loans receivable; valuation allowances for deferred income taxes; reserves for contingencies; stock-based compensation and the fair value and accounting treatment for warrants. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates.

Stock-based compensation

The Company records share-based compensation expense based upon the grant date fair value of share-based awards. The value of the award is principally recognized as expense ratably over the requisite service periods. The Company uses the Black-Scholes Merton (“BSM”) option-pricing model, which incorporates various assumptions including volatility, expected life and interest rates to determine fair value. The Company’s expected volatility assumption is based on the historical volatility of Company’s stock. The expected life assumption is primarily based on the simplified method of the terms of the options. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Stock-based compensation expense is recognized based on awards expected to vest. U.S. GAAP require forfeitures to be estimated at the time of grant and revised in subsequent periods, if necessary, when actual forfeitures differ from those estimates. There were no estimated forfeitures as the Company has a short history of issuing options.

Revenue recognition

Coal and coke sales are recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. This generally occurs when coal and coke is loaded onto trains or trucks at one of the Company’s loading facilities or at third party facilities.

Substantially, if not all, of the electricity generated by Hongguang Power is typically used internally by Baofeng Coking. Supply of surplus electricity generated by Hongguang Power to the national power grid is mandated by the local utilities board. The value of the surplus electricity supplied, if it exists, is calculated based on actual kilowatt-hours produced and transmitted and at a fixed rate determined under contract. During the year ended June 30, 2014 and 2013, the Company did not sell surplus electricity to the national power grid.

Coal and coke sales represent the invoiced value of goods, net of a value-added tax (“VAT”), sales discounts and actual returns at the time when product is sold to the customer.

F-46

Foreign currency translation and other comprehensive income

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company, its subsidiaries and VIEs in the PRC is denominated in RMB.

For the subsidiaries and VIEs whose functional currencies are other than the U.S. dollar, all assets and liabilities accounts were translated at the exchange rate on the balance sheet date; shareholders’ equity is translated at the historical rates and items in the statement of operations are translated at the average rate for the period. Items in the cash flow statement are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of equity. The resulting transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations.

The balance sheet amounts, with the exception of equity, at June 30, 2014 and 2013 were translated at RMB 6.16 to $1 and RMB 6.18 to $1, respectively. The average translation rates applied to income and cash flow statement amounts were at RMB 6.14 to $1 and RMB 6.28 to $1 for the years ended June 30, 2014 and 2013, respectively.

Fair value of financial instruments

The Company uses a three-level valuation hierarchy for disclosures of fair value measurement. The carrying amounts reported in the accompanying consolidated balance sheets for receivables, payables and short term loans qualify as financial instruments are a reasonable estimate of fair value because of the short period of time between the origination of such instruments, their expected realization and, if applicable, the stated rate of interest is equivalent to rates currently available. The three levels of valuation hierarchy are defined as follows:

Level 1	Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2

Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3	Inputs to the valuation methodology are unobservable.

The Company determined that the carrying value of its long-term loans approximated their fair value using level 2 inputs by comparing the stated loan interest rate to the rate charged by the Bank of China on similar loans (see Note 13).

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2014:

	Carrying value at June 30, 2014	Fair value measurement at June 30, 2014
		Level 1	Level 2	Level 3
Warrants liability	$16	$-	$16	$-

The following is a reconciliation of the beginning and ending balances of warrants liability measured at fair value on a recurring basis using observable inputs as of June 30, 2014 and June 30, 2013:

	June 30,	June 30,
	2014	2013
Beginning fair value	$21	$716,648
Realized gain recorded in earnings	(5)	(716,627)
Ending fair value	$16	$21

F-47

Because the Company’s warrants are not traded on an active securities market, the Company estimates their fair value using the Cox-Ross-Rubinstein binomial model on June 30, 2014 and June 30, 2013, which was recorded in other payables and accrued liabilities.

	June 30, 2014	June 30, 2013
Number of shares exercisable	3,906,853	3,906,853
Range of exercise price	$6.00-48.00	$6.00-48.00
Stock price	$1.22	$1.39
Expected term (years)	0.60-2.78	1.6-3.78
Risk-free interest rate	0.15-0.91%	0.28-0.95%
Expected volatility	49-61%	39-70%

In addition to assets and liabilities that are recorded at fair value on a recurring basis, the Company is required to record certain financial assets and liabilities at fair value on a non-recurring basis. Generally, assets are recorded at fair value on a non-recurring basis as a result of impairment charges. For the years ended June 30, 2014 and 2013, the Company’s two long term investments are not considered impaired.

The Company did not identify any other assets and liabilities that are required to be presented on the consolidated balance sheets at fair value.

Cash

The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents for cash flow statement purposes. Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the PRC and with banks in Hong Kong and in the United States.

Balances at financial institutions or state owned banks within the PRC are not covered by insurance. Balances at financial institutions in Hong Kong may, from time to time, exceed Hong Kong Deposit Protection Board’s insured limits. As of June 30, 2014 and 2013, the Company had $73,389 and $10,391,195 of cash deposits, including restricted cash, which were not covered by insurance, respectively. The Company has not experienced any losses in such accounts.

Restricted cash

Restricted cash represents amounts set aside by the Company in accordance with the Company’s debt agreements with certain financial institutions in the PRC. These cash amounts are designated for the purpose of paying down the principal amounts owed to the financial institutions, and these amounts are held at the same financial institutions with which the Company has the debt agreements. Due to the short-term nature of the Company’s debt obligations to these banks, the corresponding restricted cash balances have been classified as current in the condensed consolidated balance sheets.

Accounts receivables, trade, net

During the normal course of business, the Company extends unsecured credit not exceeding three months to its customers. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records an allowance when management believes collection of amounts due are at risk. Accounts receivables are considered past due after three months from the date credit was granted. Accounts considered uncollectible after exhaustive efforts to collect are written off. The Company regularly reviews the credit worthiness of its customers and, based on the results of the credit review, determines whether extended payment terms can be granted to or, in some cases, partial prepayment is required from certain customers. As of June 30, 2014 and 2013, $140,158 and $0 allowance for doubtful accounts was provided, respectively.

F-48

Other receivables and deposit

Other receivables include security deposit made for auction of purchasing non-performing assets, interest receivable on loans, advances to employees for general business purposes and other short term non-traded receivables from unrelated parties, primarily as unsecured demand loans, with no stated interest rate or due date. Management regularly reviews aging of receivables and changes in payment trends and records a reserve when management believes collection of amounts due are at risk. Accounts considered uncollectible are written off after exhaustive efforts at collection. As of June 30, 2014 and 2013, $29,396 and $0 allowance for doubtful accounts was provided, respectively.

Loans receivable

Loans receivable represents the amount the Company expects to collect from unrelated parties. The loans either are due on demand or mature within a year, and are either unsecured or secured by the properties of the borrowers or guaranteed by unrelated parties. All loans receivables are subject to interest charges. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

Inventories

Inventories are stated at the lower of cost or market, using the weighted average cost method. Inventories consist of raw materials, supplies, work in process, and finished goods. Raw materials mainly consist of coal (mined and purchased), rail, steel, wood and additives used by the Company. The cost of finished goods includes (1) direct costs of raw materials, (2) direct labor, (3) indirect production costs, such as allocable utilities cost, and (4) indirect labor related to the production activities, such as assembling and packaging. Management compares the cost of inventories with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or market, they are not marked up subsequently based on changes in underlying facts and circumstances. As of June 30, 2014 and 2013, amount to $169,565 and $0 was provided for doubtful inventories impairment.

Advances to suppliers

The Company advances monies or may legally assign its notes receivable-trade (which are guaranteed by banks) to certain suppliers for raw material purchases. Such advances are interest-free and unsecured. Management regularly reviews aging of advances to suppliers and changes in materials receiving trends and records an allowance when management believes collection of materials due are at risk. Advances aged over one year and considered uncollectible are written off after exhaustive efforts at collection. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

Plant and equipment, net

Plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments that extend the useful life are capitalized. When items of plant and equipment are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Mine development costs are capitalized and amortized by the units of production method over estimated total recoverable proven and probable reserves. Depreciation of plant and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Estimated useful life
Building and plant	20 years
Machinery and equipment	10-20 years
Other equipment	1-5 years
Transportation equipment	5-7 years

F-49

Construction-in-progress (“CIP”) includes direct costs of construction for mining tunnel improvements and the Company’s new coking plant. Interest incurred during the period of construction, if material, is capitalized. For the years ended June 30, 2014 and 2013, no interests were capitalized into CIP for construction is halted during the period. All other interest is expensed as incurred. CIP is not depreciated until such time the asset in question is completed and put into service.

Refundable deposit

A deposit was made to Henan Coal Seam Gas and is refundable when its joint venture with Zhonghong commences operations (see Note 12).

Intangible assets

Costs to obtain land use rights are recorded based on the fair value at acquisition and amortized over 36 years, the contractual period of the rights. Intangible assets with finite lives are amortized over their useful lives and reviewed at least annually for impairment.

Mining rights are capitalized at fair value when acquired, including amounts associated with any value beyond proven and probable reserves, and amortized to operations as depletion expense using the units-of-production method over the estimated proven and probable recoverable amounts. The Company’s coal reserves are controlled through its VIEs, which control generally lasts until the recoverable reserves are depleted.

Impairment of long - lived assets

The Company evaluates long-lived tangible and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows, in accordance with the accounting guidance regarding “Disposal of Long-Lived Assets.” Recoverability is measured by comparing an asset’s carrying value to the related projected undiscounted cash flows generated by the long-lived asset or asset group, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. When the carrying value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.

Long-term investment

Investments in equity securities of privately-held companies in which the Company holds less than 20% voting interest and to which the Company does not have the ability to exercise significant influence are accounted for under the cost method.

Entities in which the Company has the ability to exercise significant influence, but does not have a controlling interest, are accounted for under the equity method. Significant influence is generally considered to exist when the Company has between 20% and 50% of ownership interest in the voting share, but other factors, such as representation on the board of directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate.

The Company evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. For investments carried at cost, the Company recognizes impairment in the event that the carrying value of the investment exceeds the Company’s proportionate share of the net book value of the investee. Management believes that no impairment charge was necessary as of June 30, 2014 and 2013.

F-50

Asset retirement cost and obligations

The Company accounts for the asset retirement cost and obligations to retire tangible long-lived assets in accordance with U.S. GAAP, which requires that the Company’s legal obligations associated with the retirement of long-lived assets be recognized at fair value at the time the obligations are incurred. Such obligations are incurred when development commences for underground mines or construction begins for support facilities, refuse areas and slurry ponds. If an entity has a conditional asset retirement obligation, a liability should be recognized when the fair value of the obligations can be reasonably estimated.

The obligation’s fair value is determined using discounted cash flow techniques and is accreted over time to its expected settlement value. Upon initial recognition of a liability, a corresponding amount is capitalized as part of the carrying amount of the related long-lived asset. Amortization of the related asset is calculated on a unit-of-production method by amortizing the total estimated cost over the salable reserves as determined under SEC Industry Guide 7, multiplied by the production during the period.

Asset retirement costs generally include the cost of reclamation (the process of bringing the land back to its natural state after completion of exploration activities) and environmental remediation (the physical activity of taking steps to remediate, or remedy, any environmental damage caused).

In May 2009, the Henan Bureau of Finance and the Bureau of Land and Resource issued regulations requiring mining companies to file an evaluation report regarding the environmental impacts of their mining (the “Evaluation Report”) before December 31, 2010. The relevant authorities would then determine whether to approve the Evaluation Report after performing on-site investigation, and the asset retirement obligation would be determined by the authorities based on the approved filing. Such requirement was extended along with the extension of the provincial mine consolidation schedule, although the specific extension date has not been finalized by the relevant provincial authorities.

The Company did not record any asset retirement obligation as of June 30, 2014 and 2013 because the Company did not have sufficient information to reasonably estimate the fair value of such obligation. The range of time over which the Company may settle the obligation is unknown and cannot be reasonably estimated. In addition, the settlement method for the obligation cannot be reasonably determined. The amount of the obligation to be determined by the relevant authorities is affected by several factors, such as the extent of remediation required in and around the mining area, the methods to be used to remediate the mining site, and any government grants which may or may not be credited to the mining companies.

The Company will recognize the liability in the period in which sufficient information is available to reasonably estimate its fair value.

Income taxes

Deferred income taxes are provided on the asset and liability method for temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes were incurred during the years ended June 30, 2014, and 2013.

F-51

Chinese income taxes

The Company’s subsidiary and VIEs that operate in the PRC are governed by the national and local income tax laws of that country (the “Income Tax Laws”), and are generally subject to a statutory income tax rate of 25% of taxable income, which is based on the net income reported in the statutory financial statements after appropriate tax adjustment.

Value added tax (“VAT”)

Sales revenue represents the invoiced value of goods, net of VAT. All of the Company’s coal and coke are sold in the PRC and subject to a VAT at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing finished products. The Company records VAT payable and VAT receivable net of payments in its consolidated financial statements. The VAT tax return is filed to offset the payables against the receivables.

Warrants liability

A contract is designated as an asset or a liability and is carried at fair value on the Company’s balance sheet, with any changes in fair value recorded in its results of operations. The Company then determines which options, warrants and embedded features require liability accounting and records the fair value as a derivative liability. The changes in the values of these instruments are shown in the accompanying unaudited condensed consolidated statements of income and other comprehensive income as “change in fair value of warrants.”

In connection with the Company’s share exchange transaction in February 2010 with Top Favour, whereby Top Favour became a wholly-owned subsidiary of the Company (the “Share Exchange”), the Company adopted the provisions of an accounting standard regarding instruments that are indexed to an entity’s own stock. This accounting standard specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in equity in the statement of financial position would not be considered a derivative financial instrument. It provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards. As a result of adopting this accounting standard, all warrants issued after the Share Exchange are recorded as a liability because their strike price is denominated in U.S. dollars, while the Company’s functional currency is denominated in RMB.

All warrants issued before the Share Exchange, which were treated as equity pursuant to the derivative treatment exemption prior to the Share Exchange, are also no longer afforded equity treatment for the same reason. Since such warrants are no longer considered indexed to the Company’s own stock, all future changes in their fair value will be recognized currently in earnings until they are exercised or expire.

Noncontrolling interests

As further discussed in Note 21, noncontrolling interests mainly consist of a 40% equity interest of Xingsheng Coal owned by unrelated parties. For the years ended June 30, 2014, and 2013, there was no net income or loss attributable to such noncontrolling interests because Xingsheng Coal was not operational during such periods.

Earnings (loss) per share

The Company reports earnings per share in accordance with the provisions of ASC – 260 “Earnings per Share.” This standard requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. Dilution is computed by applying the treasury stock method. Under this method, option and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby are used to purchase common stock at the average market price during the period.

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Comprehensive income

Accounting standard regarding comprehensive income establishes requirements for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. This accounting standard defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, it also requires all items recognized under current accounting standards as components of comprehensive income to be reported in financial statement that is presented with the same prominence as other financial statements. The Company's only current component of comprehensive income is foreign currency translation adjustments.

Recently issued accounting pronouncements

In July 2013, the FASB issued Accounting Standards Update 2013-11, “Income Taxes (Topic 740)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). The objective of ASU 2013-11 is to eliminate diversity in practice of presenting unrecognized tax benefits as a liability or presenting unrecognized tax benefits as a reduction of a deferred tax asset for a net operating loss or tax credit carryforward in certain circumstances by requiring that an unrecognized tax benefit be presented in the financial statements as a reduction to deferred tax assets excluding certain exceptions. ASU 2013-11 will be effective prospectively for the Company in its first quarter of 2014. The Company does not expect ASU 2013-11 to have a material effect on its financial statements.

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard that raises the threshold for disposals to qualify as discontinued operations and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The standard revised the definition of a discontinued operation to cover only asset disposals that are considered to be a strategic shift with a major impact on an entity's operations and finances, such as the disposal of a major geographic area or a significant line of business. Application of the standard, which is to be applied prospectively, is required for fiscal years beginning on or after December 15, 2014, and for interim periods within that year. The Company currently plans to adopt the standard in January 2015.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-9, “Revenue from Contracts with Customers” (“ASU 2014-9”). ASU 2014-9 provides for a single comprehensive principles-based standard for the recognition of revenue across all industries through the application of the following five-step process:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The updated guidance related to revenue recognition which affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for us starting on January 1, 2017. We are currently evaluating the impact this guidance will have on our combined financial position, results of operations and cash flows.

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Note 3 – Concentration risk

For the year ended June 30, 2014, 53.8% of the Company’s total revenues were from two major customers who individually accounted for 32.6% and 21.2% of total revenues, respectively. For the year ended June 30, 2013, 75.8% of the Company’s total revenues were from four major customers who individually accounted for 24.7%, 20.7%, 15.7% and 14.7% of total revenues, respectively. Accounts receivables of two customers were 34.8% and 24.1% of the total accounts receivable balance at June 30, 2014, respectively. Accounts receivable of four customers were 41.5%, 25.2%, 2.4% and 2.3% of the total accounts receivable balance at June 30, 2013, respectively.

For the year ended June 30, 2014, three major suppliers provided 48.6% of total raw material purchases, with each supplier individually accounting for 24.6%, 12.8% and 11.2% of total raw material purchases, respectively. For the year ended June 30, 2013, three major suppliers provided 37.3% of the Company’s total raw material purchases, with each supplier individually accounting for 14.1%, 12.5% and 10.7% of total purchases, respectively. Accounts payable of three suppliers were 58.5%, 8.1% and -21.0% of total accounts payable balance at June 30, 2014. The Company held no accounts payable from its major suppliers as of June 30, 2013.

Note 4 – Other receivables and deposits

Other receivables and deposits consisted of the following:

	June 30, 2014	June 30, 2013
Security deposit for auction	$4,873,928	$3,236,000
Receivables from an unrelated company	29,396	103,554
Advances to employees	6,447	18,843
Interest receivable	906,857	974,290
Miscellaneous	-	1,683
	5,816,628	4,334,370
Less: allowance for doubtful accounts	(29,396)	-
	$5,787,232	$4,334,370

Security deposit for auction

On January 26, 2013, Hongli entered into an agreement with Pingdingshan Rural Credit Cooperative Union (“PRCCU”) to pay $3,236,000 (RMB 20 million) as a security deposit to bid at an auction for some non-performing assets, including certain mining rights subject to the ongoing mine consolidation program, valued collectively at $19.5 million (RMB 120 million). Should Hongli win the auction, the deposit would be applied against Hongli’s bid price for the assets. Otherwise, PRCCU would refund the deposit back to Hongli before September 30, 2013. On September 18, 2013, the parties entered into a supplemental agreement to postpone the auction date and to extend the deposit refund date to December 31, 2013.

On September 26, 2013, the parties entered into another agreement for Hongli to pay $1,637,000 (RMB 10 million) as additional security deposit. Should Hongli win the auction, this additional deposit would also be applied against Hongli’s bid price for the assets. Otherwise, PRCCU would refund the deposit back to Hongli before December 31, 2013. On December 30, 2013, the parties entered into a supplemental agreement to postpone the auction date and to extend the deposit refund date to December 31, 2014.

Note 5 – Loans receivable

On June 8, 2011, Capital Paradise Limited (“CPL”) or previously known as Ziben Tiantang Co., Ltd,, an unrelated party, borrowed $10,044,200 from Top Favour in an unsecured loan at an annual interest rate of 9.45%, with interest due every six months. The loan matured on June 7, 2012. On June 8, 2012, Top Favour and CPL entered into a supplemental agreement to extend the maturity date to December 7, 2012, and to decrease the interest rate to 7% annually. On December 8, 2012, both parties entered into another supplemental agreement to extend the maturity date to June 8, 2013, with 7% annual interest rate. On June 8, 2013 both parties entered into another supplemental agreement to extend the maturity date to December 7, 2013, with 7% annual interest rate. On January 27, 2014, both parties agreed on a repayment schedule whereby CPL will repay 50% of the outstanding principal and accrued interest thereon before June 30, 2014, and the balance and accrued interest thereon before December 31, 2014. As of the date of this report, CPL had not repaid 50% of the outstanding principal and accrued interest yet. The Company is under the negotiation with CPL for loan receivable collection.

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In August and September 2012, Top Favour loaned an additional $350,000 to CPL. This loan is unsecured and has an annual interest rate of 7%, and is due on August 11, 2013. On August 2, 2013, the Company and CPL entered into a supplemental agreement to extend the remaining balance due to December 31, 2013. CPL repaid $100,000 through June 30, 2013.

On February 20, 2012, the Company loaned $951,000 (RMB 6 million) to Pingdingshan Hongfeng Coal Wash Co., Ltd. (“Hongfeng”), an unrelated party. This loan was due on August 20, 2012, was unsecured, and had an annual interest rate of 3.5%. The loan principal was settled in full on August 9, 2012 by notes from Hongfeng guaranteed by its bank, which notes were legally assigned to a Company supplier for purchases during the quarter ended December 31, 2012.

On February 7, 2013, Hongli entered into an agreement to loan $9,564,000 (RMB 60 million) to Hongxin Industrial Co., Ltd. (“Hongxin”), an unrelated party. Per the agreement, Hongli obtained a short-term bank loan from Shanghai Pudong Development Bank (see Note 14) on behalf of Hongxin, and Hongxin was responsible for repayment of principal and interest of the note. The loan is due on February 6, 2014, and is unsecured, and has an annual interest rate of 6.6%. Hongxin fully repaid the loan on April 8, 2013 by issuing notes guaranteed by its bank to Hongli. Such notes were repaid on October 2, 2013.

CPL repaid $2,012,163 in principal through June 30, 2014, with up to $906,857 of interest receivables outstanding as of June 30, 2014.

For the years ended June 30, 2014 and 2013, interest income from loans receivable amounted to $563,319 and $783,938, respectively.

Note 6 – Inventories

Inventories consisted of the following:

	June 30, 2014	June 30, 2013
Raw materials	$139,162	$158,908
Work in process	129,726	306,678
Supplies	44,800	52,986
Finished goods	7,275,698	2,500,337
Total	7,589,386	3,018,909
Less: allowance for doubtful impairment	(169,565)	-
Total inventories, net	$7,419,821	$3,018,909

Note 7 – Advances to suppliers

Most of the Company’s vendors require an advance to ensure timely delivery and favorable pricing.

Advances to suppliers amounted to $8,700,022 and $8,791,837 as of June 30, 2014 and 2013, respectively. For the years ended June 30, 2014 and 2013, the Company did not write off any uncollectible advances to suppliers.

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Note 8 – Plant and equipment, net

Plant and equipment consisted of the following:

	June 30, 2014	June 30, 2013
Buildings and improvements	$11,111,956	$11,066,523
Mine development cost	11,739,719	11,691,720
Machinery and equipment	7,508,807	7,478,106
Other equipment	410,332	446,775
Total	30,770,814	30,683,124
Less accumulated depreciation	(16,344,495)	(15,413,358)
Total plant and equipment, net	$14,426,319	$15,269,766

Depreciation expense amounted to $908,232, and $1,270,847 for the years ended June 30, 2014, and 2013, respectively. No depreciation expense was incurred for mining-related assets due to the shutdown of all coal mine operations since September 2011.

Note 9 – Construction in progress (“CIP”)

CIP at June 30, 2014 and 2013 amounted to $40,389,961 and $40,224,821, respectively, and relates to the new coking plant still under construction. The plant, with an estimated construction cost of approximately $93.98 million or RMB 578 million originally, requires an additional $23 million or RMB 144 million to complete.

Project	Invested cost as of June 30, 2014	Estimated cost to complete	Estimated total cost
New coking plant	$70,566,683	$23,411,352	$93,978,035

Due to a lack of funding, the Company has placed construction on hold until additional funding is secured. As such, management is unable to estimate the completion date for CIP. No depreciation is provided for CIP until such time the asset in question is completed and placed into service.

Note 10 – Prepayments

Prepayments consisted of the following:

	June 30, 2014	June 30, 2013
Land use rights	$11,395,633	$11,349,040
Construction	50,419,999	50,213,850
Total	$61,815,632	$61,562,890

Prepayments for land use rights

Prepayments for land use rights are advances made in connection with acquiring land use rights to expand the site of the Company’s new coking plant that is still under construction. The transaction is organized and guaranteed by the Bureau of Land and Resources of Baofeng County, and payments made to the former occupants of the land underlying the land use rights are not subject to refund if the transaction cannot be completed for any reason. As of June 30, 2014 and 2013, such prepayments amounted to $11,395,633 and $11,349,040, respectively. The Company is in the process of registering the land use right certificates with the relevant authorities and expects to complete such registrations at an estimated total cost of $11,868,014 (RMB 73,050,000), concurrently with completing the construction of the new plant.

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Prepayments for construction

Prepayments for construction consisted of the following:

	June 30, 2014	June 30, 2013
Baofeng new coking plant (1)	$20,559,069	$20,475,010
Hongchang new mining tunnels (2) (6)	1,299,714	1,294,400
Hongchang safety instruments (3) (6)	3,249,285	3,236,000
Xingsheng safety instruments (4) (6)	14,150,636	14,092,780
Hongchang mine consolidation (5) (6)	11,161,295	11,115,660
Total	$50,419,999	$50,213,850

(1)	At June 30, 2014, the Company made prepayments of approximately $20.6 million (RMB 126.5 million) toward construction of its new coking plant.

(2)	The Company made prepayments of approximately $1.29 million (RMB 8 million) during the year ended June 30, 2010 for constructing new mining tunnels at Hongchang coal mine.

(3)	The Company made prepayments of approximately $3.24 million (RMB 20 million) during May 2012 for upgrading the safety equipment at Hongchang coal mine.

(4)	The Company made prepayments of approximately $14.1 million (RMB 87.1 million) in August and September 2012 for upgrading the safety equipment at Xingsheng coal mine.

(5)	The Company made prepayments of approximately $11.1 million (RMB 68.7 million) during August and September 2012 for consolidating Hongchang, Shunli and Shuangrui coal mines.

(6)	As of June 30, 2014, these projects have not commenced yet, but the Company expects to do so after approval from the relevant authorities. As of the date of this report, the Company had not received the approval and the Company is expecting to obtain the approval before the end of 2015.

Note 11 – Intangible assets

Intangible assets consisted of the following:

	June 30, 2014	June 30, 2013
Land use rights	$2,546,968	$2,536,555
Mining rights	44,098,046	43,917,745
Total intangible assets	46,645,014	46,454,300
Accumulated amortization – land use rights	(742,866)	(669,369)
Accumulated depletion – mining rights	(13,596,451)	(13,540,860)
Total intangible assets, net	$32,305,697	$32,244,071

Amortization expense for the years ended June 30, 2014 and 2013 amounted to $70,913, and $69,371, respectively. No depletion was incurred due to the shutdown of all coal mine operations since September 2011. Depletion expense will be charged to cost of revenue in the period incurred using the unit-of-production method.

Amortization expense of the land use rights for the next five years and thereafter is as follows:

Year ending June 30,	Amortization expense
2015	$70,913
2016	70,913
2017	70,913
2018	70,913
2019	70,913
Thereafter	1,4449,537
Total	$1,804,102

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Note 12 – Long-term investments and refundable deposit

Long-term investments consisted of investments accounted for using the cost and equity methods.

In February 2011, the Company invested approximately $1.3 million (RMB 8 million) in Pingdingshan Xinhua District Rural Cooperative Bank (“Cooperative Bank”). This investment represents 2.86% interest in Cooperative Bank, and is accounted for under the cost method. No investment income was received and recognized during the year ended June 30, 2014. During the year ended June 30, 2013, the Company received $191,160 of dividend from such investment which had been recognized as part of other incomes in the consolidated income statement

In April 2011, Hongyuan CSG was established by Zhonghong (49%) and Henan Coal Seam Gas (51%) as a joint venture. The total registered capital of Hongyuan CSG is approximately $16.18 million (RMB 100 million). As of June 30, 2012, approximately $3.24 million (RMB 20 million) was funded, of which $1.6 million (RMB 9.8 million) was paid by Zhonghong. The remaining registered capital was due on April 20, 2013, of which approximately $6.3 million (RMB 39.2 million) will be paid by Zhonghong. Zhonghong’s investment in Hongyuan CSG is accounted for under the equity method since Zhonghong has significant influence but not control. As of the date of this report, Zhonghong has not contributed the remaining registered capital as Hongyuan CSG has remained inactive. Zhonghong and Henan Coal Seam Gas are in the process of negotiating with the appropriate PRC authorities to extend the due date for the outstanding registered capital.

For the years ended June 30, 2014 and 2013, there was no equity investment income or loss.

Note 13 – Loans

Short-term loan

In 2010, Hongyuan entered a one-year loan agreement with Shanghai Pudong Development bank (“SPDB”) to borrow $4,950,400 (RMB 32 million) with a per annum interest rate of 6.435%. The collateral for this bank loan was pledged by Top Favour through a bank deposit with SPDB of $6 million with an annual interest rate of 1.3%, which is classified as restricted cash and the loan was also guaranteed by the Company’s CEO. The loan was paid off on September 14, 2011, and Hongyuan renewed the loan for another year with SPDB to borrow $5,033,600 (RMB 32 million) with per annum interest rate of 6.71%. On March 15, 2012, the loan was paid off and Hongyuan entered into a new loan agreement and borrowed $5,706,000 (RMB 36 million) for one year with a per annum interest rate of 7.22%. On March 15, 2013, Hongyuan entered an agreement to extend the loan to June 13, 2013, with an annual interest rate of 6.765%. The collateral for this bank loan was pledged by Top Favour through a bank deposit with SPDB of $6.5 million with an annual interest rate of 1.3%. The new loan is guaranteed by the Company’s CEO. On June 8, 2013, the loan was fully repaid. As of June 30, 2013 and 2012, the balance of shortterm loan amounted to $0 and $5,702,400, respectively.

On February 7, 2013, Hongli entered into a one-year factoring loan agreement with SPDB to borrow $9,564,000 (RMB 60 million) with an annual interest rate of 6.6%. Hongli used its account receivables from Hongxin as collateral for the loan. Per the agreement, Hongli has the right to repurchase the pledged account receivables when the loan matures. Hongli then entered into an agreement to lend the money to Hongxin on terms identical to the factoring loan agreement (see Note 4). On April 8, 2013, Hongxin repaid the money by issuing notes guaranteed by its bank to Hongli. On April 30, 2013, Hongli fully repaid the loan.

On September 30, 2013, Baofeng entered a short-term non-interest bearing loan agreement with an unrelated individual to borrow $163,700 (RMB 1 million). The loan was fully repaid on October 14, 2013.

Loans from Bairui Trust

On April 2, 2011, Hongli entered into a loan agreement with Bairui Trust pursuant to which Bairui Trust agreed to loan Hongli approximately $58.2 million (RMB 360 million) with annual interest of 6.3%, of which approximately $29.1 million (RMB 180 million) would be due on April 2, 2013, and approximately $29.1 million (RMB 180 million) on April 2, 2014. The loan was issued on April 3, 2011 and is guaranteed by Hongyuan and the Company’s CEO.

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On November 30, 2011, the parties entered into a supplemental agreement pursuant to which approximately $4.9 million (RMB 30 million) with annual interest of 6.3% became due on October 2, 2012, approximately $16.2 million (RMB 100 million) with annual interest of 6.3%, became due on April 2, 2013, approximately $8.1 million (RMB 50 million) with annual interest of 6.3% became due on October 2, 2013, and approximately $29.1 million (RMB 180 million) with annual interest of 6.3% became due on April 2, 2014.

For the payment due October 2, 2012, the parties entered into a separate agreement on October 8, 2012 to extend the due date to April 2, 2013 with an annual interest rate of 8.7% starting October 3, 2012. Such payment was paid in full on December 25, 2012.

For the payment due April 2, 2013, the Company paid $3.2 million (RMB 20 million) on April 3, 2013, and entered into a separate agreement with Bairui Trust on April 23, 2013 to extend the due date for the remaining $13.0 million (RMB 80 million) as follows: (a) $3.2 million (RMB 20 million) was extended to December 2, 2013 with an annual interest rate of 6.3% starting April 23, 2013; (b) $4.9 million (RMB 30 million) was extended to January 2, 2014 with an annual interest rate of 6.3% starting April 23, 2013; and (c) $4.9 million (RMB 30 million) was extended to February 2, 2014 with an annual interest rate of 6.3% starting April 23, 2013. For the period between April 3, 2013 and April 23, 2013, Bairui Trust charged 9.45% annual interest rate on the entire $13.0 million outstanding.

On October 1, 2013, the parties executed an extension agreement, for the remaining balance of approximately $50.7 million (RMB 310 million) with 9.9% annual interest rate as follow:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$8,185,000	¥50,000,000	October 2, 2016	October 3, 2013 – October 2, 2016
3,274,000	20,000,000	December 2, 2016	December 3, 2013 – December 2, 2016
4,911,000	30,000,000	January 2, 2017	January 3, 2014 – January 2, 2017
4,911,000	30,000,000	February 2, 2017	February 3, 2014 – February 2, 2017
29,466,000	180,000,000	April 2, 2017	April 3, 2014 – April 2, 2017
$50,747,000	¥310,000,000

On April 2, 2014, the Company entered into another supplement agreement with Bairui Trust which replaced the extension agreement dated October 1, 2013, and repaid the principal $325,680 (RMB 2,000,000). Per the supplement agreement, loans from Bairui Trust were changed as follows:

Loan Amount (in USD)	Loan Amount (in RMB)	Extended Loan Repayment Date	New Interest Rate Period
$2,924,357	¥18,000,000	April 2, 2015	December 3, 2013 – April 2, 2015
4,873,928	30,000,000	April 2, 2015	January 3, 2014 – April 2, 2015
4,873,928	30,000,000	April 2, 2015	February 3, 2014 – April 2, 2015
8,123,213	50,000,000	January 2, 2015	October 3, 2013 – January 2, 2015
29,243,565	180,000,000	October 2, 2015	April 3, 2014 – October 2, 2015
$50,038,991	¥308,000,000

According to the new supplement agreement dated April 2, 2014, the annual interest rate was changed from 9.9% to 11.88% and, for the period between December 3, 2013 and April 2, 2014, Bairui Trust charged the Company an additional 7.2% annual interest rate on $12.9 million (RMB 80 million) of the outstanding $50.3 million (RMB 310 million) loan principal.

Weighted average interest rate was 8.88% and 7.01% for the years ended June 30, 2014 and 2013, respectively. Total interest expense on short-term and long-term loans for years end June 30, 2014 and 2013 amounted to $4,477,049 and $3,875,029, respectively. No interest was capitalized into CIP.

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Note 14 – Notes payable

Notes payable represents lines of credit extended by Shanghai Pudong Development Bank (“SPDB”). When purchasing raw materials, the Company often issues short term notes payable to vendors, which are funded with draws on such lines of credit. Such notes are guaranteed by the banks for their complete face values through a letter of credit, and mature within three to six months of issuance. SPDB requires the Company to deposit 100% of the notes payable balance as a guarantee deposit, which was classified on the balance sheet as restricted cash. In addition, the Company’s CEO and Hongli guarantee each note. SPDB charges a processing fee based on 0.05% of the face value of each note.

Pursuant to an agreement dated March 19, 2012, SPDB agreed to grant the Company a line of credit of $1,618,000 (RMB 10 million) maturing on September 21, 2012, to purchase raw coal. The notes payable under this arrangement were satisfied on September 22, 2012.

On April 25, 2012, the Company entered into another note payable agreement with SPDB. Pursuant to the agreement, SPDB agreed to grant the Company a line of credit of $3,236,000 (RMB 20 million) maturing on October 25, 2012, to purchase raw coal. The notes payable under this arrangement were satisfied on October 25, 2012.

On February 19, 2013, the Company entered into another note payable agreement with SPDB. Pursuant to the agreement, SPDB agreed to grant the Company a line of credit of $4,854,000 (RMB 30 million) maturing on August 19, 2013, to purchase raw coal. The notes under this arrangement were satisfied on August 19, 2013.

On February 21, 2013, the Company entered into another note payable agreement with SPDB. Pursuant to the agreement, SPDB agreed to grant the Company a line of credit of $4,854,000 (RMB 30 million) maturing on August 21, 2013, to purchase raw coal. The notes under this arrangement were satisfied on August 21, 2013.

Note 15 – Other payables and accrued liabilities

Other payables mainly consisted of accrued salaries, interest payable, utilities, professional services and other general and administrative expenses.

Other payables and accrued liabilities consisted of the following:

	June 30, 2014	June 30, 2013
Other payable	$264,522	$681,381
Interest payable	2,017,946	1,038,156
Accrued liabilities (1) (2)	177,645	509,804
Total	$2,460,113	$2,229,341

(1)	As of June 30, 2014 and 2013, $0 and $280,000 of salary payable included in accrued liabilities was payable to the Company’s CEO.
(2)	As of June 30, 2014 and 2013, $60,000 and $51,890 of salary payable included in accrued liabilities was payable to the Company’s current and former CFOs, respectively.

On July 2, 2014, Mr. Jianhua Lv, the CEO of the Company, had repaid the interest payable of $2,017,946 to Bairui Trust on behalf of the Company.

Note 16 – Related party payables

Other payables-related parties represent advances from the Company’s CEO. Advances from the CEO amounted to $526,699 and $140,465 at June 30, 2014 and 2013, respectively. Such advances are interest free, due on demand and will be settled in cash. During the years of June 30, 2014 and 2013, the Company had received (repaid) advances from (to) its related party of $385,000 and ($22,201), respectively.

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Note 17 – Acquisition payables

On August 10, 2010, Hongli acquired 60% of the equity interest of Shuangrui Coal (see Note 21). During the year ended June 30, 2012, Hongli agreed to acquire the remaining 40%. The title thereof was transferred to Hongli, and Hongli had full control of Shuangrui Coal at June 30, 2012. The purchase price thereof was tentatively set at approximately $4,530,400 (RMB 28 million), subject to certain price adjustments to be finalized at closing. The balance is due on demand. As of June 30, 2014 and 2013, acquisition payable was $4,711,463 and $4,692,200, respectively, which represented the accrued purchase price for the remaining 40% of Shuangrui Coal.

Note 18 – Taxes

Income tax

SinoCoking is subject to the United States federal income tax provisions. Top Favour is a tax-exempt company incorporated in the British Virgin Islands.

All of the Company’s businesses are conducted by its PRC subsidiary and VIEs, namely Hongyuan, Hongli, Baofeng Coking, Hongchang Coal, Shunli Coal, Xingsheng Coal, Shuangrui Coal, Hongguang Power and Zhonghong. All of them excepting Hongchang Coal are subject to 25% enterprise income tax rate in China. Hongchang Coal has not been required to pay income tax since its operations were halted in September 2011.

The provision for income taxes consisted of the following:

	For the year ended June 30,
	2014	2013
U.S. current income tax expense	$-	$-
BVI current income tax expense	-	-
PRC current income tax expense	1,851,482	1,661,388
Total	$1,851,482	$1,661,388

The following table reconciles the statutory rates to the Company’s effective tax rate for the years ended June 30, 2014 and 2013:

	For the year ended June 30,
	2014	2013
U.S. Statutory rate	34.0%	34.0%
Foreign income not recognized in U.S.A	(34.0)%	(34.0)%
BVI income tax	0.0%	0.0%
PRC income tax	25.0%	25.0%
China income tax exemption	0.0%	0.0%
Other item (1)	40.1%	36.3%
Effective rate	65.1%	61.3%

(1)	The 40.1% for the year ended June 30, 2014 was mainly due to the Chinese entities, excluding Baofeng and Zhonghong which had losses before income taxes. The 36.3% for the year ended June 30, 2013 was mainly due to the Chinese entities, excluding Baofeng and Zhonghong which had losses before income taxes. Per Chinese tax regulations, net operating losses can be carried forward to offset operating income for the next five years. In addition, some of the expenses are not deductible for PRC income tax purpose. Deferred tax assets should be fully realized. Management evaluated the future operating forecast and noted that the Chinese entities, excluding Baofeng, would have losses in the next few years; and therefore, the management provided a 100% valuation allowance for the deferred tax assets.

F-61

SinoCoking has incurred a net operating loss for income tax purposes for 2014. As of June 30, 2014, the estimated net operating loss carry forwards for U.S. income tax purposes was approximately $3,063,000, which may be available to reduce future years taxable income. The net operating loss carry forward will expire through 2034 if not utilized. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to the Company’s limited operating history and continuing losses for U.S. income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at June 30, 2014 and June 30, 2013, respectively. Management reviews this valuation allowance periodically and makes adjustments as necessary.

The following table reconciles the valuation allowance for the year ended June 30, 2014 and 2013, which consisted of the following:

	For the year ended June 30,
	2014	2013
Beginning balance	$715,000	$620,000
Additions	327,000	95,000
Ending balance	$1,042,000	$715,000

Value added tax

The Company incurred VAT on sales and VAT on purchases in the PRC as follows:

	For the year ended June 30,
	2014	2013
VAT on sales	$17,645,446	$13,576,057
VAT on purchases	$16,334,576	$11,831,245

Sales and purchases are recorded net of VAT collected and paid, as the Company acts as an agent for the PRC government.

Taxes payable

Taxes payable consisted of the followings:

	June 30, 2014	June 30, 2013
VAT payable (deductible VAT)	$(47,378)	$404,427
Income tax	643,498	528,242
Others	169,301	200,781
Total	$765,421	$1,133,450

Note 19 – Capital transactions

Under the 2002 Stock Option Plan for Directors, options exercisable for 1,666 shares of the Company’s common stock at $36.00 per share were granted on October 11, 2002, and expired on October 15, 2012. Options exercisable for 3,126 shares of the Company’s common stock at $96.00 per share were granted on November 16, 2004, and will expire on November 16, 2014.

Under the 1999 Stock Option Plan, options exercisable for 6,059 shares of the Company’s common stock at $96.00 per share were granted on November 14, 2004, and will expire on November 14, 2014. Such options were fully vested before the Share Exchange on February 5, 2010. No additional options have been granted.

F-62

Options outstanding and exercisable at June 30, 2014 are as follows:

Outstanding options			Exercisable options
Number	Average remaining	Average	Number	Average remaining	Average
of options	contract life	exercise price	of options	contractual life	exercise price
9,185	0.38 years	$96.00	9,185	0.38 years	$96.00

The following is a summary of changes in options activities:

Options
Outstanding, June 30, 2012	10,851
Granted	-
Forfeited	1,666
Exercised	-
Outstanding, June 30, 2013	9,185
Granted	-
Forfeited	-
Exercised	-
Outstanding, June 30, 2014	9,185

Warrants

The Company follows the provisions of U.S. GAAP regarding financial instruments that are indexed to an entity’s own stock. This accounting standard specifies that a contract that would otherwise meet the definition of a derivative financial instrument but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position, would not be considered derivative. It provides a two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception within the standards.

As a result, the Company’s warrants are not afforded equity treatment because their strike price is denominated in U.S. dollar, a currency other than the Company’s functional currency RMB, and are therefore not considered indexed to the Company’s own stock. As such, all changes in the fair value of such warrants are recognized currently in earnings until such time they are exercised or expire.

As of June 30, 2014 and 2013, warrants that were exercisable for 3,906,853 shares of the Company’s common stock were recorded as derivative instruments. The value of warrant liabilities was $16 and $21 at June 30, 2014 and 2013, respectively. The decrease in fair value of warrants was $5 and $716,627 for years ended June 30, 2014 and 2013, respectively, and was recorded as gain on change in fair value of warrants.

The following is a summary of changes in warrant activities:

	Existing warrants at $48.00 (1)	Investor warrants at $12.00 (2)	Callable warrants at $12.00 (3)(6)	Callable warrants at $6.00 (4)(6)	Callable warrants at $15.00 (5)(6)	Total

Outstanding, June 30, 2012	36,973	590,446	3,199,190	30,244	50,000	3,906,853
Granted	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Outstanding, June 30, 2013	36,973	590,446	3,199,190	30,244	50,000	3,906,853
Granted	-	-	-	-	-	-
Forfeited	-	-	-	-	-	-
Exercised	-	-	-	-	-	-
Outstanding, June 30, 2014	36,973	590,446	3,199,190	30,244	50,000	3,906,853

F-63

(1)	The warrants underlying 36,973 shares are exercisable at any time until April 9, 2017, with remaining contractual term of 2.78 years as of June 30, 2014.

(2)	The warrants underlying 590,446 shares are exercisable at any time until February 5, 2015, with remaining contractual term of 0.60 years as of June 30, 2014.

(3)	The warrants underlying 3,082,027 shares and 117,163 shares are exercisable at any time until March 11, 2015 and March 18, 2015, respectively, with remaining contractual term of 0.70 and 0.72 years as of June 30, 2014, respectively.

(4)	The warrants underlying 30,244 shares are exercisable until March 11, 2015, with remaining contractual term of 0.70 years as of June 30, 2014.

(5)	The warrants underlying 50,000 shares are exercisable until July 1, 2015, with remaining contractual terms of 1.00 years as of June 30, 2014.

(6)	The callable warrants are exercisable for a period of five years from the date of issuance, and are callable at the Company’s election six months after the date of issuance if the Company’s common stock trades at a price equal to at least 150% of the exercise price with an average trading volume of at least 150,000 shares of common stock (as adjusted for any stock splits, stock dividends, combination and the like) per trading date for at least 10 consecutive trading days, and the underlying shares of common stock are registered.

Note 20 – Earnings per share

The following is a reconciliation of the basic and diluted earnings (loss) per share computation:

	For year ended June 30,
	2014	2013
Net income for earnings per share	$990,582	$1,047,693
Weight average shares used in basic and diluted computation	21,121,372	21,121,372
Earnings per share – basic and diluted	$0.05	$0.05

The Company had warrants and options exercisable for 3,916,038 shares of common stock in the aggregate at June 30, 2014 and 2013, respectively. For the years ended June 30, 2014 and 2013, all outstanding options and warrants were excluded from the diluted earnings per share calculation since they were anti-dilutive.

Note 21- Coal mine acquisitions

On May 20, 2011, the Company acquired 60% of the equity interests of Shuangrui Coal and Xingsheng Coal, and 100% of the equity interests of Shunli Coal.

In August and September 2011, the Company entered into supplemental agreements with the sellers of these three companies (collectively the “Supplement Agreements”) to memorialize certain agreed terms that were not reflected in the original purchase agreements. Specifically, all assets and liabilities of each company on or before the closing of the Company’s acquisition, other than such company’s mining rights, would be disposed of and assumed by the sellers as soon as practicable. At June 30, 2011, the Company’s acquisition of these three companies included only their mining rights, as all other assets and liabilities were being disposed of by the sellers, and none of the three companies was operational. Therefore, the operating results of these three companies (other than with respect to their mining rights) from May 20, 2011 through June 30, 2014, which were mainly from disposing assets and liabilities (other than their mining rights), are not included in the accompanying consolidated financial statements.

F-64

Although the Company has acquired the equity interests of these three entities, the parties’ intention, as memorialized in the Supplemental Agreements, is for the Company to acquire only their mining rights while all other assets and liabilities remain with the sellers. Thus, the respective purchase prices have been allocated solely to the mining rights.

Acquisition of Shuangrui Coal

On August 10, 2010, Hongli entered into an equity purchase agreement to acquire 60% of Shuangrui Coal, which operates Shuangrui coal mine, for a consideration of approximately $6.8 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongli, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Shuangrui Coal at the time of Hongli’s acquisition, other than its mining rights, are to be disposed of and/or assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 60% ownership of Shuangrui’s mining rights. As of June 30, 2014, approximately $6.6 million (RMB 41 million) was paid. During the year ended June 30, 2012, Hongli acquired the remaining 40% and then transferred 100% of its ownership to Hongchang. As a result, the Company accrued $4,463,200 (RMB 28 million) payable to Shuangrui Coal’s sellers (see Note 17).

Acquisition of Xingsheng Coal

On August 10, 2010, Hongli entered into an equity purchase agreement to acquire 60% of Xingsheng Coal, which operates the Xingsheng Mine, for a consideration of approximately $6.8 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongli, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Xingsheng Coal at the time of Hongli’s acquisition, other than its mining rights, are to be disposed of and/or assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 60% ownership of Xingsheng’s mining rights. The purchase price was paid in full in June 2011.

Acquisition of Shunli Coal

On May 19, 2011, Hongchang Coal entered into an equity purchase agreement to acquire 100% of Shunli Coal, which operates the Shunli Mine, for a consideration of approximately $6.8 million (RMB 42 million), payable in cash. Transfer of such equity interests to Hongchang, and registration of such transfer with the appropriate PRC authorities, were completed on May 20, 2011. As memorialized in the Supplement Agreement with the sellers, all assets and liabilities of Shunli Coal at the time of Hongli’s acquisition, other than its mining rights, were to be disposed of and/or are assumed by the sellers. As such, Hongli’s acquisition consideration is equivalent to the purchase price for 100% ownership of Shunli’s mining rights. The purchase price was paid in full in June 2011. On July 2, 3012, Shunli Coal and Hongchang Coal entered into an agreement to transfer all of Shunli Coal’s mining rights to Hongchang Coal, in connection with the Company’s plans to consolidate mining areas under Hongchang Coal for future production. On July 4, 2012, Shunli Coal was dissolved.

Since the initial accounting for these acquisitions were for the mining rights only, the entire purchase price was allocated to the mining rights. The mining rights acquired are not being amortized because the businesses have not commenced any operations since their acquisitions.

Note 22 – Commitments and contingencies

Lease agreement

Zhonghong leased an office place in Zhengzhou from February 25, 2011 to August 24, 2013, with monthly lease payments of $5,999 (RMB 37,075). The lease has become month-to-month commencing August 25, 2013.

F-65

For the years ended June 30, 2014, and 2013, lease expenses were $10,798 and $119,446, respectively.

On April 12, 2013, the Company signed a lease agreement with Pingdingshan Hongfeng Coal Processing and Coking, Ltd., (“Hongfeng Coal”). Per the agreement, the Company may utilize Hongfeng Coal’s coke production facility, which has an annual capacity of 200,000 metric tons, for a period of one year. In exchange, the Company agreed to pay Hongfeng Coal $9.60 (RMB 60) per metric ton of coke produced from the leased facility. On April 8, 2014, the Company renewed the agreement for another year.

Purchase commitment

The Company entered into several contracts with contractors and suppliers for the following projects:

	Aggregate contract amount	Payments made	Purchase commitment
Baofeng new coking plant	$64,302,188	$57,054,140	$7,248,048
Hongchang new mining tunnels	1,515,792	1,299,714	216,078
Hongchang safety instruments	7,011,957	3,249,285	3,762,672
Xingsheng safety instruments	19,679,296	14,150,637	5,528,659
Hongchang mine consolidation	32,900,637	11,161,295	21,739,342
Total	$125,409,870	$86,915,071	$38,494,799

Note 23 – Statutory reserves

Applicable PRC laws and regulations require that before a foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. The statutory reserves include the statutory surplus reserve fund and the enterprise expansion fund.

Each of the Company’s subsidiary and VIEs in the PRC is required to transfer 10% of its net income, as determined in accordance with the PRC Company Law, to a statutory surplus reserve fund until such reserve balance reaches 50% of each such entity’s registered capital. The transfer must be made before distribution of any dividends to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholdings or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

The enterprise fund may be used to acquire plant and equipment or to increase the working capital to expend on production and operation of the business. No minimum contribution is required

As of June 30, 2014, the statutory surplus reserves of Hongchang Coal and Hongli had reached 50% of each entity’s registered capital. Hongguang Power, Shuangrui Coal, Xingsheng Coal and Shunli Coal did not make any contribution to the statutory reserve due to their respective operating loss. Zhonghong and Hongrun did not make any contribution as neither entity had operations.

Hongchang Coal is required by the PRC government to reserve safety and maintenance expense to the cost of production based on the actual quantity of coal exploited. The amount of reserves is determined within the unit price range provided by Ministry of Finance of PRC. Currently, Hongchang Coal reserves at RMB 6 per metric ton for safety expense and RMB 8.5 per metric ton for maintenance expense. Shuangrui Coal, Xingsheng Coal and Shunli Coal had no such reserve as of June 30, 2014.

F-66

The component of statutory reserves and the future contributions required pursuant to PRC Company Law are as follows:

	June 30, 2014	June 30, 2013	50% of registered capital	Future contributions required as of June 30, 2014

Hongli	$2,067,215	$2,067,215	$2,064,905	$-
Hongguang Power	-	-	1,514,590	1,514,590
Hongchang Coal	218,361	218,361	218,361	-
Shuangrui Coal	-	-	310,105	310,105
Xingsheng Coal	-	-	279,682	279,682
Hongrun	-	-	2,310,000	2,310,000
Hongyuan	-	-	1,500,000	1,500,000
Zhonghong	-	-	1,521,990	1,521,990
Statutory surplus reserve	2,285,576	2,285,576	9,719,633	7,436,367
Mine reproduction reserve	1,404,365	1,404,365	-	-
Total	$3,689,941	$3,689,941	$9,719,633	$7,436,367

Note 24 – Revenues by products

The Company considers itself, including its coal mining and coking operations and the sales of its coal and coke products, to be operating within one reportable segment. All of the Company’s products are sold within the PRC. Major products and respective for the years ended June 30, 2014 and 2013 are summarized as follows:

	For year ended June 30,
	2014	2013

Coke	$38,917,211	$31,171,635
Coal tar	2,884,303	1,719,416
Crude benzol	811,806	61,108
Coke powder	1,244,011	6,104,376
Coal slurries	598,638	819,134
Mid-coal	1,610,026	1,933,332
Washed coal	4,201,698	24,272,969
Raw coal	-	604,331
	$50,267,693	$66,686,301

Note 25 - Subsequent event

On September 24, 2014, the Company completed a registered sale of its common stock with two institutional investors under its shelf registration statement on Form S-3 pursuant to a Securities Purchase Agreement executed on September 18, 2014. Gross proceeds from the offering were approximately $14.3 million. After payment of expenses, the Registrant received approximately $13.1 million in net proceeds. In addition, the Registrant issued to the investors Series A warrants to purchase an aggregate of 1,409,423 common shares and Series B warrants to purchase an aggregate of 1,644,737 common shares. If fully exercised, the Company would receive aggregate gross proceeds from the warrants of approximately $18.9 million.

F-67

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock underlying the Warrants by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$4,110
Accounting fees and expenses	$40,000	*
Legal fees and expenses	$67,000	*
Printing and related expenses	$30,000	*
Transfer agent fees and expenses	$5,000	*
Miscellaneous	$5,000	*
Total	$151,110	*

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to our Articles of Incorporation, the Company will indemnify any of our officers and directors or any former officer or directors for such expenses and liabilities, in such manner, under such circumstances to such extent as permitted by the Florida Business Corporation Act, Section 607.0850, as amended.

Florida law permits a corporation, under specified circumstances, to indemnify our directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our Articles of Incorporation contain a provision stating that no director will be liable to the Company or to our stockholders for monetary damages for breach of fiduciary duty as a director. The intention of the foregoing provisions is to eliminate the liability of our directors to the fullest extent permitted by Florida law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities which we have sold during the last three years. We did not pay any commissions in connection with any of these sales.

Part II-1

On May 25, 2012, we issued a total of 30,424 restricted shares of common stock to Horizon Consulting Associates, LLC (“Horizon Consulting”), as a part of the consideration for accounting-related consulting services under the consulting agreement with Horizon Consulting. Such issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, in reliance upon Regulation D as promulgated by the SEC under the Securities Act.

On August 1, 2014, the Board of Directors authorized the issuance of 20,000 unregistered shares of common stock to Perceptive Programs, LLC, as compensation for investor relations services provided to the Company. The shares were issued on September 11, 2014. The shares are issued in return for services to be performed pursuant to an agreement for the period August 1, 2014 through July 31, 2015. No underwriters were involved in the issuance. The issuance was not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(2) thereof as a transaction by the Registrant not involving any public offering. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

On September 11, 2014, we issued 20,000 unregistered shares of our common stock to Perceptive Programs, LLC, which serves as our investor relations firm.

ITEM 16. EXHIBITS

2.1	Share Exchange Agreement dated July 17, 2009 between Ableauctions.com, Inc., Abdul Ladha and Hanifa Ladha and Top Favour Limited and the shareholders of Top Favour Limited (6)
2.2	First Amendment to the Share Exchange Agreement between Ableauctions.com, Inc., Abdul Ladha and Hanifa Ladha and Top Favour Limited and the shareholders of Top Favour Limited dated November 25, 2009 (9)
3.1	Articles of Incorporation, as amended (1)
3.2	Articles of Amendment to Articles of Incorporation (2)
3.3	Bylaws (1)
4.1	Specimen Stock Certificate of SinoCoking Coal and Coke Chemical Industries, Inc. (2)
4.2	Form of Series A Warrant to purchase Shares of Common Stock by the Company in favor of the Investors (23)
4.3	Form of Series B Warrant to purchase Shares of Common Stock by the Company in favor of the Investors (23)
4.4	Form of Series C Warrant to purchase Shares of Common Stock by the Company in favor of the Investors (23)
5.1	Opinion of Barnett, Bolt, Kirkwood, Long & McBride, P.A. *
5.2	Opinion of Kaufman & Canoles, P.C. *
10.1	1999 Stock Option Plan (4)
10.2	2002 Stock Option Plan for Directors (3)
10.3	2002 Consultant Stock Plan (5)
10.4	Agreement establishing the Able (U.S.) Liquidating Trust (7)
10.5	Agreement establishing the Able (U.S.) Distribution Trust (7)
10.6	Agreement establishing the Able (Canada) Distribution Trust (7)
10.7	Form of Securities Purchase Agreement (Regulation S) (2)
10.8	Form of Warrant dated February 5, 2010 (Regulation S) (2)
10.9	Form of Director’s Offer and Acceptance Letter (2)
10.10	Form of Officer’s Offer and Acceptance Letter (2)
10.11	Consulting Services Agreement dated March 18, 2009 (2)
10.12	Operating Agreement dated March 18, 2009 (2)
10.13	Equity Pledge Agreement dated March 18, 2009 (2)
10.14	Option Agreement dated March 18, 2009 (2)
10.15	Voting Rights Proxy Agreement dated March 18, 2009 (2)
10.16	Form of Warrant dated March 11, 2010 (Regulation S) (10)
10.17	Form of Securities Purchase Agreement (Regulation D) (10)

Part II-2

10.18	Form of Registration Rights Agreement (10)
10.19	Form of Warrant dated March 11, 2010 (Regulation D) (10)
10.20	Placement Agent Agreement (10)
10.21	Re-execution of Equity Pledge Agreement dated September 9, 2011(15)
10.22	Re-execution of Operating Agreement dated September 9, 2011(15)
10.23	Re-execution of Option Agreement dated September 9, 2011(15)
10.24	Re-execution of Voting Rights Proxy Agreement dated September 9, 2011(15)
10.25	Supplemental Agreement between Hongli and the Owners of Shuangrui Coal dated September 2, 2011(16)
10.26	Supplemental Agreement between Hongli and the Owners of Xingsheng Coal dated September 2, 2011(16)
10.27	Supplemental Agreement between Hongchang and the Owners of Shunli Coal dated September 2, 2011(16)
10.28	Loan Agreement between Top Favour and Ziben Tiantang dated December 8, 2013 (17)
10.29	Entrustment Agreement between Hongyuan and Jiyuan Tianlong dated December 18, 2013 (17)
10.30	Fourth Supplemental Agreement to Loan Agreement among Bairui Trust Co., Ltd., Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and Jianhua Lv, dated April 3, 2014 (19)
10.31	Securities Purchase Agreement, dated September 17, 2014, by and between the Company and the Investors (23)
14	Code of Ethics (8)
16	Letter from Friedman LLP dated July 29, 2014 (20)
21	Subsidiaries of SinoCoking Coal and Coke Chemical Industries, Inc. ^
23.1	Letter from Friedman LLP dated March 10, 2015*
23.2	Letter from HHC LLP dated March 10, 2015*
23.3	Letter from Barnett, Bolt, Kirkwood, Long & McBride, P.A. (included in Exhibit 5.1) *
23.4	Letter from Kaufman & Canoles, P.C. (included in Exhibit 5.2) *
99.1	Equity Interests Transfer Agreement between Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. on the one hand, and Dongping Wu, Xiaoling Zhao and Dianqing Li on the other, for the Shuangrui Equity Interests dated August 10, 2010 (11)
99.2	Equity Interests Transfer Agreement between Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. on the one hand, and Mingxun Du and Xingling Li on the other, for the Xingsheng Equity Interests dated August 10, 2010 (11)
99.3	Bank Acceptance Agreement between Hongli and Pingdingshan Rural Cooperative Bank dated January 7, 2011 (12)
99.4	Loan Agreement by and between Hongli and Bairei Trust Co., Ltd. dated April 2, 2011 (13)
99.5	Security Deposit Payment Agreement by and between Hongli and Bairei Trust Co., Ltd. dated April 2, 2011 (13)
99.6	Guarantee Agreement by and between Hongyuan and Bairei Trust Co., Ltd. dated April 2, 2011 (13)
99.7	Loan Agreement between Top Favour Limited and Ziben Tiantang Co., Ltd. dated June 17, 2011 (14)
99.8	Supply Agreement between Hongli and Wuhan Railway Zhongli Group Co., Ltd. dated January 1, 2011 (16)
99.9	Supply Agreement between Hongli and Daye Xinye Tegang Co., Ltd. dated January 2, 2011 (16)
99.10	Supply Agreement between Hongchang Coal and Wuhan Tieying Commerce Co., Ltd. dated January 3, 2011 (16)
99.11	Purchase Agreement between Baofeng Coking and Hongfeng Coal Processing and Coking Co., Ltd. dated January 1, 2011 (16)
99.12	Purchase Agreement between Baofeng Coking and Gansu Senbao Commerce Co., Ltd. dated January 3, 2011 (16)

Part II-3

99.13	Purchase Agreement between Baofeng Coking and Shaanxi Xiansheng Industry and Commerce Co., Ltd. dated January 3, 2011 (16)
99.14	Equity Interest Transfer Agreement between Baofeng Hongchang Coal Co., Ltd. on the one hand, and Jianguo Yang, Yaoqun Wang and Zhanjing Yang on the other, for the Shunli Equity Interests dated May 19, 2011 (16)
99.15	Mining permit of Hongchang coal mine (16)
99.16	Mining permit of Shunli coal mine (16)
99.17	Mining permit of Xingsheng coal mine (16)
99.18	Mining permit of Shuangrui coal mine (16)
99.19	Short-term Loan Agreement between Hongli and Yujiang Guan dated September 30, 2013 (17)
99.20	Assets Transfer Agreement (Supplement) between Hongli and PRCB dated December 30, 2013 (17)
99.21	Employment Agreement of Song Lv dated as of April 18, 2014 (18)
99.22	Lease Agreement of Coking Operations between Pingdingshan Hongfeng Coal Processing and Coking, Ltd., and Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., dated April 8, 2014 (19)
99.23	Press release dated September 29, 2014 titled “SinoCoking Announces Fiscal 2014 Results” (21)
99.24	Press release dated November 14, 2014 titled “SinoCoking Announces First Fiscal Quarter Results” (22)

*	Filed herewith

^	Previously filed

(1)	Incorporated by reference to the Form 10-SB filed by the Company with the SEC on November 18, 1999.
(2)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the SEC on February 8, 2010.
(3)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed by the Company with the SEC on March 27, 2003.
(4)	Incorporated by reference to the Form S-8 Registration Statement filed by the Company with the SEC on June 13, 2003.
(5)	Incorporated by reference to the Form S-8 Registration Statement filed by the Company with the SEC on May 8, 2002.
(6)	Incorporated by reference to the Current Report on Form 8-K filed by the Company with the SEC on July 17, 2009.
(7)	Incorporated by reference to the registration statement on Form 10-K filed by the Company with the SEC on March 31, 2010.
(8)	Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 filed by the Company with the SEC on March 30, 2004.
(9)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on November 25, 2009.
(10)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on March 15, 2010.
(11)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on August 10, 2010.
(12)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on January 18, 2011.
(13)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on April 5, 2011.
(14)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on June 23, 2011.

Part II-4

(15)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on September 12, 2011.
(16)	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed by the Company with the SEC on September 11, 2011.
(17)	Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 filed by the Company with the SEC on May 23, 2014.
(18)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on April 18, 2014.
(19)	Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed by the Company with the SEC on May 23, 2014.
(20)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on July 19, 2014
(21)	Incorporated by reference to the Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed by the Company with the SEC on September 29, 2014.
(22)	Incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed by the Company with the SEC on November 14, 2014.
(23)	Incorporated by reference to the Form 8-K Current Report filed by the Company with the SEC on September 18, 2014.

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, pursuant to the provisions described under Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification by it is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

Part II-5

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) if the Registrant is relying on Rule 430B: (A) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II-6

(7) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

Part II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Post-Effective Amendment No. 2 to Form S-3 on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pingdingshan, Henan Province, March 10, 2015.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.
By:	/s/ Jianhua Lv
Jianhua Lv
Chief Executive Officer and Chairman of the Board
(President)
Date: March 10, 2015

By:	/s/ Song Lv
Song Lv
Chief Financial Officer
(Secretary)
Date: March 10, 2015

 POWER OF ATTORNEY

We, the undersigned hereby severally constitute and appoint each of Jianhua Lv and Song Lv our true and lawful attorney and agent, with full power to each to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

By:	/s/ Jianhua Lv

Date: March 10, 2015	Jianhua Lv
Chief Executive Officer and Chairman of the Board
(President)

Date: March 10, 2015	By:	/s/ Song Lv
Song Lv
Chief Financial Officer and Secretary (Principal Financial Officer and Accounting Officer)

Date: March 10, 2015	By:	/s/ Hui Zheng
Hui Zheng
Vice President of Operations and Director

Date: March 10, 2015	By:	/s/ Yushan Jiang
Yushan Jiang
Independent Director

Signature-1

Date: March 10, 2015	By:	/s/ Hui Huang
Hui Huang
Independent Director

Date: March 10, 2015	By:	/s/ Haoyi Zhang
Haoyi Zhang
Independent Director

Signature-2